UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Colgate-Palmolive Company

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Colgate-Palmolive Company 2019 Proxy Statement Notice of Annual Meeting of Stockholders Friday, May 10, 2019

Colgate’s Priorities

Driving Organic Sales Growth
●Growing market share through superior marketing and brand engagement
●Innovating across the business
●Maximizing growth in e-commerce
●Working with Colgate’s retail partners for profitable growth
●Investing to drive penetration in growing populations

Maximizing Productivity Across The Income Statement
●Working to maximize the impact of Colgate’s restructuring program, known as the Global Growth and Efficiency Program
●Generating savings as part of Colgate’s ongoing funding-the-growth cost-saving initiatives
●Using advanced data analytics to identify opportunities that drive efficiencies for growth

Effective Deployment of Cash Flow
●Capital spending to drive growth and productivity
●Making smart acquisitions that expand Colgate’s categories, improve Colgate’s market positions and add capabilities
●Paying dividends every year since 1895 and increasing dividends for 56 consecutive years
●Returning value to stockholders through consistent share repurchases

Leading To Win
●Committed to conducting business with the highest integrity, incorporating Colgate’s values of Caring, Global Teamwork and Continuous Improvement
●Focused on building a future to smile about through a global sustainability strategy centered around People, Performance and Planet
●Governance is an ongoing commitment shared by the Board of Directors, management and all Colgate people

Learn more about Colgate’s key priorities from the Annual Report, available in the Investors section of Colgate’s website at www.colgatepalmolive.com

To learn about Colgate’s sustainability commitment, see the inside back cover of this Proxy Statement. Additional information about Colgate’s sustainability initiatives, including its Sustainability Report, is available in the Sustainability section of Colgate’s website at www.colgatepalmolive.com

(The information on the Annual Report and Sustainability web pages is not incorporated by reference into, and does not form part of, this Proxy Statement)

Message from Our Chairman and CEO

March 27, 2019

Dear Fellow Colgate Stockholder:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders on Friday, May 10, 2019, at 10:00 a.m. Eastern Daylight Time, in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036.

At the meeting, we will ask you to elect as directors the eleven nominees named in the Proxy Statement, to ratify the selection of the independent registered public accounting firm, to cast an advisory vote on executive compensation and to approve an incentive compensation plan for Colgate employees and non-employee directors. In addition, one stockholder proposal will be offered for your consideration, if properly presented at the meeting. You will also have an opportunity to hear from Noel R. Wallace, who as previously announced will assume the role of President and Chief Executive Officer on April 2, 2019, and we will review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares.

The Proxy Statement includes a section highlighting the Company’s corporate governance practices. The Company and the Board of Directors have a longstanding commitment to good governance, and the Board of Directors reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. We invite you to review the letter from our Board of Directors that begins on the next page and the governance section beginning on page 7 of the Proxy Statement to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered. You may vote your proxy via the internet or by telephone. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Very truly yours,

Ian Cook
Chairman and Chief Executive Officer

As a stockholder you have an important role to play in Colgate’s future. Please take the time to vote in advance of this year’s meeting.”

Letter to Stockholders from Our Board of Directors

March 27, 2019

Dear Fellow Colgate Stockholder:

We are honored to serve as your Board and want to thank you for placing your trust in us to oversee your Company and to represent you and your interests.

Together with Colgate’s management team, we are focused on delivering long-term shareholder return and building long-term business success through good corporate governance and the design and implementation of Colgate’s key strategic business priorities – growing sales through engaging with consumers, developing world-class innovation and working with retail partners; driving efficiency on every line of the income statement to increase margins; generating strong cash flow performance and utilizing that cash effectively to enhance total shareholder return; and leading to win by staying true to the Company’s culture, developing Colgate people and focusing on all of its stakeholders.

We are pleased to have this opportunity to highlight for you a few key developments for Colgate in the last year.

CEO Succession Planning
Consistent with our well-established, long-term succession planning process, on February 11, 2019, we announced that we had elected Noel R. Wallace as President and Chief Executive Officer and a member of our Board, effective April 2, 2019. We also requested that Ian Cook, who has served as Chief Executive Officer since 2007, remain as Executive Chairman for a period of up to twelve months in connection with the leadership transition.

The development of candidates who can be future CEOs has long been a key priority for us. Our Company is a leader in talent development and executive succession planning, with a well-established global program for all functional leaders, which is embedded in the Company’s enterprise risk management process. Led by the Personnel and Organization Committee of the Board, we closely monitor the people development and succession planning process at all senior levels.

We are extremely grateful to Ian for his strong leadership as CEO over nearly twelve years, and look forward to Noel bringing to the job of leading Colgate his exceptional experience, integrity and sharp focus on accelerating growth.

Together with Colgate’s management team, we are focused on delivering long-term shareholder return and building long-term business success. ”

Letter to Stockholders from Our Board of Directors

Board Refreshment and Tenure
Overall Board composition and refreshment remain a priority for us. Our current Board is a diverse, distinguished group with a wide array of experience, skills and other qualifications. All of our Board members are independent, other than Ian Cook (and, as of April 2nd, Noel Wallace). Having added six new independent directors since 2014, the average tenure of the independent directors nominated for election at our 2019 Annual Meeting of Stockholders is now 5.9 years.

Our recently elected directors bring varied professional expertise that allows them to contribute to the Board’s oversight of Colgate’s business strategy and support the future growth of Colgate’s business, with a particular focus on skills and experiences that are crucial in today’s environment, such as e-commerce and digital marketing. In undertaking our board refreshment process, we have sought to combine expertise in new capabilities and disciplines, as well as fresh perspectives, with the valuable insights into Colgate and its operations that directors develop over time. We would also like to extend our thanks to Ellen M. Hancock, who has elected to retire and is not standing for reelection at our 2019 Annual Meeting of Stockholders, for her dedicated Board service and her significant contributions to Colgate’s business success and governance excellence.

Evolution of Colgate’s Long-Term Incentive Program
The Personnel and Organization Committee recently oversaw a comprehensive review of our compensation strategy and program. Given the accelerated pace of marketplace change and challenging macroeconomic conditions, the Personnel and Organization Committee, with support from the other independent directors, decided to evolve the Company’s long-term incentive program to focus on Colgate’s performance relative to peers. This acknowledges the challenge of setting performance targets over a three-year horizon and instead holds managers accountable for outperforming peer companies, no matter the marketplace conditions. For the 2018 to 2020 performance cycle, awards will be payable based on Colgate’s growth in organic sales and net income relative to peers, with awards to be modified based on Colgate’s total shareholder return over the three-year performance cycle relative to peers. For the 2019 to 2021 performance cycle, an additional performance goal measuring Colgate’s cash flow productivity, defined as free cash flow before dividends as a percentage of net income, was added to the organic sales and net income goals as an indicator of the Company’s ability to generate cash to satisfy current and future obligations, reinvest in business-building activities and return value to stockholders. By focusing the organization on delivering peer-leading performance on these key performance measures, we believe the long-term incentive program will align pay and performance for executives and will enhance long-term shareholder value.

Thank you for your trust and support and your continued investment in Colgate.

Very truly yours,			Overall Board composition and refreshment remain a priority for us.”

Colgate’s Board of Directors

Ian Cook	Charles A. Bancroft	John P. Bilbrey

John T. Cahill	Lisa M. Edwards	Helene D. Gayle

Ellen M. Hancock	C. Martin Harris	Lorrie M. Norrington

Michael B. Polk	Stephen I. Sadove

Notice of Annual Meeting of Stockholders

Logistics

DATE AND TIME Friday, May 10, 2019, at 10:00 a.m. Eastern Daylight Time

LOCATION Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036

WHO CAN VOTE Stockholders of record at the close of business on March 11, 2019 are entitled to vote at the Annual Meeting

Items to be Voted On	Board Recommendation
PROPOSAL 1 Elect as directors the eleven nominees identified in the Proxy Statement	FOR each director nominee
PROPOSAL 2 Ratify selection of PricewaterhouseCoopers LLP as Company’s independent registered public accounting firm for 2019	FOR
PROPOSAL 3 Advisory vote on executive compensation	FOR
PROPOSAL 4 Approve Colgate-Palmolive Company 2019 Incentive Compensation Plan	FOR
PROPOSAL 5 Stockholder proposal, if properly presented at the meeting	AGAINST

Stockholders will also consider and act upon such other business as may properly come before the meeting.

Your vote is important. We encourage you to vote by proxy even if you plan to attend the meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your Notice of Internet Availability or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the meeting.

March 27, 2019

Jennifer M. Daniels
Chief Legal Officer and Secretary

Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

Proxy Statement Summary

This summary highlights information about Colgate-Palmolive Company (referred to in this Proxy Statement as “we,” “Colgate” or the “Company”) and Colgate’s upcoming 2019 Annual Meeting of Stockholders (the “Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

About Colgate
Living Our Values: Colgate’s approximately 34,500 employees worldwide share a commitment to our three core corporate values: Caring, Global Teamwork and Continuous Improvement. These values are reflected not only in the quality of our products and the reputation of our Company, but also in our dedication to serving the communities where we do business.

CARING	GLOBAL TEAMWORK	CONTINUOUS IMPROVEMENT
The Company cares about people: Colgate people, customers, stockholders and business partners. Colgate is committed to acting with compassion, integrity, honesty and high ethics in all situations, to listening with respect to others and to valuing differences. The Company is also committed to protecting the global environment, to enhancing the communities where Colgate people live and work, and to being compliant with government laws and regulations.	All Colgate people are part of a global team, committed to working together across countries and throughout the world. Only by sharing ideas, technologies and talents can the Company achieve and sustain profitable growth.	Colgate is committed to getting better every day in all it does, as individuals and as teams. To further this commitment, Colgate people regularly undertake foreign assignments and participate in internal and external talent development programs. By better understanding consumers’ and customers’ expectations and always working to innovate and improve products, services and processes, Colgate will continuously improve.

Colgate Today: We are a $15.5 billion global consumer products company with products sold in over 200 countries and territories across four core categories:

Oral Care		Personal Care		Home Care		Pet Nutrition

Key Brands		Key Brands		Key Brands		Key Brands
●Colgate ●elmex	●Tom’s of Maine ●Sorriso	●Palmolive ●Speed Stick ●Lady Speed Stick ●Softsoap ●Irish Spring	●Protex ●Sanex ●Elta MD ●PCA Skin	●Palmolive ●Ajax ●Axion	●Fabuloso ●Soupline ●Suavitel	●Hill’s Science Diet ●Hill’s Prescription Diet

TOOTHPASTE #1 market share worldwide[1]		LIQUID HAND SOAP #1 market share worldwide[1]		LIQUID FABRIC CONDITIONER AND HAND DISHWASHING #2 market share worldwide[1]		HILLS PET NUTRITION #1 market share in vet clinics in U.S.[2] Products sold in over 80 countries and territories
MANUAL TOOTHBRUSH #1 market share worldwide[1]		BAR SOAP AND LIQUID BODY CLEANSING #2 market share worldwide[1]		Worldwide 2018 Net Sales

MOUTHWASH #2 market share worldwide[1]
[1]	Based on markets where we compete and purchase market share data
[2]	Based on IDEXX market share data

2

Proxy Statement Summary

Roadmap of Voting Items

The Board of Directors (the “Board”) recommends that you vote as follows on each proposal:

Proposal 1 Election of the Board of Directors
●Diverse slate of director nominees with strong leadership experience ●Director skills and attributes facilitate effective oversight of business strategies, risk management and people development	●9 out of 11 director nominees are independent ●Robust record of board refreshment with 6 new independent directors since 2014 ●Strong corporate governance practices promote shareholder value

Your Board recommends a vote FOR each director nominee	See page 59 for further information
Proposal 2 Ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2019
●Independent firm with few ancillary services and reasonable fees ●Significant industry and financial reporting expertise ●PwC has audited the Company’s accounts since May 2002	●Lead audit partner rotated in 2019 ●The Audit Committee annually evaluates PwC and has determined that its continued retention is in the Company’s best interests

Your Board recommends a vote FOR this proposal	See page 59 for further information
Proposal 3 Advisory vote on executive compensation
●High percentage of compensation is variable and tied to annual and long-term performance ●Direct link between incentive payments and achievement of business goals and shareholder value	●Multiple performance measures used ●Programs designed to compensate at approximately median level ●Strong compensation governance features

Your Board recommends a vote FOR this proposal	See page 62 for further information
Proposal 4 Approval of the Colgate-Palmolive Company 2019 Incentive Compensation Plan for employees and non-employee directors
●Allows the Company to continue to make annual and long-term incentive awards to the Company’s officers and employees
●Provides incentives that are directly linked to the future growth and profitability of the Company’s business
●Provides reasonable compensation to non-employee directors ●Gives the Company a competitive advantage in attracting, motivating and retaining officers, employees and/or directors

Your Board recommends a vote FOR this proposal	See page 62 for further information

Proposal 5 Stockholder Proposal: Independent Board Chairman
●Strong independent Lead Director with clear and robust duties, along with independent committee chairs, provides meaningful independent Board leadership and ensures proper checks and balances
●The Company’s active and independent Board ensures that the full Board, and not the Chairman alone, determines the Board’s focus

●Other corporate governance safeguards in place at the Company help to ensure Board effectiveness and accountability
●Stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Company based on the facts and circumstances existing from time to time

Your Board recommends a vote AGAINST this proposal	See page 71 for further information

2019 Proxy Statement	3

Proxy Statement Summary

Director Nominees

The following table provides summary information about the eleven director nominees the Board has nominated for election at the Annual Meeting. Additional information about each nominee’s background and experience can be found beginning on page 13.

		Years of Tenure	Committee Memberships				Other Current Public Company Boards
Name and Principal Occupation	Age		AUD	FIN	GOV	P&O
Ian Cook(1) Chairman and Chief Executive Officer, Colgate-Palmolive Company	66	12	⬤	⬤	⬤	⬤	PepsiCo, Inc.
Charles A. Bancroft Independent Chief Financial Officer and Executive Vice President, Global Business Operations, Bristol-Myers Squibb Company	59	2	⬤	⬤	⬤	⬤
John P. Bilbrey Independent Former Chairman, President and Chief Executive Officer, The Hershey Company	62	4	⬤	⬤	⬤	⬤	Elanco Animal Health Inc.
John T. Cahill Independent Vice Chairman, The Kraft Heinz Company	61	14	⬤	⬤	⬤	⬤	American Airlines Group Inc. The Kraft Heinz Company
Lisa M. Edwards(2) Independent Executive Vice President, Strategic Business Operations, Customer and Partner Engagement, Salesforce.com, Inc.	51	0	⬤	⬤	⬤	⬤
Helene D. Gayle Independent President and Chief Executive Officer, The Chicago Community Trust	63	9	⬤	⬤	⬤	⬤	The Coca-Cola Company
C. Martin Harris Independent Associate Vice President of the Health Enterprise and Chief Business Officer, Dell Medical School	62	3	⬤	⬤	⬤	⬤	Healthstream, Inc. Invacare Corporation Thermo Fisher Scientific Inc.
Lorrie M. Norrington Independent Operating Partner, Lead Edge Capital LLC	59	4	⬤	⬤	⬤	⬤	Autodesk, Inc. Eventbrite, Inc. HubSpot, Inc.
Michael B. Polk Independent President and Chief Executive Officer, Newell Brands Inc.	58	5	⬤	⬤	⬤	⬤	Newell Brands Inc.
Stephen I. Sadove Independent, Lead Director Founding Partner, JW Levin Management Partners LLC	67	12	⬤	⬤	⬤	⬤	Aramark Movado Group, Inc. Park Hotels & Resorts Inc.
Noel R. Wallace(3) President and Chief Operating Officer, Colgate-Palmolive Company	54	0	⬤	⬤	⬤	⬤

AUD Audit          FIN Finance          GOV Nominating & Corporate Governance          P&O Personnel & Organization          ⬤ Member          ⬤ Chair

(1)	As previously announced, Mr. Cook will transition to Executive Chairman on April 2, 2019.
(2)	Ms. Edwards, who became a director in 2019, is expected to be appointed to committees in 2019.
(3)	As previously announced, Mr. Wallace has been elected President and Chief Executive Officer and a member of the Board, effective April 2, 2019.

Director Nominee Highlights

Diversity of Tenure, Age, Gender and Background

INDEPENDENT DIRECTOR NOMINEE TENURE	DIRECTOR NOMINEE AGE	DIRECTOR NOMINEE GENDER	BOARD REFRESHMENT SINCE 2014
Average Independent Director Nominee Tenure	Average Age
5.9	60	27%	6
YEARS	YEARS	FEMALE	NEW INDEPENDENT DIRECTORS

5 newer independent director nominees (4 years or less)	5 director nominees under 60	3 female director nominees	We have also refreshed 3 committee chairs since 2016

2 medium-tenured independent director nominees (5 to 10 years)	4 director nominees 60 to 65	8 male director nominees

2 experienced independent director nominees (more than 10 years)	2 director nominees over 65

4

Proxy Statement Summary

Director Nominee Experience, Qualifications, Attributes and Skills

The Nominating and Corporate Governance Committee (the “Governance Committee”) seeks to compose a Board with members who have a broad range of experiences, skills, diversity and different points of view. In addition to educational achievement and a strong moral and ethical character, the following skills and attributes were all considered by the Board in connection with this year’s director nomination process:

Business Operations	Regulatory and Public Service	International	Diversity
9 of 11 director nominees	3 of 11 director nominees	10 of 11 director nominees	4 of 11 director nominees

Industry	Information Technologies	Corporate Governance
9 of 11 director nominees	3 of 11 director nominees	9 of 11 director nominees

Governance Highlights

Colgate’s Board believes that good corporate governance accompanies and greatly aids Colgate’s long-term business success. The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. The governance section beginning on page 7 describes Colgate’s corporate governance framework and commitment, which includes the following highlights:

BOARD FOCUSED ON KEY BUSINESS PRIORITIES
✓	Board plays major role in overseeing business strategy, risk management, succession planning and people development
FOCUS ON BOARD PERFORMANCE
✓	Board composition defined by strong leadership, diversity and experience
✓	97% average attendance of incumbent directors at Board and committee meetings
✓	Annual Board and committee self-evaluations
✓	Regular independent director evaluations
✓	Regular review of committee charters, corporate governance guidelines and related policies
ALIGNMENT WITH STOCKHOLDER INTERESTS
✓	Substantial majority of director compensation paid in Colgate stock
✓	Robust stock ownership requirements for directors and officers
✓	Clawback, anti-hedging and anti-pledging policies
✓	Pay-for-performance philosophy
BOARD INDEPENDENCE
✓	Strict director independence standards
✓	9 out of 11 director nominees are independent
✓	Board committees are 100% independent
✓	Independent Lead Director
✓	Executive sessions of independent directors are held at every regularly scheduled Board meeting
STOCKHOLDER RIGHTS
✓	Annual election of all directors
✓	Majority voting and director resignation policy for directors in uncontested elections
✓	Stockholders have ability to act by written consent
✓	Board adopted proxy access in January 2016

2019 Proxy Statement	5

Proxy Statement Summary

Executive Compensation Program Highlights

The key principles underlying the Company’s compensation philosophy are aligning pay and performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining high-quality talent.

In 2018, the compensation of the Named Officers (as defined in the Compensation Discussion and Analysis, or “CD&A”) was designed so that approximately 75-90% of their target direct compensation (salary and target annual and long-term incentives) would be performance-based. Annual and long-term incentive award payments vary from target levels based on the Company’s business performance, and the value of equity awards also varies based on the performance of the Company’s common stock (“Common Stock”). Based on the Company’s actual performance, incentive award payments awarded to Colgate’s Named Officers in 2018 were approximately 50-60% below target, reflecting the pay-for-performance alignment.

Colgate’s executive compensation program for 2017 received substantial stockholder support and was approved, on an advisory basis, by
91.9%
of stockholders voting on the proposal at the 2018 Annual Meeting of Stockholders.

Compensation Governance

Colgate’s key executive compensation practices include the following:

✓	High percentage of compensation is tied to performance and is variable
✓	Programs designed to compensate at approximately the median level
✓	Multiple performance measures used
✓	Robust stock ownership guidelines
✓	Ability to claw back compensation
✓	Limited perquisites
✓	Double-trigger vesting of severance payments upon change in control
✓	No executive officer employment agreements
✓	No hedging or pledging of Colgate stock is permitted
✓	No backdating or repricing of stock options
✓	No tax gross-ups on perquisites or severance

Please see the CD&A beginning on page 26 for a detailed description of Colgate’s executive compensation programs.

6

Governance of the Company

Colgate’s Corporate Governance Commitment
Colgate’s Board believes that good corporate governance accompanies and greatly aids Colgate’s long-term business success. Colgate’s key strategic business priorities are growing sales through engaging with consumers, developing world-class innovation and working with retail partners; driving efficiency on every line of the income statement to increase margins; generating strong cash flow performance and utilizing that cash effectively to enhance total shareholder return; and leading to win by staying true to the Company’s culture, developing Colgate people and focusing on all of its stakeholders. Colgate’s Board has been at the center of these key strategies, helping to design and implement them, and seeing that they guide the Company’s operations.

The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value.

Board Independence, Expertise and Accountability
Strict Director Independence Standards
With the exception of Ian Cook, Colgate’s Chairman and Chief Executive Officer (the “CEO”), Colgate’s Board is currently composed entirely of independent directors. As previously announced, on April 2, 2019, Mr. Cook will transition to Executive Chairman and Noel R. Wallace, currently the Company’s President and Chief Operating Officer, will assume the role of President and CEO and also become a member of the Board. Following this transition, the entire Board will remain independent except for the Executive Chairman and the CEO. All members of the Audit Committee, the Finance Committee, the Governance Committee and the Board’s compensation committee, known as the Personnel and Organization Committee (the “P&O Committee”), are independent directors. The Board believes that an independent director should be free of any relationship with Colgate or its senior management that may in fact or in appearance impair the director’s ability to make independent judgments or compromise the director’s objectivity and loyalty to stockholders. Based on this principle, the Board adopted director independence standards that outline the types of relationships, both personal and professional, between directors and the Company, its senior management, other directors and third parties that, if present, would preclude a finding of independence. These standards, which are stricter than those required by the listing standards of the New York Stock Exchange (the “NYSE”), guide the Board’s annual affirmative determinations of independence. A copy of the standards is available on the Company’s website. For more information regarding Colgate’s independence standards and the Board’s determinations of independence, see “Director Independence.”

Executive Sessions/Lead Director
The independent directors of the Board meet in executive session, without any members of management present, at every regularly scheduled Board meeting. The Lead Director chairs these sessions. The Lead Director serves a three-year term and is selected by the independent directors following nomination by the Governance Committee. Stephen I. Sadove is currently serving as Lead Director. For more information regarding the responsibilities of the Lead Director and the Board’s leadership structure, see “Board Structure and Responsibilities—Board Leadership Structure.”

All Directors Elected Annually by Majority Vote
Colgate’s Board is accountable to stockholders through the annual election of all directors by majority vote. Colgate has never had a staggered board. Under Colgate’s by-laws, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast, the by-laws require the director to promptly tender his or her resignation to the Board. The Governance Committee will then consider the resignation and make a recommendation to the Board.

Director Attendance at Annual Meetings
It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders, unless extraordinary circumstances prevent a director’s attendance. All of the directors who were elected to the Board at the 2018 Annual Meeting were in attendance.

2019 Proxy Statement	7

Governance of the Company

Proxy Access
In January 2016, the Board approved amendments to the Company’s by-laws to permit a group of up to 20 stockholders who have owned at least three percent of Colgate’s outstanding Common Stock continuously for at least three years to submit director nominees (up to the greater of two individuals or 20% of the Board) for inclusion in the Company’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s by-laws.

Audit Committee Independence and Financial Literacy
All members of the Audit Committee are independent directors. The Board has also determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined under the rules of the Securities and Exchange Commission (the “SEC”), and that they meet the independence and financial literacy requirements of the NYSE.

Board Experience and Diversity
As its present directors exemplify, Colgate values enterprise leadership experience, relevant sector experience in the fields of business, industry, regulatory and public service and information technologies, international experience, corporate governance experience, educational achievement, strong moral and ethical character and diversity. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s website. For more information regarding the role of diversity in the selection of nominees for Board membership, see “The Board of Directors—Director Experience, Skills and Qualifications.”

Board Focused on Key Business Priorities

Strategic Role of Board	Role of Board in Risk Management (including Cybersecurity)	Succession Planning and People Development
The Board plays a major role in overseeing Colgate’s business strategy. It reviews the Company’s strategic plan and receives detailed briefings throughout the year on critical aspects of its implementation. These include performance reviews of operating divisions, product category reviews, presentations regarding research and development initiatives and reports from specific disciplines such as supply chain and information technology.	The Board oversees the Company’s risk management process to ensure it is properly designed, well-functioning and consistent with Colgate’s overall corporate strategy. Annually, the Board or a relevant committee reviews each of the top risk areas identified by management and receives reports more regularly for certain risk areas to ensure risks are being adequately managed. The Company’s Chief Information Security Officer provides a report to the Board on cybersecurity at each in-person Audit Committee meeting.	The Board has extensive involvement in succession planning and people development, with special focus on CEO succession. It discusses potential successors to key executives and examines backgrounds, capabilities and appropriate developmental assignments. Regular reviews of professional training programs, benefit programs and career development processes assist the Board in guiding the Company’s people development initiatives.

Directors are Stockholders
Director Compensation in Stock
On average, 82% of a non-employee director’s compensation was paid in Colgate equity in 2018. For more information regarding director compensation, see “Compensation of Directors.”

Significant Levels of Director Stock Ownership
Board members own significant amounts of Colgate stock. Under the Company’s stock ownership guidelines, independent directors are required to own stock equal in value to at least five times their annual share grant. For more information on director stock ownership, see “Stock Ownership—Stock Ownership of Directors and Executive Officers.”

Established Policies Guide Governance and Business Integrity
Corporate Governance Guidelines
First formalized in 1996, the corporate governance guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues, which the Board believes are best practice. As part of its ongoing review of best practices in corporate governance, the Board periodically reviews and updates the guidelines. A copy of the guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues,” is available on the Company’s website.

8

Governance of the Company

Code of Conduct
The Board sponsors the Company’s Code of Conduct, which promotes the highest ethical standards in all of the Company’s business dealings. The Global Ethics and Compliance function, headed by a corporate officer who reports to the CEO and provides reports directly to the Audit Committee, oversees compliance with these standards and periodically reviews and updates the Code of Conduct in conjunction with the Company’s Global Legal Organization. The Code of Conduct applies to the Company’s directors and employees, including the CEO, the Chief Financial Officer and the chief accounting officer (the Controller), and satisfies the SEC’s requirements for a code of ethics for senior financial officers. The Code of Conduct is available on the Company’s website.

Business Integrity Initiatives
The Board supports the Company’s efforts to effectively communicate its commitment to ethical business practices, which are led by the Company’s Global Ethics and Compliance function. To further this goal, all Company employees worldwide are required to annually certify that they understand and comply with the Code of Conduct. In addition, the Company’s executives and key managers worldwide participate in training programs regarding the Code of Conduct, Colgate’s values, effective leadership and the applicable laws and regulations that govern Colgate’s business practices around the world. Colgate directors also annually certify their compliance with the Code of Conduct.

Political Expenditures
As set forth in the Company’s Code of Conduct, the Company has a longstanding policy against making contributions to any political party or candidate. In addition, each year, the Company advises its U.S. trade associations of this policy to prevent the use of Company dues or contributions for any such expenditures and requests that such associations which receive at least $10,000 annually from the Company confirm their compliance with this policy.

Sustainability
Colgate places a high priority on operating in a responsible and respectful manner, with a focus on three key areas—People, Performance and Planet. To provide incentives for Colgate people to integrate sustainability into business strategy and operations, Colgate’s global sustainability initiatives are among the individual objectives used to determine the compensation for many of Colgate’s senior managers. For more information regarding Colgate’s sustainability commitment and initiatives, see the inside back cover of this Proxy Statement and the Sustainability section of the Company’s website.

Restrictions on Hiring Audit Firm Employees
To bolster the independence of Colgate’s independent registered public accounting firm and the integrity of Colgate’s internal financial reporting and audit processes, Colgate has a longstanding policy prohibiting the Company from hiring any partners or managers engaged in an audit of the Company or any employees engaged in the corporate portion of an audit of the Company from PricewaterhouseCoopers LLP, Colgate’s independent registered public accounting firm, within five years of the end of their engagement without the approval of the Audit Committee.

Hedging and Pledging Policies
To further ensure that the interests of Colgate’s directors, officers and senior managers are aligned with those of Colgate’s stockholders, the Company’s hedging policy prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. The policy also discourages all other employees from entering into such transactions. Further, to prevent forced sales of Colgate stock by Colgate’s directors and officers, the Company prohibits Colgate’s directors and officers from pledging Colgate stock.

Clawback Policy
The Company’s clawback policy permits Colgate to recoup cash and equity-based incentive awards made to an officer subject to the policy if the financial results on which such awards were based are subsequently restated and such officer’s intentional misconduct contributed to the restatement.

Direct Access to Management
Management Participation at Board Meetings
Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand irrespective of seniority. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

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Governance of the Company

Direct Access to Management
The Board’s direct access to management continues outside the boardroom during discussions with corporate officers, division presidents and other employees, often without the CEO present. Directors are invited to contact senior managers directly with questions and suggestions.

Ensuring Management Accountability
Performance-Based Compensation
Colgate has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the CD&A, the P&O Committee adheres to this pay-for-performance philosophy, and stock-based incentive awards are a significant component of senior management’s overall compensation.

CEO Evaluation Process
The Board’s evaluation of the CEO is a formal annual process. The CEO is evaluated by the Board against the goals set each year, including both objective measures (such as earnings per share) and subjective criteria reflective of the Company’s strategy and core values. As part of the overall evaluation process, the Board meets informally with the CEO to give feedback on a regular basis.

Board Practices Promote Effective Oversight
Board Size
Designed to maximize board effectiveness, Colgate’s by-laws fix the number of directors between seven and 15. The number of directors is currently fixed at eleven, to be increased to twelve on April 2, 2019 when Mr. Wallace becomes a member of the Board and then decreased to eleven upon the completion of Ellen M. Hancock’s current term. Eleven directors have been nominated for election at the Annual Meeting.

Directorship Limits
To ensure that directors are able to devote sufficient time to properly discharge their duties, Colgate’s corporate governance guidelines provide that directors should not serve on more than three other public company boards.

Meeting Attendance
On average, the incumbent directors attended 97% of the meetings of the Board and the committees on which they served in 2018. No incumbent director attended less than 75% of these meetings.

Continuous Improvement Through Evaluation and Education
Board Self-Evaluation Process
Each year, the Board evaluates its performance against criteria that it has determined are important to its success. One or more of the following topics may be considered during such evaluations: financial oversight, succession planning, executive compensation, strategic planning, corporate governance, ethics and compliance and Board structure and role. The Board then considers the results of the evaluation and identifies steps to enhance its performance.

Board Committee Evaluations
Self-evaluations of the Board’s committees are also conducted annually. The results of these evaluations are reviewed with each committee, and further enhancements are agreed for each committee.

Individual Director Evaluations
Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process to be used every three years. Using director effectiveness criteria selected by the Board following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors by an external facilitator. This process, which the Board intends to conduct again in 2019, enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

Ongoing Director Education
Outside experts periodically present to the Board on various subjects. During 2018, such subjects included executive compensation trends and regulatory and governance topics. From time to time, Colgate’s directors also visit Colgate operations around the world, deepening their understanding of Colgate’s business.

10

Governance of the Company

The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s longstanding practice, the Board is independent, consisting of a substantial majority of outside directors. Currently, the Board has eleven directors, with ten independent directors and one employee director, Ian Cook, who is the CEO of the Company and Chairman of the Board. As previously announced, on April 2, 2019, Mr. Cook will transition to Executive Chairman and Noel R. Wallace, currently the Company’s President and Chief Operating Officer, will assume the role of President and CEO and also become a member of the Board. Following this transition, the Board will consist of twelve directors, with ten independent directors and two employee directors. Ellen M. Hancock, who has served as a director since 1988, is not standing for reelection and will retire from the Board effective as of the Annual Meeting.

The Board met seven times during 2018. On average, the incumbent directors attended 97% of the meetings of the Board and the committees on which they served in 2018.

During 2018, the independent directors met in executive session without Mr. Cook or other members of management present at every regularly scheduled Board meeting.

Director Experience, Skills and Qualifications
The Board selects director candidates based on the recommendation of the Governance Committee. The Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time. The Company has engaged a third-party international executive search firm to assist the Governance Committee in identifying and evaluating potential director candidates.

The Governance Committee seeks to compose a Board with members who have a broad range of experiences and skills and different points of view, with a particular emphasis on enterprise leadership experience, relevant sector experience in the fields of business, industry, regulatory and public service and information technologies, international experience, corporate governance experience, educational achievement, strong moral and ethical character and diversity. This variety and depth of experience enables the Board collectively to understand the Company’s global business and its consumers around the world and the directors individually to make significant contributions to the deliberations of the Board.

In 2002, the Board adopted a written statement, known as the Independent Board Candidate Qualifications and made available on the Company’s website, outlining the qualities sought in directors of the Company. This statement, which was most recently updated in 2015, is used by the Governance Committee in evaluating individual director candidates. It highlights the following skills and experiences, among others, as being important to creating an effective, well-rounded and diverse Board:

Experience, Skill or Qualification	Rationale

Business Operations—Is or has been the Chief Executive Officer, Chief Operating Officer or other major operating or staff officer of a major public corporation, with a background in marketing, finance and/or business operations.

Directors who have served in these roles possess exceptional leadership qualities and demonstrate a practical understanding of how large organizations operate, including strategic planning and risk management. Given the Company’s focus on growing market share through superior marketing and brand engagement, directors with expertise in marketing provide the Company with particularly important insights. The Company also uses a variety of financial metrics to measure its performance, and accurate financial reporting and accounting are critical to the Company’s success. Therefore, directors with financial experience, including an understanding of accounting and financial reporting processes, provide an essential oversight role.

Industry—Has experience in the fast-moving consumer goods industry or other complementary field, such as public health.

Directors with experience in the fast-moving consumer goods industry have experience with consumer engagement and therefore can provide valuable market and consumer insights, as well as contribute a broad understanding of industry trends. Directors with experience in complementary industries, such as the pharmaceutical industry and public health, also bring important perspectives and knowledge to the Company’s business, including with respect to engagement with dental, veterinary and skin health professionals and initiatives such as the Company’s Bright Smiles, Bright Futures™ oral health education program.

Regulatory and Public Service—Has experience working in a highly regulated industry, such as pharmaceutical, health care or insurance, or relevant government, academic or non-profit experience.

Directors with experience in highly regulated industries bring valuable insights to the Company because the Company’s business requires compliance with a variety of regulatory requirements around the world. Directors with experience serving in or interacting with government and governmental organizations help strengthen the Company’s understanding of the impact governmental actions and socioeconomic trends can have on the Company’s business. This is particularly important in times of global market volatility and political and social unrest.

Information Technologies—Has experience with information technology, e-commerce or digital marketing.

The Company is focused on maximizing growth in e-commerce and using digital marketing as a way of reaching today’s consumers. Directors with experience in those fields are therefore able to provide insights that help the Company advance powerful commercial strategies in the rapidly changing digital and e-commerce landscapes. In addition, directors with expertise in information technologies, including enterprise software and machine learning, provide helpful oversight with respect to cybersecurity matters and the use of technology to enhance efficiency of operations.

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Governance of the Company

Experience, Skill or Qualification	Rationale

International—Has significant international experience, whether through managing international business operations or living and working outside the United States; an understanding of the language and culture of non-English speaking countries is also important.

Since approximately 70% of the Company’s net sales are generated outside the United States and the Company is focused on continuing to drive penetration in markets with growing populations, having directors with experience managing international operations is essential. Exposure to different cultural perspectives and practices is also important in helping the Company meet the needs of its global consumers in the over 200 countries and territories worldwide in which it competes.

Corporate Governance—Has sufficient applicable experience to understand fully the legal and other responsibilities of an independent director of a U.S.-based public company.

Good corporate governance accompanies and greatly aids the Company’s long-term business success. Having directors with experience serving as directors of other U.S. public companies helps ensure the Board deeply understands its roles and duties and the Company remains at the forefront of good corporate governance.

The Governance Committee expects each of the Company’s directors to have the personal qualities necessary to make a substantial contribution to the Board, including high moral and ethical standards, strong communication and interpersonal skills, a commitment to Colgate’s success and the willingness and ability to devote sufficient time to discharge their duties. Prospective directors must also satisfy the Company’s director independence standards.

In addition, the Governance Committee has a policy of promoting diversity on the Board, including diversity of points of view and diversity in the traditional sense (including gender, racial and ethnic diversity). The Governance Committee implements this policy through its director recruitment efforts and assesses the effectiveness of the policy regularly through Board and committee self-evaluations.

The Governance Committee will consider director candidates recommended by stockholders and others if such candidates meet Colgate’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Governance Committee or the Company’s Secretary and should include a description of the qualifications of the proposed candidate. Any stockholder of the Company may also nominate a director at a stockholders’ meeting, and eligible stockholders of the Company may also nominate directors for inclusion in the Company’s proxy statement, in each case in accordance with the requirements of the Company’s by-laws relating to stockholder nominations as described in “Questions and Answers about Colgate’s Annual Meeting—Who nominates the directors?”

The table below provides a high-level summary of the particular skills and qualifications of each of the eleven director nominees approved by the Governance Committee for election at the Annual Meeting. Biographical information and additional detail regarding the director nominees’ particular skills and qualifications follows. The absence of a reference to a qualification for an individual director nominee does not mean that the nominee does not possess that qualification, but rather that it is not one of the specific qualifications for which the nominee has been proposed. All nominees except for Ms. Edwards and Mr. Wallace have been directors since last year’s annual meeting. Ms. Edwards, who joined the Board in March 2019, was recommended by a third-party international executive search firm. Mr. Wallace will assume the role of President and CEO and become a member of the Board on April 2, 2019.

Skill/Qualification	Business Operations	Industry	Regulatory and Public Service	Information Technologies	International	Corporate Governance	Diversity
Ian Cook
Charles A. Bancroft
John P. Bilbrey
John T. Cahill
Lisa M. Edwards
Helene D. Gayle
C. Martin Harris
Lorrie M. Norrington
Michael B. Polk
Stephen I. Sadove
Noel R. Wallace

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Governance of the Company

Ian Cook
Age: 66 Director since 2007 Committees: None Other Public Company Directorships: PepsiCo, Inc. (since 2008)

Mr. Cook has been Chairman and Chief Executive Officer of Colgate since July 2018 after serving as Chairman, President and Chief Executive Officer from January 2009 to July 2018. He served as President and Chief Executive Officer from July 2007 to December 2008. Mr. Cook began his career at Colgate in 1976 and progressed through a series of senior marketing and management roles around the world. He was appointed Chief Operating Officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa, and, in 2005, he was promoted to President and Chief Operating Officer, responsible for all Colgate operations worldwide.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as CEO, President and Chief Operating Officer of Colgate, expertise in marketing through leadership roles at Colgate and strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Colgate.

Industry
In-depth knowledge of fast-moving consumer goods industry through over 40-year career at Colgate.

International
Experience managing Colgate’s international operations and living and working in foreign countries. Native of Great Britain.

Corporate Governance
Experience serving as a director of another U.S. public company.

Charles A. Bancroft	Independent
Age: 59 Director since 2017 Committees: Audit, Finance Other Public Company Directorships: None

Mr. Bancroft has served as Chief Financial Officer and Executive Vice President, Global Business Operations of Bristol-Myers Squibb Company (“Bristol-Myers Squibb”), a global biopharmaceutical company, since 2016 after serving as Chief Financial Officer of Bristol-Myers Squibb since 2010. Previously, Mr. Bancroft held a series of positions of increasing responsibility within Bristol-Myers Squibb’s finance organization, including international assignments, as well as senior leadership positions in the global pharmaceutical business. Prior to joining Bristol-Myers Squibb in 1984, Mr. Bancroft was an auditor with KPMG.

Skills and Qualifications:

Business Operations
Extensive knowledge of business finance and financial statements through service as Chief Financial Officer of, and holding various senior financial positions at, Bristol-Myers Squibb.

Industry
In-depth knowledge of the pharmaceutical industry, a complementary industry, through experience at Bristol-Myers Squibb.

Regulatory
Experience working in a highly regulated industry, the pharmaceutical industry, through service at Bristol-Myers Squibb.

International
Experience managing Bristol-Myers Squibb’s international operations and living and working in foreign countries.

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Governance of the Company

John P. Bilbrey	Independent

Age: 62

Director since 2015

Committees:
Finance (Chair), Governance

Other Public Company Directorships:
Elanco Animal Health Incorporated (since March 2019)
Former (During Past 5 Years):
The Hershey Company (until May 2018)
The McCormick Company (until 2015)

Mr. Bilbrey served as President and Chief Executive Officer of The Hershey Company (“Hershey”), a multinational consumer food company, from 2011 until his retirement in March 2017. He also served as Chairman of Hershey from 2015 to March 2017 and as Non-Executive Chairman from March 2017 to May 2018. Mr. Bilbrey joined Hershey as Senior Vice President, President Hershey International in 2003 and served in this role through 2007. He served as Senior Vice President, President Hershey North America from 2007 to 2010 and served as Executive Vice President and Chief Operating Officer from 2010 to 2011. Prior to joining Hershey, Mr. Bilbrey held executive positions at Mission Foods and Danone Waters of North America, Inc., a division of Groupe Danone, and previously spent 22 years at The Procter & Gamble Company (“Procter & Gamble”). Mr. Bilbrey also serves on the Kansas State University Business School Advisory Council.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as Chief Executive Officer and Chief Operating Officer of Hershey, expertise in marketing through leadership roles at consumer-focused companies and strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Hershey.

Industry
In-depth knowledge of fast-moving consumer goods industry through experience at Hershey and Procter & Gamble.

International
Experience managing Hershey’s international operations and living and working in foreign countries.

Corporate Governance
Experience serving as a director of other U.S. public companies.

John T. Cahill	Independent

Age: 61

Director since 2005

Committees:
Audit (Chair), P&O

Other Public Company Directorships:
American Airlines Group Inc. (since 2013)
The Kraft Heinz Company (since 2015)
Former (During Past 5 Years):
Kraft Foods Group, Inc. (until 2015)
Legg Mason, Inc. (until 2014)

Mr. Cahill has served as Vice Chairman of The Kraft Heinz Company, a multinational food and beverage company, since July 2015 after serving as Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft”) from December 2014 until its merger with H.J. Heinz Holding Corporation in July 2015. Mr. Cahill previously served as Executive Chairman of Kraft from October 2012, when Kraft was spun off from Kraft Foods Inc., until March 2014, when he was elected Non-Executive Chairman. He served as Executive Chairman of Kraft Foods North America in 2012. Mr. Cahill was an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 through 2011. He previously served The Pepsi Bottling Group, Inc. (“PBG”) in a variety of leadership positions culminating in Chairman and Chief Executive Officer. He also held multiple senior financial and operating leadership positions at PepsiCo Inc. (“PepsiCo”).

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as Chairman and Chief Executive Officer of Kraft and as Chairman and Chief Executive Officer of PBG and strong knowledge of business finance and financial statements through service as Chief Financial Officer of PBG, Kentucky Fried Chicken and Pepsi-Cola North America and as Senior Vice President and Treasurer of PepsiCo.

Industry
In-depth knowledge of fast-moving consumer goods industry through experience at Kraft and nearly 20-year career at PepsiCo and PBG.

International
Experience managing international operations for PBG.

Corporate Governance
Experience serving as a director of other U.S. public companies.

14

Governance of the Company

Lisa M. Edwards	Independent
Age: 51 Director since 2019 Committees: None Other Public Company Directorships: None

Ms. Edwards has served as Executive Vice President, Strategic Business Operations, Customer and Partner Engagement of Salesforce.com, Inc. (“Salesforce”), an enterprise software company, since 2017. She joined Salesforce in 2012 as Executive Vice President, Finance, Head of Global Corporate Services and Chief Procurement Officer. Ms. Edwards previously served in several senior management roles at Visa Inc., including as Senior Vice President and Head of Global Business Development and IP Strategy. Prior to that, she was an entrepreneur after starting her career at Bain & Company.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience as head of various functions at Salesforce and Visa and strong knowledge of business finance and financial statements through service as Executive Vice President, Finance at Salesforce.

Information Technologies
Significant experience with information technology, e-commerce and digital transformation through service at Salesforce and other companies.

International
Experience managing global functions for Salesforce and Visa and experience living and working in foreign countries.

Helene D. Gayle	Independent
Age: 63 Director since 2010 Committees: Governance (Chair), P&O Other Public Company Directorships: The Coca-Cola Company (since 2013)

Dr. Gayle has served as President and Chief Executive Officer of The Chicago Community Trust, a community foundation dedicated to improving the Chicago region through strategic grant making, civic engagement and inspiring philanthropy, since October 2017. Dr. Gayle previously served as Chief Executive Officer of McKinsey Social Initiative from 2015 to 2017 and as President and Chief Executive Officer of CARE USA from 2006 to 2015. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984 and held positions of increasing responsibility over her 20-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle also serves on the boards of the Center for Strategic and International Studies, the Rockefeller Foundation, New America and the Brookings Institution. She is a member of the Council on Foreign Relations, the National Academy of Medicine and the American Public Health Association.

Skills and Qualifications:

Regulatory and Public Service
Extensive leadership experience in the global public health, global development and humanitarian fields through positions at CARE USA, the Bill & Melinda Gates Foundation, The Chicago Community Trust and McKinsey Social Initiative and 20-year career at the U.S. Centers for Disease Control.

International
Experience managing international operations at CARE USA, one of the world’s leading humanitarian organizations with programs in nearly 70 countries around the world and developing and implementing global programs at McKinsey Social Initiative, a non-profit organization focused on bringing together varied stakeholders to address complex global social challenges.

Industry
In-depth knowledge of and expertise in the global public health field, a complementary industry.

Corporate Governance
Experience serving as a director of another U.S. public company.

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Governance of the Company

C. Martin Harris	Independent
Age: 62 Director since 2016 Committees: Governance, P&O Other Public Company Directorships: Healthstream, Inc. (since 2010) Invacare Corporation (since 2003) Thermo Fisher Scientific Inc. (since 2012)

Dr. Harris has served as Associate Vice President of the Health Enterprise and Chief Business Officer of the Dell Medical School at The University of Texas at Austin since December 2016. Dr. Harris previously served as Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation, a non-profit academic medical center, and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine from 1996 to 2016. Additionally, from 2000 to 2016, he was Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the internet. Prior to joining the Cleveland Clinic, Dr. Harris spent 14 years with the School of Medicine at the University of Pennsylvania.

Skills and Qualifications:

Regulatory and Public Service
Extensive leadership experience in the public health field through positions at the Dell Medical School and the Cleveland Clinic.

Information Technologies
Significant experience with information technology through service at the Dell Medical School, the Cleveland Clinic and the University of Pennsylvania.

Industry
In-depth knowledge of and expertise in the public health field, a complementary industry.

Corporate Governance
Experience serving as a director of other U.S. public companies.

Lorrie M. Norrington	Independent

Age: 59

Director since 2015

Committees:
Audit, Finance

Other Public Company Directorships:
Autodesk, Inc. (since 2011)
Eventbrite, Inc. (since 2015)
HubSpot, Inc. (since 2013)
Former (During Past 5 Years):
DIRECTV (until 2015)

Ms. Norrington has served as an Operating Partner of Lead Edge Capital LLC, a growth equity investment firm, since 2013. Ms. Norrington previously served in several senior management roles at eBay from 2005 to 2010, including President of Global eBay Marketplaces, Chief Operating Officer of eBay Marketplaces, President of eBay International and CEO of Shopping.com. Prior to joining eBay, Ms. Norrington held senior positions at Intuit Inc. (“Intuit”). Prior to Intuit, she was a company officer and held a number of global operating roles, including CEO of GE FANUC, at General Electric Company (“General Electric”) over an almost 20-year period.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as President and Chief Operating Officer of eBay Marketplaces and as head of various operating divisions at General Electric and strong knowledge of business finance and financial statements through oversight of operating budgets at various companies.

Information Technologies
Significant experience with information technology, e-commerce, digital marketing and machine learning through service at eBay and Intuit and advisory work for other technology companies.

International
Experience managing international operations for eBay and global businesses for General Electric.

Corporate Governance
Experience serving as a director of other U.S. public companies.

16

Governance of the Company

Michael B. Polk	Independent
Age: 58 Director since 2014 Committees: Governance, P&O (Chair) Other Public Company Directorships: Newell Brands Inc. (since 2016) Former (During Past 5 Years): Newell Rubbermaid Inc. (until 2016)

Mr. Polk has served as President and Chief Executive Officer of Newell Brands Inc. (“Newell”), a multinational consumer goods company, since May 2018 after serving as Chief Executive Officer of Newell since April 2016 and as President and Chief Executive Officer of Newell Rubbermaid Inc. from 2011 until its merger with Jarden Corporation in 2016. From 2003 to 2011, Mr. Polk held a series of key positions at Unilever, including President, Global Foods, Home and Personal Care. Previously, Mr. Polk spent 16 years at Kraft Foods Inc. (“Kraft Foods”), serving as President, Asia Pacific Region, Kraft Foods International and President, Nabisco Biscuit & Snacks, Kraft Foods North America, and three years at Procter & Gamble.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as Chief Executive Officer of Newell and Newell Rubbermaid and as head of various operating divisions of Unilever and Kraft Foods, expertise in marketing through leadership roles at consumer-focused companies and strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and operating budgets and financial statements at Newell and Newell Rubbermaid.

Industry
In-depth knowledge of fast-moving consumer goods industry through experience at Newell, Newell Rubbermaid, Unilever, Kraft Foods and Procter & Gamble.

International
Experience managing Newell’s, Newell Rubbermaid’s, Unilever’s and Kraft Foods’ international operations.

Corporate Governance
Experience serving as a director of other U.S. public companies.

Stephen I. Sadove	Independent, Lead Director

Age: 67

Director since 2007

Committees:
Audit, P&O

Other Public Company Directorships:
Aramark (since 2013)
Movado Group, Inc. (since August 2018)
Park Hotels & Resorts Inc. (since 2017)
Former (During Past 5 Years):
Ruby Tuesday, Inc. (until 2017)
J.C. Penney Company, Inc. (until 2016)

Mr. Sadove became a founding partner of JW Levin Management Partners LLC, a private equity firm, in 2015. He has also served as Principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2013. Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”) from 2007 until 2013. He joined Saks as Vice Chairman in 2002, served as Chief Operating Officer from 2004 to 2006 and was named Chief Executive Officer in 2006. Previously, Mr. Sadove worked for Bristol-Myers Squibb, which he joined in 1991 as President of Clairol in the United States. He later gained additional responsibility for the consumer businesses in Canada, Europe, the Middle East, Africa and Latin America. In 1996, he was named President of Bristol-Myers Squibb’s worldwide beauty care business and was later named a senior vice president with additional responsibility for Mead Johnson Nutritionals. Mr. Sadove also serves as Chairman of the Board of Hamilton College.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as Chief Executive Officer of Saks and as head of various operating divisions at Bristol-Myers Squibb, expertise in marketing through leadership roles at consumer-focused companies and strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and operating budgets and financial statements at Saks.

Industry
In-depth knowledge of fast-moving consumer goods industry through experience at Bristol-Myers Squibb.

International
Experience managing Bristol-Myers Squibb’s international operations.

Corporate Governance
Experience serving as a director of other U.S. public companies.

2019 Proxy Statement	17

Governance of the Company

Noel R. Wallace
Age: 54 Director effective April 2, 2019 Committees: None Other Public Company Directorships: Former (During Past 5 Years): Kellogg Company (until December 2018)

Mr. Wallace will become Colgate’s President and Chief Executive Officer on April 2, 2019. He has been President and Chief Operating Officer of Colgate since July 2018, with responsibility for all the Company’s operating units worldwide, after serving as Chief Operating Officer, Global Innovation & Growth and Hill’s Pet Nutrition since 2016. Mr. Wallace began his career at Colgate in 1987 and progressed through a series of senior management roles around the world, including President and General Manager of the Global Toothbrush Division, President, Colgate Mexico and President, Colgate U.S. Prior to being appointed Chief Operating Officer, he served as President, Colgate Latin America from 2013 to 2016 and as President, Colgate North America and Global Sustainability from 2010 to 2013.

Skills and Qualifications:

Business Operations
Extensive operational leadership experience through service as President and Chief Operating Officer of Colgate, expertise in marketing through leadership roles at Colgate and strong knowledge of business finance and financial statements through oversight of operating budgets at Colgate.

Industry
In-depth knowledge of fast-moving consumer goods industry through over 30-year career at Colgate.

International
Experience managing Colgate’s international operations and living and working in foreign countries.

Corporate Governance
Experience serving as a director of another U.S. public company.

Director Independence
As described above, the Board has adopted director independence standards that are stricter than those required by the listing standards of the NYSE. Specifically, a director is not considered independent if the director has any relationship with Colgate or its senior management or with another director or any other person that in the Board’s judgment may impair the director’s ability to make independent judgments. Such relationships could include voting arrangements or personal, economic or professional ties between a director and an officer of Colgate, another Colgate director or a significant stockholder of Colgate. Relationships and transactions (direct or indirect) that would preclude independence include:

●current or former employment with the Company;
●affiliation with Colgate’s advisors;
●compensation from the Company (other than director fees);
●material business relationships with the Company;
●loans between directors and the Company or its senior management;
●material investments with the Company or its officers;

●joint investments with the Company’s officers or other directors;
●leadership roles in charitable organizations that receive significant support from Colgate;
●affiliation or employment with a present or former Colgate auditor; and
●service on interlocking boards of directors or compensation committees.

A copy of the complete independence standards is available on the Company’s website.

In making its determination regarding the independence of each non-employee director, the Board considers any transactions, relationships or arrangements as required by the Company’s director independence standards. Based on these standards, the Board has determined that each current director, other than Mr. Cook, who is the Company’s Chairman and CEO, is independent as there were no transactions, relationships or arrangements of the types described in the Company’s director independence standards.

Certain Relationships and Related Transactions
Colgate has a longstanding policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Conduct, Business Practices Guidelines and Director Independence Standards. In addition, the Board has adopted a written policy regarding related person transactions which supplements these policies by establishing additional procedures for monitoring and reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any “related person transaction,” as defined under SEC rules, which generally includes any transaction, arrangement or relationship

18

Governance of the Company

involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” had, has or will have a direct or indirect material interest. “Related persons” means directors and executive officers and their immediate family members, and stockholders owning five percent or more of Colgate’s outstanding stock.

The Company’s Corporate Legal Department, together with the Controller’s Department, is responsible for monitoring compliance with these policies and procedures. In the rare instance where a related person transaction is determined to provide a material benefit to the Company and its stockholders, the transaction must be submitted to the independent directors of the Board for their review. Only the independent directors of the Board may approve or ratify the transaction in accordance with the procedures for review and approval or ratification described in the policy. In the course of its review of related person transactions, the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company; (ii) in a transaction involving a director, the impact on the director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.

Lisa M. Edwards, who was elected to the Company’s Board effective March 1, 2019, is Executive Vice President, Strategic Business Operations, Customer and Partner Engagement of Salesforce.com, Inc. During 2018, in the ordinary course of business the Company purchased software licenses from Salesforce.com, Inc. on arm’s length terms, totaling approximately $730,000. In accordance with the Company’s related person transaction policy described above, these transactions were referred to the independent directors of the Board for their approval and they concluded the transactions are in the best interests of the Company and its stockholders.

Based on the Company’s review of its transactions, there were no other transactions considered to be a related person transaction during 2018.

Compensation Committee Interlocks and Insider Participation
During 2018, the following directors were members of the P&O Committee: Drs. Gayle and Harris and Messrs. Cahill, Polk and Sadove. None of the members of the P&O Committee has been an officer of the Company and none was an employee of the Company during 2018, and none had any relationship with the Company or any of its subsidiaries during 2018 that would be required to be disclosed as a related person transaction. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the P&O Committee.

Board Structure and Responsibilities
Board Leadership Structure
The Governance Committee regularly reviews Board leadership trends. Currently, the offices of Chairman and Chief Executive Officer are held by the same person, Ian Cook, with Stephen I. Sadove serving as independent Lead Director. When Mr. Wallace replaces Mr. Cook as CEO on April 2, 2019, Colgate’s Board leadership structure will consist of:

Ian Cook	Stephen I. Sadove
Executive Chairman	Independent Lead Director

As part of the CEO succession planning process, the Board assessed its current leadership structure and determined that, at this time, appointing Mr. Wallace as President and CEO and Mr. Cook as Executive Chairman while retaining Mr. Sadove as Lead Director is best for Colgate.

The Company’s Board structure ensures robust, independent oversight. Colgate’s active and independent Board, with its proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having a current or former Chief Executive Officer serve as the Chairman creates a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Board believes that this is the best leadership structure for the Company at this time and that, operating under this structure, the Board will continue to effectively guide the Company and represent the interests of its stockholders.

2019 Proxy Statement	19

Governance of the Company

Board Effectiveness Colgate’s Board works very effectively together	Board Committees The Board’s committees are composed solely of, and chaired by, independent directors
Board Independence 9 of 11 director nominees are independent

Executive Sessions
The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without any members of management present, which are chaired by the independent Lead Director

The Company has had an independent lead director since 2003. Colgate has long been committed to having an independent lead director, having established the position of Presiding Director in 2003 and expanded the role in 2006. Renamed in early 2012 in connection with a review of external practice, the role of the Lead Director is to:

●preside at all meetings of the Board at which the Chairman is not present (including the executive sessions of the independent directors);
●serve as interim Chairman if the Chairman is unable to perform his or her duties;
●establish agendas for the executive sessions of the independent directors in consultation with the other directors;
●serve as liaison between the independent directors and the Chairman and CEO (although all independent directors are encouraged to communicate freely with the Chairman and CEO and other members of management at any time);
●review and approve information to be sent to the Board;

●review and approve proposed Board meeting agendas;
●review and approve meeting schedules to help ensure there is sufficient time for discussion of all agenda items;
●have the authority to call meetings of the independent directors, as appropriate;
●authorize the retention of outside advisors and consultants who report directly to the independent directors on Board issues;
●be available (as deemed appropriate by the Board) for consultation and direct communication with stockholders; and
●perform such other duties as the Board may specify from time to time.

The Lead Director serves a three-year term, beginning at the meeting of the Board of Directors immediately following the Annual Meeting of Stockholders unless an earlier appointment is required by reason of vacancy or otherwise. The Governance Committee nominates a candidate for Lead Director from among the independent directors, and the affirmative vote of a majority of the independent directors is required to appoint the nominee proposed by the Governance Committee.

Committees of the Board of Directors
The Board has four standing committees: the Audit Committee, the Finance Committee, the Governance Committee and the P&O Committee. A summary of the responsibilities of these committees is set forth below. The committee charters are available on the Company’s website.

Committee Membership

Director	Audit	Finance	Nominating and Corporate Governance	Personnel and Organization
Ian Cook Chairman of the Board
Charles A. Bancroft Independent
John P. Bilbrey Independent
John T. Cahill Independent
Lisa M. Edwards(1)Independent
Helene D. Gayle Independent
Ellen M. Hancock Independent
C. Martin Harris Independent
Lorrie M. Norrington Independent
Michael B. Polk Independent
Stephen I. Sadove Independent, Lead Director
Number of meetings held in 2018	6	5	4	4
Member	Chair
(1)	Ms. Edwards, who became a director in 2019, is expected to be appointed to committees in 2019.

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Governance of the Company

Audit Committee
6	MEETINGS in 2018	Members John T. Cahill (Chair) Charles A. Bancroft Ellen M. Hancock	Lorrie M. Norrington Stephen I. Sadove	All members of the Audit Committee are independent directors and audit committee financial experts.

Role and Responsibilities
●Assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system.
●Appoints the Company’s independent registered public accounting firm and oversees the activities of the Company’s Internal Audit function and the Global Ethics and Compliance function.
●Assists the Board in its oversight of the Company’s overall risk management process.

The Board has determined that all members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and Colgate’s own, stricter director independence standards, and are “audit committee financial experts” as that term is defined under SEC rules.

Finance Committee
5	MEETINGS in 2018	Members John P. Bilbrey (Chair) Charles A. Bancroft	Ellen M. Hancock Lorrie M. Norrington	All members of the Finance Committee are independent directors.

Role and Responsibilities
●Oversees the financial policies and practices of the Company, reviews the budgets of the Company and makes recommendations to the Board on financial and strategic matters.
●Oversees the Company’s capital structure and its Finance, Treasury, Tax and related functions.

Nominating and Corporate Governance Committee
4	MEETINGS in 2018	Members Helene D. Gayle (Chair) John P. Bilbrey Ellen M. Hancock	C. Martin Harris Michael B. Polk	All members of the Governance Committee are independent directors.

Role and Responsibilities
●Recommends nominees for the Board and develops and implements formal Board self-evaluation procedures.
●Makes recommendations to the Board regarding Board and committee structure, corporate governance and director compensation.

Director Compensation
In making recommendations to the Board regarding director compensation, the Governance Committee annually reviews information provided by the Global Human Resources function regarding recent trends in director compensation and comparison data regarding peer company practices in the compensation comparison group discussed beginning on page 32. The Global Human Resources function purchases subscriptions from the National Association of Corporate Directors and Equilar, from which they receive such comparison data. Based on its review of the information provided by the Global Human Resources function, the Governance Committee determines whether to recommend to the Board any changes in the director compensation program. The director compensation program is described beginning on page 24. The Governance Committee does not delegate any of its authority in making director compensation recommendations.

2019 Proxy Statement	21

Governance of the Company

Personnel and Organization Committee
4	MEETINGS in 2018	Members Michael B. Polk (Chair) John T. Cahill Helene D. Gayle	C. Martin Harris Stephen I. Sadove	All members of the P&O Committee are independent directors.

Role and Responsibilities
●Appointed by the Board to act on its behalf with respect to overseeing the personnel and organizational matters of the Company, including the compensation of the Company’s executives.
●Recommends and approves, with the participation and concurrence of the other independent directors of the Board, the compensation of the CEO.
●Reviews and approves the compensation recommended by the Global Human Resources function of the Company and the CEO for the other executive officers of the Company in accordance with the compensation programs described in the CD&A.

Compensation Consultants
The P&O Committee periodically retains the services of outside compensation consultants to provide it with objective, third-party advice on the appropriateness of the Company’s compensation of the CEO and other senior executives. In 2009, the P&O Committee adopted a written policy regarding its selection and use of outside compensation consultants, a copy of which is available on the Company’s website. The policy contains the following key principles:

●The P&O Committee selects all outside compensation consultants that provide advice to it, and directly retains and compensates such consultants, who report to and are solely responsible to the committee.
●Such consultants may not provide any other services to the Company unless these are expressly approved by the P&O Committee in advance. The P&O Committee will approve such other services only if it concludes that providing them will not impair the ability of the consultant to provide objective and independent advice to the committee.

Since 2008, the P&O Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) to advise it with respect to the CEO’s compensation and such other matters as the P&O Committee may direct, including the design of the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “2019 Plan”). Neither FW Cook nor any of its affiliates provides any other services to the Company. FW Cook works directly with the P&O Committee and its chair and meets with the P&O Committee in executive session. The P&O Committee conducted an assessment of whether the work of FW Cook during 2018 generated any conflict of interest, within the meaning of SEC rules, and concluded it did not.

Compensation Data
During 2018 and early 2019, the Global Human Resources function of the Company purchased executive compensation survey data from Mercer Human Resources Consulting, Aon Hewitt, Willis Towers Watson and Equilar and used Aon to provide change-in-control and similar calculations for this Proxy Statement. These providers were chosen because they are the leading providers in their fields and have global capabilities and/or consumer products industry experience.

22

Governance of the Company

Board Role in Risk Oversight
Colgate has established a systematic and thorough risk management process, which is designed to identify, assess and prioritize risks that threaten achievement of the Company’s strategic and operating objectives.

Role of the Board
●The Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with Colgate’s overall corporate strategy.
●The full Board or an appropriate committee thereof oversees the top individual risk areas.
●Key risk areas overseen by the full Board include strategic, regulatory and sustainability risks.

Key Responsibilities of Board Committees
Audit Committee
●Responsible for overall risk oversight, though all Board members attend Audit Committee meetings and participate in risk management discussions.
●Oversees the enterprise risk management process and the implementation of appropriate risk monitoring and management systems.
●Oversees risks associated with cybersecurity and data loss prevention, financial reporting and legal matters (including data privacy, competition law and ethics and compliance).
Finance Committee ●Oversees risks associated with foreign exchange, supply continuity, natural disasters and commodities.	P&O Committee
●Oversees risks related to succession planning and people development.
●Oversees an annual risk assessment of the Company’s compensation policies and practices, which is conducted by the Company’s Global Human Resources executives and its Chief Financial Officer and reviewed by the Board’s independent compensation consultant and focuses primarily on the design of the incentive compensation programs and the degree to which such programs appropriately balance enterprise risk and compensation.

Governance Committee ●Oversees risks related to corporate governance practices and director selection and compensation.

Cybersecurity
The Board is particularly focused on cybersecurity. Specific responsibility for cybersecurity oversight is delegated to the Audit Committee, and three directors have considerable experience in this area.

Role of Management
●The responsibility for the day-to-day management of risk lies with Colgate’s management. Each year the Company’s Enterprise Risk Management Committee, which is comprised of a cross-functional group of the Company’s most senior executives, identifies what it believes are the top individual risks facing Colgate. These risks are then reviewed with the Board.
●The Enterprise Risk Management Committee meets at least quarterly to review the prioritization of the identified risks.
●Colgate’s chief risk officer (the Chief Financial Officer) and other members of senior management responsible for the day-to-day management of the top individual risk areas present directly to the Board and its committees regularly throughout the year.

Stockholder Engagement
The Company believes it is important to periodically engage with investors to better understand their priorities. During the second half of 2018 and the first quarter of 2019, representatives of the Company’s Global Human Resources, Investor Relations, Global Legal and Sustainability functions reached out to institutional investors representing approximately 35% of the Company’s Common Stock, and engaged in discussions with institutional investors representing approximately 25% of the Company’s Common Stock. These discussions focused on the Company’s business strategy, director skills and qualifications, human capital management and sustainability.

In addition, in light of the stockholder proposal the Company received in connection with its 2018 Annual Meeting of Stockholders on the required threshold to call special meetings, the Company also discussed with these investors their views regarding the appropriate ownership threshold for stockholders to call a special meeting. These discussions highlighted that the Company’s largest investors do not have a uniform view on the subject, though a significant majority of the institutions with whom the Company engaged opposed lowering the ownership threshold from its current 25% to 10%, as the proposal had requested. This feedback, combined with the fact that a majority of votes cast on the proposal at the 2018 Annual Meeting of Stockholders voted against lowering the threshold, led the Company to determine that maintaining Colgate’s existing 25% ownership threshold continues to be appropriate.

Feedback from management’s discussions with institutional investors was reported to and discussed with the Board. The Board values stockholder feedback on all governance and compensation matters.

2019 Proxy Statement	23

Governance of the Company

Communications to the Board of Directors
Stockholders and other interested parties are encouraged to communicate directly with the Company’s independent directors by sending an email to directors@colpal.com or by writing to Directors, c/o Office of the Chief Legal Officer, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022. Stockholders and other interested parties may also communicate with individual independent directors and committee chairs by writing to them at the above mailing address. Such communications are handled in accordance with the procedures described on the Company’s website.

Significant concerns and questions relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Audit Committee chair and handled in accordance with the procedures established by the Audit Committee. Under these procedures, the Company’s Global Ethics and Compliance function, in conjunction with the Company’s Internal Audit and Corporate Legal departments, addresses these concerns in accordance with the directions of the Audit Committee chair. The Audit Committee chair approves recommendations regarding the handling of each matter, reviews any investigations and approves the disposition of each matter. The Audit Committee chair may, in his or her discretion, engage outside counsel and other independent advisors. The Audit Committee receives quarterly updates regarding other concerns or questions relating to accounting, internal accounting controls or auditing matters.

Concerns relating to accounting, internal accounting controls or auditing matters may also be reported to the Global Ethics and Compliance function by telephone, facsimile and email as follows: 24-hour EthicsLine: (800) 778-6080 (toll-free from the United States, Canada and Puerto Rico) or (212) 310-2330 (collect from all other locations); facsimile number: (212) 310-3745; and email: ethics@colpal.com.

Colgate strictly prohibits retaliation against any individual who reports in good faith to the Company or the directors information concerning potential violations, or who participates in good faith in any investigation or proceeding by the Company or a government agency. Concerns may be submitted to the Company or the directors on an anonymous basis through their postal address or through the 24-hour EthicsLine numbers maintained by the Global Ethics and Compliance function. If requested, Colgate will keep information submitted confidential, subject to the need to conduct an effective investigation and take appropriate action or as otherwise required by applicable law.

Compensation of Directors
Compensation for the non-employee directors is set by the Board at the recommendation of the Governance Committee. The substantial majority of the compensation paid to the non-employee directors is in the form of fixed-value annual grants of Colgate equity pursuant to the stockholder-approved Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”), as described below.

In 2018, non-employee director compensation consisted of the following, as applicable:

Annual Share Grant	Shares of Common Stock equal in value to $180,000
Annual Retainer	$65,000
Stock Option Grant	Options to purchase shares of Common Stock equal in value to $45,000
Lead Director Retainer	$20,000
Committee Chair Retainers	$5,000 for the chair of each committee
Expenses and Benefits	Reimbursement of travel and related expenses incurred in attending meetings; life and travel/accident insurance; and Charitable Matching Gifts Program available to U.S. employees as described below

Mr. Cook received no compensation for serving on the Board in 2018.

Deferral of Compensation
Under the 2013 Plan, directors may elect to defer all or a part of their annual stock compensation. Deferred stock compensation is credited to a stock unit account, the value of which reflects changes in the market price of the Company’s Common Stock and dividends paid. No interest is paid on deferred balances. The directors also may elect to receive cash in lieu of up to 25% of the shares of the Company’s Common Stock granted and not deferred under the 2013 Plan.

Directors may elect to defer all or a part of their cash compensation under the Colgate-Palmolive Company Restated and Amended Deferred Compensation Plan for Non-Employee Directors. As with the 2013 Plan, deferred fees are credited to a stock unit account, the value of which reflects changes in the market price of the Company’s Common Stock and dividends paid. No interest is paid on deferred balances. Under both plans, distributions are made in shares of the Company’s Common Stock in annual installments or by lump sum in accordance with the distribution election made by the director.

24

Governance of the Company

The tables included below under “Director Compensation” and in “Stock Ownership—Stock Ownership of Directors and Executive Officers” include information concerning directors who have elected to defer their fees.

Director Compensation
The following table shows the compensation earned by each non-employee director in 2018.

Name	Fees Earned or Paid in Cash ($)	(1)	Stock Awards ($)	(2)	Option Awards ($)	(3)	All Other Compensation ($)	(4)	Total ($)
(a)	(b)		(c)		(d)		(g)		(h)
Charles A. Bancroft	65,000		179,978	(5)	44,999		394		290,371
John P. Bilbrey	67,500	(5)	179,978	(5)	44,999		511		292,988
John T. Cahill	70,000		179,978		44,999		8,761		303,738
Helene D. Gayle	70,000	(5)	179,978	(5)	44,999		511		295,488
Ellen M. Hancock	67,500		179,978		44,999		1,200		293,677
C. Martin Harris	109,979	(6)	134,999	(6)	44,999		511		290,488
Lorrie M. Norrington	65,000	(5)	179,978	(5)	44,999		394		290,371
Michael B. Polk	70,000		179,978		44,999		394		295,371
Stephen I. Sadove	85,000		179,978	(5)	44,999		9,062		319,039
NOTES TO THE DIRECTOR COMPENSATION TABLE
(1)	Consists of an annual retainer and lead director and committee chair retainers, as described above.
(2)	This column reflects the aggregate grant date fair value of stock awards granted to each non-employee director in 2018. The grant date fair value of stock awards granted to each non-employee director in 2018 was $62.04 per share, based on the fair market value of the Company’s Common Stock on the date of grant.
(3)	This column reflects the aggregate grant date fair value of stock option awards granted to each non-employee director in 2018. The key terms of such stock options are as follows: (i) the exercise price is equal to the closing price of the Company’s Common Stock on the date of grant; (ii) the term is six years; and (iii) they vest in equal annual installments over three years.
The grant date fair value of stock options granted to each non-employee director in 2018 was $7.11 per option. The estimated value of options is calculated using the Black-Scholes-Merton option pricing model (the “Black-Scholes model”). For a description of the assumptions used to calculate the amounts shown in this column, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2018.
The aggregate number of stock options outstanding for each non-employee director as of December 31, 2018 was as follows: Mr. Bancroft—12,032; Mr. Bilbrey—22,073; Mr. Cahill—42,141; Dr. Gayle—34,141; Mrs. Hancock—23,004; Dr. Harris—16,523; Ms. Norrington—19,319; Mr. Polk—26,297; and Mr. Sadove—36,361.
(4)	The amounts shown consist of (i) the value of Company-paid life insurance premiums and (ii) matching charitable donations contributed by the Company in the director’s name pursuant to the Charitable Matching Gifts Program, which is available to all directors, U.S. retirees and U.S. employees who are actively employed on a full-time basis and have completed at least one year of service. Under the Charitable Matching Gifts Program, the Company matches an individual’s contributions of up to $8,000 per year that are made to schools and other eligible institutions. Eligible gifts up to $250 are matched on a 2:1 basis with all other eligible gifts up to $7,750 matched on a 1:1 basis. The Company does not match certain gifts such as contributions to organizations that are not tax-exempt, dues to alumni or similar groups, tuition payments, contributions to school funds or associations that are not used exclusively to support educational purposes of the institution and any gift for which the donor receives a substantial benefit.
(5)	Mr. Bilbrey, Dr. Gayle and Ms. Norrington elected to defer the cash retainer they earned in 2018 and Dr. Gayle, Ms. Norrington and Messrs. Bancroft, Bilbrey and Sadove elected to defer the share grant they earned in 2018 pursuant to the procedure described above.
(6)	Dr. Harris elected to receive 25% of his annual share grant in cash to satisfy tax obligations pursuant to the procedure described above.

2019 Proxy Statement	25

Executive Compensation

Compensation Discussion and Analysis
Executive Summary
Pay for Performance Overview
The key principles underlying the Company’s compensation philosophy are aligning pay and performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining high-quality talent. Annual and long-term incentive award payments vary based on the Company’s business performance, and the value of equity awards also varies based on the performance of the Company’s common stock (“Common Stock”). Reflecting these principles, target direct compensation (salary and target annual and long-term incentives) for the executive officers listed in the Summary Compensation Table of this Proxy Statement (the “Named Officers”) is designed to be weighted more heavily towards performance-based compensation than fixed compensation. For 2018, almost 90% of the target direct compensation of the Company’s Chairman and Chief Executive Officer (“CEO”) was performance-based, and 75% of the average target direct compensation of the other Named Officers was performance-based, as the following charts demonstrate.

TARGET PERFORMANCE-BASED COMPENSATION

TARGET CEO COMPENSATION

AVERAGE TARGET NAMED OFFICER COMPENSATION (EXCLUDING CEO)

2018 was a challenging year for the Company. Although the Company ended the year with momentum, with the fourth quarter representing its best performance of any quarter of 2018, the Company’s financial performance for full year 2018 was below the Company’s expectations. While the Company’s growth in adjusted earnings per share (a non-GAAP financial measure, referred to herein as “Base Business Earnings Per Share”) and adjusted earnings per share on a currency-neutral basis (a non-GAAP financial measure) both increased relative to 2017, the Company’s performance on these measures and its growth in organic sales* (a non-GAAP financial measure) were below its expectations. The Company’s organic sales growth performance was impacted by modestly lower than expected category growth, low levels of inflation in emerging markets (particularly in Latin America), weakness in the Company’s results in the Greater China region and market share losses in toothpaste, particularly in Asia. The Company’s earnings-per-share growth performance was impacted by the lower than expected organic sales growth, as well as by higher raw and packaging material and logistics costs and, in the case of Base Business Earnings Per Share, foreign exchange.

*	Organic sales is defined as net sales excluding foreign exchange, acquisitions, divestments and, for 2016, the impact of the deconsolidation of the Company’s Venezuelan operations.

Consistent with these financial results and reflecting the impact of the Company’s pay-for-performance philosophy, CEO total direct compensation declined significantly in 2018. The relationship between the Company’s financial results and the CEO’s total direct compensation is demonstrated by the following charts.

ORGANIC SALES GROWTH+ (%)	ADJUSTED EARNINGS-PER-SHARE GROWTH+ (%)	CEO TOTAL DIRECT COMPENSATION+ (in Millions)

+	Please see Annex A for reconciliations of organic sales growth to net sales growth calculated in accordance with GAAP, of Base Business Earnings Per Share to diluted earnings per share calculated in accordance with GAAP and of adjusted earnings-per-share growth on a currency-neutral basis to Base Business Earnings Per Share growth and page 29 for an explanation regarding the components of CEO total direct compensation.

26

Executive Compensation

While the stock market in general experienced a difficult year in 2018, the Company’s stock price declined by a greater percentage than the S&P 500 Index. As demonstrated by the following charts, the Company’s stock price decline in 2018 created a significant impact on the cumulative total shareholder returns on the Company’s Common Stock for each of the one-year, five-year and ten-year periods ended December 31, 2018. However, the cumulative total shareholder returns on the Company’s Common Stock exceeded the cumulative total shareholder returns of the Comparison Group (as defined below) and the S&P 500 Index for each of the fifteen and twenty-year periods ended December 31, 2018.

TOTAL SHAREHOLDER RETURN

Going forward, the Company remains focused on delivering long-term shareholder return and building long-term business success through good corporate governance and the design and implementation of Colgate’s key strategic business priorities—growing sales through engaging with consumers, developing world-class innovation and working with retail partners; driving efficiency on every line of the income statement to increase margins; generating strong cash flow performance and utilizing that cash effectively to enhance total shareholder return; and leading to win by staying true to the Company’s culture, developing Colgate people and focusing on all of its stakeholders. The Company intends to continue its practice of tying compensation to achievement of both annual and long-term business goals to help further those priorities.

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation paid to the Named Officers, namely:

Ian Cook Chairman and CEO (to assume the role of Executive Chairman effective April 2, 2019)	Dennis J. Hickey Retired Vice Chairman (Chief Financial Officer until May 4, 2018)	Henning I. Jakobsen Chief Financial Officer (effective May 4, 2018)

Noel R. Wallace President and Chief Operating Officer (to assume the role of President and CEO effective April 2, 2019)	Franck J. Moison Retired Vice Chairman	P. Justin Skala Executive Vice President, Chief Growth and Strategy Officer

The Personnel and Organization Committee of the Board (the “P&O Committee”) annually reviews an analysis of the relationship between pay and performance for the Named Officers. The analysis includes a three-year historical review of the relationship between the compensation paid to the CEO and the other Named Officers and Company performance relative to the Comparison Group. The review shows a strong link between Company pay and Company performance over time in terms of various key operating measures. For example, during the three-year period from 2016 to 2018, the Company’s average adjusted earnings-per-share growth, net sales growth, organic sales growth, total shareholder return, operating cash flow as a percentage of sales, return on sales, return on invested capital and CEO total direct compensation relative to the Comparison Group were as shown to the right.

COLGATE 2016-2018 PERFORMANCE RELATIVE TO COMPARISON GROUP*

*Reflects peer company data available as of March 18, 2019. Adjusted earnings-per-share growth and organic sales growth reflect the adjustments described in Annex A to Colgate’s earnings-per-share growth and net sales growth, respectively, and comparable adjustments to peer companies’ earnings-per-share growth and net sales growth. See page 29 for an explanation regarding the components of “total direct compensation” or “TDC.”

2019 Proxy Statement	27

Executive Compensation

2018 Compensation Program Highlights
Performance Measures

The P&O Committee selected the following performance measures to assess the performance of the Named Officers in 2018 and in the three-year performance period ended December 31, 2018:

Pay Component	CEO 2018 Target Compensation Mix	Other NEO Average 2018 Target Compensation Mix	Performance Measures	Performance Period	Form of Payment
Annual incentive			●Base Business Earnings Per Share ●Free Cash Flow Productivity (defined below) ●Organic sales growth	One year (2018)	Cash bonus
Long-term incentive			●Currency Neutral Earnings Per Share (defined below) growth ●Organic sales growth ●Total shareholder return relative to a defined peer group	Three years (2016-2018)	Performance-based restricted stock units (with additional three-year vesting period, vesting in 2022, if earned)
*	Percentage also includes stock options.

The performance measures in the annual and long-term incentive programs were selected to focus on the key drivers of sustainable value creation, ensure balance between growth and profitability and closely tie compensation to changes in shareholder value. The earnings-per-share measures were selected to ensure a strong focus on the Company’s overall profit goals and their underlying drivers of sales, cost control and financial efficiency. The organic sales measures were chosen to reflect the underlying momentum of the Company’s business. The total shareholder return measure for long-term incentive awards was selected to reward performance that exceeded that of the Company’s peer companies. The free cash flow productivity measure for annual incentive awards was selected to emphasize the importance of the Company’s ability to generate cash to satisfy current and future obligations, reinvest in business-building activities and return value to stockholders. This measure, referred to herein as “Free Cash Flow Productivity,” is defined as free cash flow before dividends as a percentage of net income. Free cash flow before dividends is defined as net cash provided by operations less capital expenditures.

Annual Incentive Awards

Measure	Target	2018 Results	Outcome	Comparison vs. Comparison Group+
Base Business Earnings Per Share	$3.09	$2.97	27.9% of the assigned award opportunities for each of the Named Officers.
●Annual bonuses for the Named Officers (other than Mr. Cook) were paid at approximately the 12th to the 17th percentile of annual bonuses for similar jobs in the Comparison Group.
●Mr. Cook’s award represented a payout at approximately the 18th percentile of annual bonuses for CEOs in the Comparison Group.

Free Cash Flow Productivity	100%	102.4%
Organic Sales Growth	3.0%	0.7%
+	Based on the most recent data available to the Company.

Long-Term Incentive Awards

2016-2018 LONG-TERM INCENTIVE AWARDS PERFORMANCE CYCLE

Measure	Target^	Results	Outcome
Compounded Annual Growth in Organic Sales	4%	1.8%	0% of the assigned award opportunities for each of the Named Officers.
Compounded Annual Growth in Currency Neutral Earnings Per Share	10%	4.5%
Total Shareholder Return Multiplier	Top third when compared to a defined peer group	The Company’s total shareholder return was not in the top third when compared to a defined peer group, so the Named Officers did not qualify to receive additional performance-based restricted stock units equal in value to 25% of their individual assigned award opportunities.
^	Targets were set in March 2016 at the beginning of the three-year performance cycle.

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The long-term incentive awards, to the extent earned, are made in the form of restricted stock units, which are subject to an additional three-year vesting period following the three-year performance period, as illustrated by the following graphic.

SIX-YEAR LONG TERM INCENTIVES TIMELINE

The combination of an additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results, alignment of interests between executives and stockholders and retention of executive talent. No restricted stock units were granted for the 2016-2018 performance cycle.

In 2018, the P&O Committee approved annual stock option awards for the Named Officers. These awards were made based on guidelines set for each salary grade, which are established annually based on a review of market data and share usage.

CEO Total Direct Compensation*
36% vs. 2017
Primarily due to receiving no performance-based restricted stock units and to a significant decrease in his annual cash bonus
*

For purposes of this CD&A, Mr. Cook’s total direct compensation for each year includes his year-end salary, the amounts shown in the Summary Compensation Table in the columns “Option Awards,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” and the restricted stock unit award (if any) for the three-year performance cycle ending in that year, consistent with the way the P&O Committee analyzes Mr. Cook’s compensation. For 2016, Mr. Cook’s total direct compensation also included the relative performance award, paid in the form of performance-based restricted stock units, that was granted in February 2017.

Additional Compensation Program Highlights
Highlighted below are compensation practices Colgate has implemented to drive Company performance and to align the interests of the Company’s executives with its stockholders.

What We Do	What We Don’t Do
✓Pay for Performance. Colgate’s executive compensation is tied to performance with clearly articulated financial goals. Each year, the P&O Committee conducts a comprehensive review of executive compensation prior to making compensation decisions to ensure pay and performance are aligned.
✓Competitive Compensation Programs. Colgate regularly benchmarks its compensation programs and designs the programs to compensate employees at approximately the median level, with above-median payouts for superior performance and below-median payouts for performance below expectations.
✓Robust Stock Ownership Guidelines. Colgate maintains stringent stock ownership guidelines for members of senior management, requiring the CEO to own Colgate stock equal in value to eight times his annual salary and the other Named Officers to hold Colgate stock in amounts equal to four times their annual salaries.
✓Ability to “Claw Back” Compensation. Colgate’s clawback policy permits recoupment of cash and equity-based incentive awards made to an officer subject to the policy if the financial results on which such awards were based are subsequently restated and such officer’s intentional misconduct contributed to the restatement.
✓Perquisites are Insignificant. Executive perquisites represent approximately 1% or less of the total compensation for each Named Officer reflected in the Summary Compensation Table, not including relocation expenses paid in connection with an executive’s relocation at the Company’s request.

✕Incentives Do Not Encourage Excessive Risk-Taking. The Company’s incentive programs do not contain features that may encourage excessive risk-taking, such as multi-year guaranteed bonuses or high pay opportunities relative to peer companies. In addition, the Company utilizes multiple performance measures for annual and long-term incentives.
✕No Executive Officer Employment Agreements. The Company does not have employment agreements with its Named Officers, meaning they are not entitled to minimum base salaries, guaranteed bonuses or guaranteed levels of equity or other incentives.
✕No Hedging or Pledging of Colgate Stock is Permitted. Colgate’s hedging policy prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions that hedge against declines in the value of Colgate stock, strengthening the alignment between stockholders and directors and executives. Further, Colgate’s pledging policy prohibits Colgate’s directors and officers from pledging Colgate stock to prevent forced sales of Colgate stock by Colgate’s directors and officers.
✕No Backdating or Repricing of Stock Options. The Company makes annual equity awards at the same predetermined times each year. Equity awards, including stock options, are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.
✕No Tax Gross-Ups on Perquisites or Severance. Perquisites are insignificant, as previously noted, and any personal income taxes due as a result of perquisites provided to executives are the responsibility of the executives. In addition, the Company’s Severance Plan does not provide for tax gross-ups on severance payments.
✕No Single Trigger Severance Payments Under the Company’s Severance Plan. Severance payments under the Colgate-Palmolive Company Executive Severance Plan (the “Severance Plan”) are payable only if an executive’s employment is terminated or an executive terminates his or her employment as a result of an “adverse change in conditions of employment” (as defined in the Severance Plan) following a change in control.

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Executive Compensation

Compensation Philosophy
Colgate believes that people are the most important driver of its business success and, accordingly, views compensation as an important tool to motivate leaders at all levels of the organization. Outlined below are the principles underlying Colgate’s executive compensation programs and examples of specific program features used to implement those principles.

	Base salary	Annual incentives	Long-term incentives
ALIGN PAY AND PERFORMANCE
Multiple performance measures are used to ensure a focus on overall Company performance.
Payouts vary based upon the degree to which performance measures are achieved.
Colgate does not guarantee minimum base salaries, bonuses or levels of equity or other incentives for its Named Officers, through employment agreements or otherwise.

DRIVE STRONG BUSINESS RESULTS

Selecting performance measures, such as organic sales growth, earnings per share and free cash flow productivity, that are key metrics for investors fosters profitable growth and increases shareholder value.

Using performance measures tied to Colgate’s annual and long-term operating goals, the achievement of which the Named Officers have the ability to influence, motivates the Named Officers to achieve strong and sustained business results.

FOCUS ON LONG-TERM SHAREHOLDER RETURN

As illustrated by the graphic on page 38, Colgate’s long-term incentive award program has a three-year performance period followed by an additional three-year vesting period, driving a focus on long-term results.

A significant portion of the Named Officers’ total compensation is paid in equity (approximately 45-70% in 2018), aligning the interests of the Named Officers with those of stockholders.

If Colgate’s three-year total shareholder return is in the top third when compared to a defined peer group, the number of performance-based restricted stock units granted to the Named Officers through the long-term incentive award program increases, directly tying a portion of the Named Officers’ compensation opportunity to relative shareholder return.

Colgate’s use of stock options, which provide value only to the extent that the Company’s stock price appreciates, provides an effective link to changes in shareholder value that aligns the interests of stockholders and executives.

Stock ownership guidelines require that executives maintain significant levels of stock ownership, further strengthening the focus on long-term shareholder return.

ATTRACT, MOTIVATE AND RETAIN HIGH-QUALITY TALENT

Colgate regularly benchmarks its compensation programs and designs the programs to compensate executives at the median level, with above-median payouts for superior performance and below-median payouts for performance below expectations.

To promote equal pay and fairness, Colgate’s policy is to compensate each individual at a level commensurate with his or her role, work location, individual performance and experience, irrespective of gender, race, ethnicity or any other category protected by law.

Individual performance influences salary increases and stock option awards, motivating the Named Officers to perform at the highest levels.

Colgate rewards executives for strong performance, including by increasing the number of performance-based restricted stock units granted based on total shareholder return when Colgate outperforms its peers.

The P&O Committee devotes substantial time and attention throughout each year to executive compensation matters to ensure that compensation is aligned with the Company’s performance and the best interests of stockholders. The Company’s compensation programs reflect its longstanding strategic initiatives, balancing achievement of short-term results with long-term strategic objectives. As discussed in more detail below, the P&O Committee’s well-balanced and disciplined approach includes regular reviews with its independent compensation consultant and careful benchmarking

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Executive Compensation

to ensure that Colgate’s compensation is effective in attracting, retaining and motivating high-quality talent, is supported by underlying performance and is reasonable relative to the Company’s peers. In reviewing and approving compensation for the Named Officers, the P&O Committee considers all material components of compensation as well as comprehensive information regarding market practices. The purpose of these materials is to bring together all of the elements of actual and potential future compensation of the Named Officers, so that the P&O Committee may review individual elements of compensation, including compensation mix, as well as the aggregate amount of total compensation.

Prior to the enactment of the Tax Cuts and Jobs Act (the “TCJA” or “U.S. tax reform”) in December 2017, in designing its compensation programs, the Company sought to preserve tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent possible, taking into account the primary objectives of the compensation programs outlined above. Of the incentive compensation components currently awarded by the Company, the annual incentive, stock option and performance-based restricted stock unit awards were all historically generally deductible under Section 162(m). The P&O Committee reserves the flexibility to approve compensation arrangements that are not fully tax deductible by the Company.

For taxable years beginning after December 31, 2017, the deductibility exemption for performance-based compensation under Section 162(m) was eliminated pursuant to the TCJA. As a result, compensation in excess of $1 million paid to covered executive officers generally will not be deductible unless the compensation qualifies for certain transition relief under the TCJA. Due to the uncertainty of the application of Section 162(m) as a result of the TCJA, there is no assurance that compensation intended to satisfy the requirements for exemption under Section 162(m) will in fact be deductible and, based on current regulations, the Company expects awards granted in 2018 and 2019 in respect of performance in 2018 to not be deductible.

This CD&A discusses the compensation paid to the Named Officers. The compensation programs described, however, apply more broadly to the Company’s other officers and senior managers, with changes as appropriate to reflect different salary grade levels and job responsibilities. The Company believes that this approach helps to align Colgate people into one global team sharply focused on the Company’s performance objectives and key strategic initiatives.

Compensation-Setting Process
Role of the P&O Committee

The P&O Committee oversees the Company’s executive compensation programs. The P&O Committee does not delegate any of its responsibilities regarding the consideration and determination of executive compensation.

The P&O Committee:

●	Recommends and approves, with the participation and concurrence of the other independent directors, the CEO’s performance goals and compensation; the CEO plays no role in setting his own compensation;
●	Reviews and approves the performance goals and compensation recommended by the Global Human Resources function of the Company and the CEO for other executive officers of the Company;
●	References tally sheets that summarize all material components of compensation in reviewing and approving compensation for executive officers; and
●	Approves the peer group companies used as a reference point in designing the Company’s compensation programs and in setting compensation levels.

Role of the Independent Compensation Consultant

The P&O Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. FW Cook is actively involved in advising the P&O Committee on compensation decisions.

FW Cook, as the P&O Committee’s independent compensation consultant:

●	Regularly reviews the Company’s executive compensation programs with the P&O Committee;
●	Advises the P&O Committee on the setting of target compensation levels, the design of the Company’s variable incentive plans and the setting of performance goals;
●	Helps the P&O Committee ensure there is a strong positive relationship between earned compensation and performance, as measured by operating results and changes in shareholder value; and
●	Provides observations and recommendations about the peer group companies used as a reference point in designing the Company’s compensation programs and in setting compensation levels.

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Executive Compensation

2018 CEO Compensation Review
In 2018, the P&O Committee worked with FW Cook to determine the appropriate target level of direct compensation for Mr. Cook, based on his individual performance, including his leadership, and overall Company performance. Following this review, which also took into account Colgate’s compensation philosophy, competitive data from the Comparison Group and market trends, the P&O Committee determined in March 2018 to maintain Mr. Cook’s overall target direct compensation (salary and annual and long-term incentives) for 2018 between the median and the 75th percentile of the Comparison Group, with the possibility of above-target compensation based on superior performance and below-target compensation if performance fell below expectations. In addition, the P&O Committee decided to set the cash portion of Mr. Cook’s target direct compensation (salary and annual bonus combined) near the median and the long-term equity incentive portion (stock options and performance-based restricted stock units) above the median to ensure a strong link between pay and long-term performance. The P&O Committee also determined to have the variable portion of Mr. Cook’s target direct compensation represent a larger portion of his compensation as compared with the other Named Officers, to ensure his compensation is strongly tied to Company performance. In making these determinations, the P&O Committee worked together with the other independent directors of the Board.

In light of these determinations, in March 2018 the P&O Committee determined to increase Mr. Cook’s salary by 3.0%, consistent with market trends and the salary increases for other Company executives. This salary increase also had the effect of increasing Mr. Cook’s annual bonus opportunity because that opportunity is expressed as a percentage of base salary, but did not impact other aspects of his compensation such as his long-term incentive opportunity, which is expressed as a dollar value. The P&O Committee determined that a modest salary increase was warranted based on Mr. Cook’s sustained leadership and was consistent with its compensation philosophy of targeting the cash portion of his target direct compensation near the median relative to the Comparison Group. The P&O Committee determined not to make any changes to the long-term equity incentive portion of Mr. Cook’s target direct compensation, maintaining the long-term equity incentive portion of Mr. Cook’s target direct compensation above the median of the Comparison Group, consistent with the P&O Committee’s intent to link a significant part of his compensation to the achievement of multi-year performance goals and the Company’s absolute and relative stock price performance.

Comparison Group
Colgate uses comparative compensation data from a group of other leading companies, referred to in this CD&A as the “Comparison Group,” as a point of reference in designing its compensation programs and in setting compensation levels. The P&O Committee does not use this comparative data as the determinative factor in setting compensation levels but rather as a single component in its effort to verify that the Company’s compensation programs are reasonable and competitive in light of compensation levels at similarly situated companies. The P&O Committee also reviews Colgate’s performance against the Comparison Group for purposes of making awards that are based on relative performance measures, such as the portion of the long-term incentive award opportunity based on relative shareholder return.

The Comparison Group is selected to include companies of similar size and complexity to the Company (including the Company’s substantial international operations) and to represent both the market for executive talent in which the Company competes as well as the Company’s peer companies from a performance and investment perspective. It is comprised primarily of fast-moving consumer goods companies with product portfolios consisting of globally recognized brands that are similarly situated to the Company in terms of overall size or performance against relevant measures. The Company’s revenues and market capitalization are at the 34th and 53rd percentiles, respectively, of the Comparison Group.

The companies comprising the Comparison Group are approved by the P&O Committee after taking into account observations and recommendations of management and FW Cook.

For 2018, the P&O Committee determined not to make any changes to the Comparison Group, so it remained unchanged from 2017 and consisted of the following 15 companies:

COMPARISON GROUP*

●Campbell Soup Company	●General Mills, Inc.	●Mondēlez International, Inc.
●The Clorox Company	●Johnson & Johnson	●PepsiCo, Inc.
●The Coca-Cola Company	●Kellogg Company	●The Procter & Gamble Company
●Conagra Brands, Inc.	●Kimberly-Clark Corporation	●Reckitt Benckiser Group plc
●The Estée Lauder Companies Inc.	●The Kraft Heinz Company	●Unilever N.V.
*	Prior to 2017, the Comparison Group also included Avon Products, Inc. (“Avon”). Avon was removed from the Comparison Group in 2017 due to the changes to Avon’s corporate structure in 2016.

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Executive Compensation

Compensation data are collected for these companies for all of the Company’s three primary compensation components (base salary, annual incentive pay and long-term incentive pay), both individually and in the aggregate, as well as for indirect compensation elements such as perquisites and retirement benefits.

The Company’s average adjusted earnings-per-share growth, net sales growth, organic sales growth, total shareholder return, operating cash flow as a percentage of sales, return on sales, return on invested capital and CEO total direct compensation relative to the Comparison Group during the three-year period from 2016 to 2018 were as follows:

COLGATE’S PERCENTILE RELATIVE TO COMPARISON GROUP FOR 2016-2018

The above percentiles reflect peer company data available as of March 18, 2019. Adjusted earnings-per-share growth and organic sales growth as used in this section reflect the adjustments described in Annex A to Colgate’s earnings-per-share growth and net sales growth, respectively, and comparable adjustments to peer companies’ earnings-per-share growth and net sales growth.

Compensation Components
Compensation Mix
Colgate’s executive compensation programs consist of the following three primary components:

Base salary	Annual incentives	Long-term incentives
	Payable in the form of cash bonuses	Payable in the form of stock options and performance-based restricted stock units

In allocating target compensation among these three components, the P&O Committee seeks to provide reasonable and competitive levels of fixed compensation (i.e., salary), while emphasizing performance-based compensation that varies based on overall Company or business unit performance and/or the performance of the Company’s Common Stock. Accordingly, as the following chart illustrates, base salaries for the Named Officers other than the CEO represented approximately 25% of the three compensation components noted above, and incentive compensation, consisting of annual and long-term, represented approximately 75% at target, while the base salary for Mr. Cook represented approximately 10% of the three components noted above and incentive compensation represented approximately 90% at target. The target compensation mix for Mr. Cook reflects the P&O Committee’s belief that a larger portion of his compensation should be variable and tied to the Company’s financial and stock price performance.

NAMED OFFICERS’ TARGET COMPENSATION MIX (%)

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Executive Compensation

The target mix between annual incentive pay and long-term incentives is determined based on competitive practice and Colgate’s desire to focus, first, on long-term performance and shareholder value and, second, on annual performance. Within the long-term incentive category, the Named Officers are eligible to receive a mix of stock options and performance-based restricted stock units because the two types of awards serve different but complementary purposes. Stock options provide value only to the extent that the Company’s stock price appreciates, thereby providing an effective link to changes in shareholder value that aligns the interests of stockholders and executives. Performance-based restricted stock units provide value based on the Company’s long-term performance relative to its objectives, creating a strong link between compensation and the achievement of the Company’s long-term financial goals. The Company’s compensation philosophy and competitive practice also drive determinations about total target compensation levels for the Named Officers.

In addition to the three primary components of compensation discussed above, the Company provides its executive officers, including the Named Officers, with limited perquisites that represent approximately 1% or less of the total compensation for each Named Officer shown in the Summary Compensation Table, not including relocation expenses paid in connection with an executive’s relocation at the Company’s request. For the Named Officers, such perquisites consist primarily of an annual allowance of up to $11,500 to be used for legal, financial or tax counseling, an annual physical exam and, in the case of Messrs. Cook and Wallace, the use of a Company car and driver. The Company implemented the allowance plan, which is available to approximately 700 employees with allowance amounts varying based on salary grade level, over 25 years ago to ensure uniformity of treatment for all executives regarding perquisites. For more information on perquisites provided to the Named Officers in 2018, see note 6 to the Summary Compensation Table. Any personal income taxes due as a result of these perquisites are the responsibility of the Named Officers.

The compensation and benefits payable to the Named Officers in the event of retirement, severance and change in control are described on pages 46 to 49 and 51 to 55. The Company’s retirement programs are designed to provide the Company’s long-serving, retiring employees with competitive replacement income based on then-prevailing market practice. The Named Officers participate in the same retirement programs that are available to other U.S. employees, with supplemental benefits provided to make up for benefits under certain plans that cannot be provided as a result of the application of certain limits under the Internal Revenue Code. Pension benefits for the Named Officers other than Messrs. Jakobsen and Wallace are calculated based on a formula available to salaried employees who were employed by the Company on June 30, 1989 and made a one-time election to participate in a final average earnings formula as described in “Retirement Plans.” Mr. Wallace’s pension benefit is determined under the PRA formula as described in “Retirement Plans.” Mr. Jakobsen is not a participant in the Colgate-Palmolive Company Employees’ Retirement Income Plan described in “Retirement Plans” and instead participates only in the Company’s defined contribution plans. The Company’s severance program is designed to provide participants with reasonable compensation if their employment is terminated in the event of a change in control or at the Company’s convenience. The potential payments and benefits under these various programs did not influence the decisions discussed in the balance of this CD&A regarding the setting of salary, annual incentives and long-term incentives for the Named Officers since these programs serve very different purposes.

Base Salary
Base salaries for the Named Officers and all other employees are based on established salary ranges for each grade level. The CEO’s salary is set independently by the P&O Committee, without the involvement of the CEO. The P&O Committee reviews salaries for the other Named Officers based on recommendations from the Global Human Resources function and the CEO in accordance with the established salary ranges and the guidelines described below.

Since base salaries are designed to provide a reasonable, competitive level of fixed compensation, the mid-point of each salary range is set at the median pay level for similar jobs at companies in the Comparison Group. Salaries above the median are available for key contributors to the success of the Company and long-tenured exceptional performers. Setting salaries in the median range or above mitigates pressure that might otherwise exist to support short-term focused or higher-risk business strategies if fixed compensation were set materially below market rates.

Decisions regarding where in the range a particular individual’s salary should be and whether his or her salary should be increased during the year are based on the following factors:

●	Colgate’s annual salary budget guidelines;
●	Company or business unit performance, as applicable;
●	Assumption of new responsibilities;
●	Data from the Comparison Group; and

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Executive Compensation

●	Individual performance, elements of which include:
●	the individual’s ability to translate the Company’s key priorities into specific strategies applicable to his or her function, to communicate those strategies clearly and effectively and, working with his or her team, to deliver results against those strategies to help the Company achieve its performance objectives and strategic initiatives; and
●	other performance measures, such as the successful launch of innovative new products, increases in market share of Colgate products, geographic expansion and increases in productivity.

The Named Officers are experienced executives with long tenure at the Company. In 2018, salaries for the Named Officers other than Mr. Cook ranged between approximately the 30th and 94th percentiles of salaries for similar jobs in the Comparison Group based on the most recent data available to the Company, reflecting the Named Officers’ respective lengths of tenure in their current positions. Messrs. Jakobsen and Wallace each received a promotion during 2018. The increases in their salaries in 2018 were the result of these promotions and the assumption of new responsibilities. Mr. Cook’s salary for 2018 was increased by 2.9%. His salary is near the median for CEOs in the Comparison Group.

Annual Incentives
Award Opportunities
Annual incentive awards are awarded under the stockholder-approved Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”).

Cash bonuses are designed to reward performance over a one-year period against one or more pre-established performance measures set by the P&O Committee at the beginning of the year. Awards are determined by the P&O Committee based on audited financial results available early in the following year based on achievement against the designated goals. In addition, the P&O Committee has discretion to adjust calculated awards upward or downward, subject to award limits established by the P&O Committee at the time the performance measures were set.

Executives, including the Named Officers, are each assigned a bonus award opportunity, which is based on salary grade level, expressed as a percentage of base salary and generally set at or below the median of the Comparison Group. Assigned award opportunities are established for each Named Officer to ensure that the portion of annual cash compensation (i.e., salary plus cash bonus) that is based on performance increases with the level of responsibility. This is intended to ensure that the executives who are most responsible for managing the Company and establishing its strategic plan are held most accountable to stockholders. For 2018, the Named Officers’ assigned award opportunities and award maximums, which are equal to 150% of the assigned award opportunities, were as follows:

	Assigned Award Opportunity	Maximum Award Opportunity*
Ian Cook	160% of base salary	240% of base salary
Dennis J. Hickey	100% of base salary	150% of base salary
Henning I. Jakobsen	65% of base salary	97.5% of base salary
Noel R. Wallace	86.5% of base salary	129.75% of base salary
Franck J. Moison	75% of base salary	112.5% of base salary
P. Justin Skala	75% of base salary	112.5% of base salary
*	The adjustment for organic sales (described below) is made irrespective of these maximums.

The formula-driven bonus award calculations for 2018 for all of the Named Officers were subject to a 10% adjustment, up or down, based on performance against the pre-established organic sales growth measure discussed below. The annual cash bonuses for 2018 for all of the Named Officers also were subject to a 10% downward adjustment if certain key global ethics and compliance objectives were not met. These ethics and compliance objectives were achieved in 2018.

Performance Measures and Bonus Payouts
Base Business Earnings Per Share and Free Cash Flow Productivity are the primary performance measures for annual cash bonuses for all of the Named Officers, including the CEO. Additionally, annual cash bonuses are adjusted (downward or upward) based on organic sales growth performance. The earnings-per-share measure was selected to create a strong focus on the Company’s overall profit goal and its underlying drivers of sales, cost control and financial efficiency. The free cash flow productivity measure was selected to emphasize the importance of the Company’s ability to generate cash to satisfy current and future obligations, reinvest in business-building activities and return value to stockholders. The organic sales growth measure was selected because it reflects the underlying momentum of the Company’s business.

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Executive Compensation

The earnings-per-share measure is adjusted for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items. The purpose of the adjustments is to ensure that the measurement of performance reflects factors that management can directly control and that payout levels are not impacted by factors unrelated to the ongoing operation of the business. These adjustments are consistent with the presentation in Colgate’s public filings in which the impact of these items is discussed separately.

The free cash flow productivity measure is calculated by dividing the Company’s 2018 free cash flow before dividends by the Company’s 2018 net income, in each case as reported in the Company’s 2018 audited financial results. Free cash flow before dividends is defined by the Company as net cash provided by operations less capital expenditures.

The P&O Committee established targets in March 2018 based on the Company’s 2018 business strategy to continue to increase advertising investment to drive organic sales growth and to increase operating cash flow, gross margin expansion and adjusted earnings-per-share growth on a dollar basis. Given the economic and market conditions at the time the targets for the annual bonus award were set, the goals were designed to be challenging but achievable, with payout levels intended to encourage strong, focused performance.

Annual bonus awards were calculated based on the weighted average performance of Base Business Earnings Per Share and Free Cash Flow Productivity against the goals. The Base Business Earnings Per Share measure was weighted 75% and the Free Cash Flow Productivity measure was weighted 25%. In 2018, the performance required to receive threshold, target and maximum payouts for each of those two components, and the payout relative to the Comparison Group that performance at each level would represent for the Named Officers, were as follows:

If Base Business Earnings Per Share was less than $3.02 or Free Cash Flow Productivity was less than 85%, no annual bonus would be paid with respect to that component.

Calculated annual bonus awards for the Named Officers are adjusted up or down based on organic sales growth performance. If Colgate’s organic sales growth in 2018 over the prior year was greater than or equal to 5.0%, bonuses would increase by 10% (irrespective of the maximum opportunities discussed above), or would decrease by 10% if Colgate’s organic sales growth was less than or equal to 1.0%. For organic sales growth between 1.0% and 5.0%, the award modifier would be interpolated on a linear basis. The organic sales growth range of 1.0% to 5.0% represents a decrease from the range of 2.0% to 6.0% organic sales growth used in 2017. The decision to decrease the organic sales growth range used for compensation purposes was made to align with the Company’s publicly announced longer-term outlook for organic sales growth, which also was adjusted downward in 2018 based on the slowing of growth rates in the categories in which the Company competes.

Colgate’s Base Business Earnings Per Share was $2.97 and Free Cash Flow Productivity was 102.4% in 2018 and, consequently, the P&O Committee approved bonus awards for the Named Officers at 31.0% of the assigned award opportunities (prior to application of the organic sales growth modifier). Colgate’s organic sales growth in 2018 was 0.7%. Based on achieving this level of organic sales growth, the modifier described above decreased the annual bonus for each of the Named Officers by 10%. Therefore, the annual cash bonus for each Named Officer represented 27.9% of their assigned award opportunity.

The annual cash bonus for Mr. Hickey equaled 27.9% of salary, for Mr. Jakobsen equaled 18.1% of salary, for Mr. Wallace equaled 24.1% of salary and for Messrs. Moison and Skala equaled 20.9% of their respective salaries. These awards were paid at approximately the 12th to the 17th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company. Mr. Cook earned an annual cash bonus equal to 44.6% of salary, which represented a payout at approximately the 18th percentile of annual bonuses for CEOs in the Comparison Group, based on the most recent data available to the Company.

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Executive Compensation

Long-term Incentives
Overview
Colgate’s long-term incentive compensation is designed to focus the Named Officers and other Colgate executives on increasing shareholder value and to reward their contribution to the long-term growth and performance of the Company. Colgate uses two types of long-term incentives for the Named Officers, both paid in the form of equity: stock options and performance-based restricted stock units. Stock options and performance-based restricted stock units are used to balance and support all of the key principles discussed on page 30. Because their value is solely dependent on appreciation in share price, stock options strongly support the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between the Named Officers and stockholders. The use of performance-based restricted stock units ensures that the amount of long-term incentive compensation granted is tied directly to both increases in shareholder value and the achievement of critically important multi-year performance objectives. Due to the multi-year vesting requirements, all of Colgate’s long-term incentives support the goal of retaining the Named Officers and other key executives.

Consistent with Colgate’s longstanding practice of encouraging stock ownership throughout the organization to reward employees for the long-term value they create and to create common interests between management and stockholders, long-term equity grants are the largest component of target direct compensation for the Named Officers. With the exception of Mr. Cook, whose long-term incentives are targeted above the median as described on page 32, in general, following a review of the practices of the Comparison Group, long-term incentives are targeted at the median of the Comparison Group, with above-median awards available based on superior performance.

In 2018, Colgate’s annual stock option and restricted stock unit utilization for all awards was 0.82% of outstanding stock, placing it at the 63rd percentile of the Comparison Group based on available market data. Because Colgate uses a mix of long-term incentives that is weighted more heavily toward stock options than full value awards as compared with the companies in the Comparison Group, its utilization rate will generally be above the median of the Comparison Group.

Equity Grant Process and Policies
The Company makes annual equity awards at the same predetermined times each year, at regularly scheduled P&O Committee meetings in the first and third quarters. Equity awards for new hires or newly promoted employees or special awards for recognition or retention purposes are generally made on a monthly basis. The grant date of any award is no earlier than the date on which such award is approved, and the grant price of any award is never less than the closing price of the Company’s Common Stock on the date of grant.

Stock Options
Overview
Stock options are granted under the stockholder-approved 2013 Plan. The number of stock options granted to individual executives is determined based on guidelines set for each salary grade level. Established annually, the stock option guidelines are determined based on a review of market data and share usage. Actual awards may vary from such guidelines based on a qualitative assessment of factors similar to those used to determine salary, including each individual’s performance, the performance of the business unit or function for which they are responsible and the assumption of new job responsibilities. (See discussion of salary beginning on page 34.) As with other compensation decisions, in the case of the CEO, the P&O Committee makes such assessment with the participation and concurrence of the other independent directors of the Board and considering advice from its independent consultant, FW Cook. In the case of the other Named Officers, the P&O Committee reviews and approves awards taking into account the recommendations of the Global Human Resources function and the CEO.

Stock Option Grants
During 2018, stock option grants to Colgate’s Named Officers were at the guideline award level except for Mr. Wallace, whose award was 20% below the guideline award level due to his mid-year promotion. See column (j) of the Grants of Plan-Based Awards Table for the number of stock options granted to the Named Officers in 2018. Mr. Cook’s award for 2018 was 531,857 options, consistent with the pre-established guideline.

Stock Option Terms
For all of the Named Officers, the stock options vest in equal annual installments over three years, the exercise price of the stock options is equal to the closing price of the Company’s Common Stock on the date of grant and the term of the stock options is six years. Unvested stock options are forfeited if the recipient terminates his employment with the Company, other than through retirement, death or disability. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including stock options, see page 53.

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Executive Compensation

Performance-Based Restricted Stock Unit Awards
Award Opportunities
Performance-based restricted stock unit awards are made to executive officers, including the Named Officers, under the stockholder-approved 2013 Plan.

Each year, at the beginning of a three-year measurement cycle, the P&O Committee approves a set of performance goals and assigns each Named Officer a restricted stock unit award opportunity expressed in dollars. The Named Officers are also eligible to receive an increase to the number of performance-based restricted stock units equal in value to 25% of their assigned award opportunities based on total shareholder return versus a defined peer group. At the conclusion of each three-year cycle, actual performance is measured against the pre-established performance goals to determine the award value. The award value is calculated in dollars and then converted into restricted stock units by dividing the dollar value by the share price on the grant date. The P&O Committee has discretion to adjust the calculated awards downward, but not upward. As illustrated by the below graphic, awards are made in the form of restricted stock units, which are subject to an additional three-year vesting period after they are granted, during which time the recipient must remain employed by the Company unless he is eligible for retirement. At the conclusion of the vesting period, shares of Common Stock are delivered in respect of the restricted stock units.

SIX YEAR LONG TERM INCENTIVES TIMELINE

The combination of this additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results, alignment of interests between executives and stockholders and retention of executive talent.

As noted above, assigned award opportunities are expressed in dollars. For the 2016-2018 measurement cycle, Mr. Cook’s assigned award opportunity was $4,208,000 and the assigned award opportunity for the other Named Officers ranged from $727,000 to $1,250,000. Depending upon performance against the pre-established measures discussed below, including the measure based on total shareholder return versus peers, actual award payouts range from zero, if performance falls below a certain level, to a maximum of two times the assigned award opportunity.

Performance Measures and Award Payouts
The performance measures used for the 2016-2018 performance cycle are compounded annual growth in organic sales and Currency Neutral Earnings Per Share, weighted equally, over the three-year measurement period. The two measures of organic sales growth and currency-neutral earnings-per-share growth were chosen based on the Company’s view that together they reflect the underlying momentum and strong fundamentals of the Company’s business and its ability to generate funds to reinvest in business-building activities and return value to stockholders. Currency-neutral measures were selected for the long-term incentive award program to create a strong focus on driving local growth and profitability despite potential currency fluctuations, which can be difficult to forecast multiple years in advance and are largely outside the control of those running the business day-to-day. The earnings-per-share measure is adjusted for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items.

For the 2016-2018 performance cycle, “Currency Neutral Earnings Per Share” excludes charges resulting from the Company’s Global Growth and Efficiency Program, U.S. tax reform, the change in accounting for Venezuela, the effective devaluations of the Venezuelan bolivar and the Argentine peso and certain litigation matters, charges and benefits from tax matters, gains on the sale of the land in Mexico and on the sale of the Company’s laundry detergent business in the South Pacific and benefits from the change in accounting for income taxes related to stock-based compensation. Currency Neutral Earnings Per Share for each year in the 2016-2018 performance cycle was also adjusted to eliminate the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into United States dollars by translating 2018, 2017 and 2016 local currency quarterly results into United States dollars using average rates of foreign exchange for the comparable quarter in 2017, 2016 and 2015, respectively, and aggregating the results for each quarter. Currency Neutral Earnings Per Share growth for each year is calculated as the percentage increase in Currency Neutral Earnings Per Share versus adjusted earnings per share on a dollar basis for the preceding year.

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Executive Compensation

2016-2018 PROFITABLE GROWTH MATRIX (CONDENSED)

A “Profitable Growth Matrix,” approved by the P&O Committee at the beginning of each performance cycle, sets forth the percentage of the assigned award opportunity that will be paid for various levels of compounded annual growth in organic sales and Currency Neutral Earnings Per Share over the three-year measurement period. The payout levels reflected in the Profitable Growth Matrix are selected to support the organic sales and currency-neutral earnings-per-share goals that the Company has set for itself in its multi-year strategic plan.

A condensed version of the Profitable Growth Matrix for the 2016-2018 performance cycle showing the percentage of the assigned award opportunity that would be paid for performance at various levels for each of those two measures, including the threshold, target and maximum, is shown to the right.

For the 2016-2018 performance cycle, compounded annual growth in organic sales was 1.8% and compounded annual growth in Currency Neutral Earnings Per Share was 4.5%, which resulted in a payout of 0% based on the Profitable Growth Matrix.

The Named Officers are also eligible to receive an increase in the number of performance-based restricted stock units awarded based on total shareholder return versus peers over the same three-year period, which adds a relative performance measure. If the Company’s total shareholder return, defined as stock price appreciation plus dividends accrued, during the period is in the top third when compared with the total shareholder return of the companies making up the Comparison Group plus Avon, which as discussed on page 32 was included in the Comparison Group at the time the P&O Committee established the performance measures for the 2016-2018 performance cycle in March 2016, additional performance-based restricted stock units equal in value to 25% of an individual’s assigned award opportunity will be granted. For the 2016-2018 cycle, the Company’s total shareholder return of -4.2% was not in the top third when compared to the Comparison Group plus Avon, so the Named Officers did not receive any additional performance-based restricted stock units.

Given the Company’s performance in terms of compounded annual growth in organic sales and Currency Neutral Earnings Per Share and total shareholder return for the 2016-2018 performance cycle, as set forth above, the Named Officers did not receive restricted stock unit awards for the 2016-2018 performance cycle.

Since payouts for the 2016-2018 cycle were determined in February 2019, after results for the 2016-2018 period were known, they are not shown in column (e) (“Stock Awards”) of the Summary Compensation Table, which reflects awards granted during 2018, 2017 and 2016.

Restricted Stock Unit Terms
To the extent earned, the restricted stock units granted under the long-term incentive program vest and are distributed as shares of Common Stock three years from the date of the award. Awards are forfeited if the recipient terminates his or her employment with the Company, other than through retirement, death or disability, prior to the end of the three-year vesting period. For more information regarding the effect of various types of termination on the vesting of outstanding equity awards, including restricted stock unit awards, see page 53. Recipients of restricted stock unit awards do not have voting rights or receive dividends until the awards vest. During the three-year vesting period, since the performance goals for the applicable measurement cycle have been met, even though the award is subject to a further vesting requirement, dividend equivalents in the form of additional restricted stock units accrue at the same rate that dividends are paid on the Company’s Common Stock, to be distributed as shares together with the underlying award.

Compensation Governance Features
Stock Ownership Guidelines
To further align the interests of the Company’s officers with those of its stockholders and ensure a long-term perspective, the Board has established minimum stock ownership guidelines for members of senior management. The CEO is required to own Colgate stock equal in value to eight times his annual salary, and the other Named Officers must hold Colgate stock in amounts equal to four times their annual salaries. Other senior managers of the Company are subject to ownership requirements of one or two times their annual salaries. Executives have five years from their initial promotion into an eligible position to achieve required ownership levels. Compliance with these guidelines is evaluated on an annual basis. All of the Named Officers are in compliance with this policy.

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Hedging and Pledging of Company Stock
Colgate’s Board has adopted policies that prohibit Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock and that prohibit directors and officers from pledging Colgate stock. During 2018, all of the Named Officers were in compliance with these policies.

Clawback Policy
Colgate’s Board has adopted a policy that permits Colgate to recoup cash and equity-based incentive awards made to Colgate’s executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

Advisory Vote on Executive Compensation
The Company’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 91.9% of stockholders voting on the proposal at the 2018 Annual Meeting of Stockholders. The P&O Committee reviewed the overall vote results and the votes of the Company’s top 30 institutional investors who were required to report their voting records, all but one of which voted in favor of the advisory vote on executive compensation. The P&O Committee believes that these results reflect the stockholders’ support for the compensation decisions made by the P&O Committee for the Company’s Named Officers.

Following the 2018 Annual Meeting of Stockholders, members of Colgate management engaged with the institutional investor that did not vote in favor of the advisory vote on executive compensation in order to understand its voting decision. The investor indicated it did not have concerns about the design of the Company’s executive compensation program. See page 23 for further information regarding the Company’s stockholder engagement efforts.

Conclusion
In summary, the P&O Committee believes in aligning pay and performance. Thus, its approach to executive compensation is guided by the principle that executives should have the potential for increased compensation when performance objectives are exceeded, provided that compensation decreases if performance objectives are not met, as demonstrated by the compensation awarded to the Named Officers in 2018.

P&O Committee Report
The P&O Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and this Proxy Statement.

The foregoing P&O Committee report has been submitted by the members of the P&O Committee: Michael B. Polk (Chair), John T. Cahill, Helene D. Gayle, C. Martin Harris and Stephen I. Sadove.

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Executive Compensation

Summary Compensation Table
The following table shows the compensation of the Company’s Chairman and Chief Executive Officer, current Chief Financial Officer, former Chief Financial Officer and three other most highly compensated executive officers (the “Named Officers”) for 2018, 2017 and 2016, as applicable.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	(1)	Stock Awards ($) (e)	(2)	Option Awards ($) (f)	(3)	Non-Equity Incentive Plan Compensation ($) (g)	(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	(5)	All Other Compensation ($) (i)	(6)	Total ($) (j)
Ian Cook Chairman and Chief Executive Officer	2018	1,389,825	—		2,266,292		5,042,004		624,960		1,912,618		315,629		11,551,328
	2017	1,359,300	—		4,208,019		5,042,004		2,742,306		1,804,356		193,513		15,349,498
	2016	1,346,533	—		3,096,019		5,343,886		2,939,024		1,702,223		262,621		14,690,306
Dennis J. Hickey Retired Vice Chairman (Former Chief Financial Officer)(7)	2018	1,000,700	—		603,661		1,114,004		281,176		8,371		449,189		3,457,101
	2017	970,200	—		1,128,436		1,114,005		1,234,925		1,596,361		324,101		6,368,028
	2016	942,867	—		828,755		1,231,718		1,286,215		2,065,183		398,631		6,753,369

Henning I. Jakobsen Chief Financial Officer(8)	2018	662,979	—		215,797		727,059		132,386		—		134,662		1,872,883

Noel R. Wallace President and Chief Operating Officer	2018	891,085	—		425,540		1,000,007		229,158		33,386		227,214		2,806,390
	2017	820,533	—		876,010		825,508		783,340		33,877		166,363		3,505,631
	2016	787,083	—		1,167,569	(9)	3,073,487		761,486		34,735		185,873		6,010,233
Franck J. Moison Retired Vice Chairman(10)	2018	995,388			603,661		1,114,004		209,763		2,881		387,289		3,312,986
	2017	965,033	—		1,128,436		1,114,005		921,320		227,656		291,044		4,647,494
	2016	937,800	—		828,755		1,195,965		959,492		660,323		347,648		4,929,983
P. Justin Skala Executive Vice President, Chief Growth and Strategy Officer	2018	846,315	—		425,540		825,509		178,348		3,031		326,105		2,604,848
	2017	820,533	—		876,010		825,508		783,340		578,656		282,036		4,166,083
	2016	787,083	—		1,167,569	(9)	3,000,003		761,486		757,773		267,049		6,740,963

NOTES TO THE SUMMARY COMPENSATION TABLE
(1)	Bonus. Cash bonuses are awarded based on specific pre-established performance measures and therefore are reported in column (g) under Non-Equity Incentive Plan Compensation.
(2)

Stock Awards. This column reflects the aggregate grant date fair value of performance-based restricted stock unit awards made to the Named Officers in the years reported under the stockholder-approved 2013 Plan based on one or more pre-established performance measures. Since the awards are granted in the year following the conclusion of the three-year performance cycle, after results for the performance cycle are known, the amounts shown in this column for 2018, 2017 and 2016 reflect payouts for the 2015-2017, 2014-2016 and 2013-2015 performance cycles, respectively. The value of restricted stock unit awards is based on the fair market value (which, except as described in note 9 to this table, was the closing stock price) of the Company’s Common Stock on the date of grant. For more information regarding these awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 38 to 39 of the CD&A and the Grants of Plan-Based Awards Table.

(3)

Option Awards. This column reflects the aggregate grant date fair value of stock option awards granted to each of the Named Officers in the years reported under the stockholder-approved 2013 Plan. The estimated value of stock options is calculated using the Black-Scholes model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2018. For more information regarding these awards, including their terms and conditions, see page 37 of the CD&A and the Grants of Plan-Based Awards Table.

(4)

Non-Equity Incentive Plan Compensation. This column reflects the cash bonuses earned by the Named Officers under the stockholder-approved 2013 Plan based on one or more pre-established performance measures, as discussed more fully on pages 35 to 36 of the CD&A. These bonuses were awarded and paid after audited financial results for the years for which performance was measured were known early in the following year. For 2018, the performance measures were adjusted earnings per share on a dollar basis, free cash flow before dividends as a percentage of net income and growth in organic sales. See the Grants of Plan-Based Awards Table for more information regarding 2018 bonuses.

(5)

Change in Pension Value. This column reflects (i) the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”) and the Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”) from December 31, 2017 to December 31, 2018, December 31, 2016 to December 31, 2017 and December 31, 2015 to December 31, 2016, as applicable; and (ii) for the Named Officers other than Mr. Cook and Mr. Jakobsen, above-market interest earned during those periods under the Colgate-Palmolive Company Supplemental Savings and Investment Plan (the “Supplemental Savings & Investment Plan”), as described on page 50. For Messrs. Cook, Hickey, Moison and Skala, whose Retirement Plan and Supplemental Retirement Plan benefits are calculated under the final average earnings formula discussed on page 47, the year-over-year actuarial present value changes are attributable to changes in the discount rate, compensation and mortality assumptions. The discount rates used to determine the present value of the benefits as of December 31, 2018, December 31, 2017, December 31, 2016 and December 31, 2015 were 4.38%, 3.73%, 4.27% and 4.93%, respectively. For more information about the discount rate and how it is calculated, see “Critical Accounting Policies and Use of Estimates” and Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2018. The mortality assumptions reflect the Society of Actuaries’ Retirement Plan Experience Committee’s mortality improvement scale published in 2016. For Mr. Cook, the aggregate

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Executive Compensation

benefits payable under the Retirement Plan and the Supplemental Retirement Plan are limited by application of the cap described under “Retirement Plans.” For Mr. Wallace, whose Retirement Plan and Supplemental Retirement Plan benefits are calculated under the PRA formula discussed on page 48, the year-over-year actuarial present value changes reflect additional interest credited to his plan accounts. Mr. Jakobsen is not a participant in the Retirement Plan or Supplemental Retirement Plan and instead participates only in the Company’s defined contribution plans so no amounts are shown for him in this column. The aggregate changes in the actuarial present value of the Retirement Plan and Supplemental Retirement Plan benefits during 2018 reflected in this column were as follows: Mr. Cook—$1,912,618 and Mr. Wallace—$29,987. For Messrs. Hickey, Moison and Skala, a change of $0 is reflected in this column for 2018, since their actuarial present values decreased by $95,077, $1,004,516 and $270,496, respectively, during 2018. The values decreased primarily as a result of the higher discount rate. As noted above, this column also includes the following amounts of above-market interest earned under the Company’s Supplemental Savings & Investment Plan: Mr. Hickey—$8,371; Mr. Wallace—$3,399; Mr. Moison—$2,881; and Mr. Skala—$3,031.

(6)

All Other Compensation. The amounts shown in this column are paid pursuant to programs available either to all U.S. employees generally or to a broad group of management employees, except as specifically noted in the footnotes below. The dollar amounts paid under each such program and the value of perquisites and other personal benefits granted to the Named Officers in 2018 were:

Named Officer	Company Contributions to Savings & Investment 401(k) Plan ($)	(a)	Company Allocations to Supplemental Savings & Investment Plan ($)	(b)	Value of Company- Paid Life Insurance Premiums ($)	Perquisites and Other Personal Benefits ($)	(c)
Ian Cook	17,878		174,877		2,550	120,324
Dennis J. Hickey	59,127		376,012		2,550	11,500
Henning I. Jakobsen	31,627		36,936		1,035	65,064
Noel R. Wallace	41,253		165,652		2,417	17,892
Franck J. Moison	59,128		314,111		2,550	11,500
P. Justin Skala	59,128		252,397		2,401	12,179
(a)

This column reflects Company contributions to the Named Officers’ accounts under the Colgate-Palmolive Company Employees Savings and Investment Plan (the “Savings & Investment Plan”), a broad-based employee stock ownership and 401(k) plan available generally to all U.S. employees. These contributions are made in the form of shares of Common Stock pursuant to the following programs: profit-sharing accounts, bonus savings contributions and, for all Named Officers except Mr. Cook, retirement contributions. Company matching contributions are made in the same form as employees’ own contributions to the Savings & Investment Plan. The amounts shown represent the value of such contributions at the time of allocation to the Named Officers’ accounts.

(b)

This column reflects Company allocations to the Supplemental Savings & Investment Plan, a plan available to U.S. employees who are not able to receive the full Company matching or retirement contributions under the Savings & Investment Plan due to the Internal Revenue Service (“IRS”) limit on compensation. Amounts allocated by the Company to the Named Officers’ and other employees’ accounts under this plan are equal only to the amount of the Company matching and/or retirement contributions in excess of these IRS limits.

(c)

This column consists of: (i) a predetermined annual allowance available to approximately 700 employees in amounts ranging from a maximum of $11,500 for senior executives including the Named Officers to $2,000 for junior executives; (ii) personal use of a car and driver for Mr. Cook and, starting in December 2018, Mr. Wallace; (iii) annual physical exams for Messrs. Jakobsen, Wallace and Skala; and (iv) $52,550 of relocation expenses for Mr. Jakobsen in connection with his relocation to the United States at the Company’s request.

Each of the Named Officers received the predetermined allowance, described in (i) above, of $11,500 during 2018. The predetermined allowance may be used as reimbursement for certain qualified expenditures, namely legal, financial or tax counseling. The Company implemented this allowance plan over 25 years ago to ensure uniformity of treatment for all executives regarding perquisites. The incremental cost to the Company of the personal use of a car and driver by Mr. Cook during 2018 was $108,824 and by Mr. Wallace during December 2018 was $5,713, in each case valued as a proportionate amount of the cost of the annual lease, driver and related operating expenses. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.

(7)	Mr. Hickey served as Chief Financial Officer until May 4, 2018, when he assumed the role of Vice Chairman, and retired from the Company effective February 28, 2019.
(8)	Mr. Jakobsen was appointed Chief Financial Officer effective May 4, 2018.
(9)

For Messrs. Wallace and Skala, the amounts reported in column (e) of this table for 2016 reflect the grant date fair value of (i) the relative performance-based restricted stock unit awards granted to each of them, along with the other Named Officers, in February 2016 ($564,984 for each of Messrs. Wallace and Skala); and (ii) the performance-based restricted stock unit awards granted to each of them in April 2016 in connection with their promotions ($602,585 for each of Messrs. Wallace and Skala). Since the awards received in connection with their promotions are subject to future performance conditions, the aggregate values at the grant date reflected in column (e) for those awards were based on the probable outcome of those conditions, consistent with applicable accounting guidance. If the highest level of those performance conditions were achieved, resulting in maximum payouts, the aggregate value of these awards at the grant date would have been $753,217 for each of Messrs. Wallace and Skala. For more information regarding these recognition and retention awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 37 to 38 of the Company’s 2017 Proxy Statement.

(10)	Mr. Moison retired from the Company effective December 31, 2018.

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Executive Compensation

Grants of Plan-Based Awards
The following table shows information in accordance with SEC requirements about the non-equity incentive awards, stock options and restricted stock unit awards that are reflected in the Summary Compensation Table for 2018 and that were granted to the Named Officers either during, or with respect to services rendered in, 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	(3)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)	(4)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Ian Cook	2/15/18				41,280	4,128,000	8,256,000					2,266,292
	9/13/18								531,857		68.16	5,042,004
	2/21/19	252,000	2,240,000	3,696,000
Dennis J. Hickey	2/15/18				10,995	1,099,500	2,199,000					603,661
	9/13/18								117,511		68.16	1,114,004
	2/21/19	113,378	1,007,800	1,662,870
Henning I. Jakobsen	2/15/18				3,930	393,000	786,000					215,797
	9/13/18								76,694		68.16	727,059
	2/21/19	53,381	474,500	782,925
Noel R. Wallace	2/15/18				7,750	775,000	1,550,000					425,540
	9/13/18								105,486		68.16	1,000,007
	2/21/19	92,402	821,354	1,355,234
Franck J. Moison	2/15/18				10,995	1,099,500	2,199,000					603,661
	9/13/18								117,511		68.16	1,114,004
	2/21/19	84,582	751,838	1,240,532
P. Justin Skala	2/15/18				7,750	775,000	1,550,000					425,540
	9/13/18								87,079		68.16	825,509
	2/21/19	71,915	639,240	1,054,746

NOTES TO THE GRANTS OF PLAN-BASED AWARDS TABLE

(1)	The amounts shown represent the threshold, target and maximum payouts for annual performance-based cash bonuses under the stockholder-approved 2013 Plan with respect to services rendered in 2018. The threshold amounts represent the potential payout if performance against the pre-established performance measures is at the lowest level resulting in an award being paid. The target amounts represent the potential payout if performance against the pre-established performance measures is at target levels. The maximum amounts represent the potential payout if performance against the pre-established performance measures is at maximum levels. The actual amounts awarded are reported in column (g) of the Summary Compensation Table. See pages 35 to 36 of the CD&A for a description of the Company’s annual incentive program, including the above-mentioned performance measures.
(2)	The amounts shown represent the dollar value of threshold, target and maximum award opportunities for performance-based restricted stock unit awards granted to the Named Officers in February 2018 pursuant to the stockholder-approved 2013 Plan for the 2015-2017 measurement cycle. As described in more detail on pages 35 to 36 of the Company’s 2018 Proxy Statement, such restricted stock unit awards were granted based on the strength of compounded annual growth in both organic sales and currency-neutral adjusted earnings per share over a three-year measurement period. For the 2015-2017 measurement cycle, compounded annual growth in organic sales and currency-neutral adjusted earnings per share had to be 4% and 10%, respectively, to earn awards at the target level. Award opportunities were expressed in dollars and converted into restricted stock units based on the fair market value of the Company’s Common Stock on the date of grant. Following the completion of the 2015-2017 measurement period, the Named Officers received actual awards in February 2018 in the numbers of restricted stock units listed in the following table, which represented 54.9% of the target award opportunities shown above:
Named Officer	Number of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units ($)
Ian Cook	31,821	2,266,292
Dennis J. Hickey	8,476	603,661
Henning I. Jakobsen	3,030	215,797
Noel R. Wallace	5,975	425,540
Franck J. Moison	8,476	603,661
P. Justin Skala	5,975	425,540

The aggregate grant date fair value of such awards is included in column (e) of the Summary Compensation Table. The restricted stock units will vest and be distributed as shares of the Company’s Common Stock in February 2021.

As discussed in the CD&A, performance-based restricted stock unit awards were not granted to the Named Officers in February 2019 following the completion of the 2016-2018 measurement period.

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(3)	The amounts shown represent annual stock option awards granted in September 2018 under the stockholder-approved 2013 Plan. The aggregate grant date fair value of such awards is included in column (f) of the Summary Compensation Table. The key terms of the Company’s stock options are as follows: (i) the exercise price is equal to the closing price of the Company’s Common Stock on the date of grant; (ii) the term is six years; and (iii) they vest in equal annual installments over three years.
(4)	This column shows the grant date fair value of: (i) the actual restricted stock units granted to the Named Officers for which the estimated payout range is shown in columns (f) through (h) of this table (corresponding to the number of restricted stock units granted in February 2018 and listed in note 2 to this table); and (ii) the stock option awards shown in column (j) of this table. The value of restricted stock units is based on the fair market value of the Company’s Common Stock on the date of grant, which is the closing stock price on the date of grant. The estimated value of stock options is calculated using the Black-Scholes model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End
The following table contains information about stock options and restricted stock units held by the Named Officers as of December 31, 2018.

	Option Awards(1)(2)							Stock Awards(1)
Name (a)	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	(3)	Option Exercise Price ($) (e)	Option Expiration Date (f)		Number of Shares or Units of Stock That Have Not Vested (#) (g)	(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)	(8)
Ian Cook	9/12/13	695,817	—		59.28	9/12/19		134,098		7,981,513
	9/10/14	684,474	—		64.00	9/10/20
	9/10/15	706,483	—		61.93	9/10/21
	9/8/16	439,826	219,913		72.99	9/8/22
	9/25/17	200,796	401,594		73.00	9/25/23
	9/13/18	—	531,857		68.16	9/13/24
Dennis J. Hickey	9/12/13	109,561	—		59.28	9/12/19	(9)	35,881		2,135,637
	9/10/14	117,639	—		64.00	9/10/20	(9)
	9/10/15	151,338	—		61.93	9/10/21	(9)
	9/8/16	101,376	50,688		72.99	9/8/22	(9)
	9/25/17	44,365	88,730		73.00	9/25/23	(9)
	9/13/18	—	117,511		68.16	9/13/24	(9)
Henning I. Jakobsen	9/12/13	38,434	—		59.28	9/12/19		10,150		604,128
	9/10/14	37,264	—		64.00	9/10/20
	9/10/15	39,355	—		61.93	9/10/21
	9/8/16	23,400	11,700		72.99	9/8/22
	9/25/17	11,322	22,646		73.00	9/25/23
	9/13/18	—	76,694		68.16	9/13/24
Noel R. Wallace	9/12/13	92,643	—		59.28	9/12/19		27,329		1,626,622		5,436		323,551
	9/10/14	93,666	—		64.00	9/10/20
	9/10/15	100,279	—		61.93	9/10/21
	4/21/16	—	252,809		68.98	4/21/22
	9/8/16	67,776	33,889		72.99	9/8/22
	9/25/17	32,875	65,752		73.00	9/25/23
	9/13/18	—	105,486		68.16	9/13/24
Franck J. Moison	9/12/13	133,692	—		59.28	9/12/19	(10)	35,725		2,126,352
	9/10/14	127,896	—		64.00	9/10/20	(10)
	9/10/15	151,338	—		61.93	9/10/21	(10)
	9/8/16	98,433	49,217		72.99	9/8/22	(10)
	9/25/17	44,365	88,730		73.00	9/25/23	(10)
	9/13/18	—	117,511		68.16	9/13/24	(10)
P. Justin Skala	9/12/13	92,643	—		59.28	9/12/19		25,965		1,545,437		5,436		323,551
	9/10/14	93,666	—		64.00	9/10/20
	9/10/15	100,279	—		61.93	9/10/21
	4/21/16	—	252,809		68.98	4/21/22
	9/8/16	61,728	30,865		72.99	9/8/22
	9/25/17	32,875	65,752		73.00	9/25/23
	9/13/18	—	87,079		68.16	9/13/24

44

     Executive Compensation

NOTES TO THE OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

(1)	For information regarding the treatment of these awards in the event of termination of employment under various circumstances including retirement, see “Executive Severance and Other Termination Benefits—Equity Awards.”
(2)	The following table contains information about the aggregate value of stock options held by each of the Named Officers as of December 31, 2018. The values shown are calculated based on the difference between the closing price of the Company’s Common Stock on December 31, 2018 and the applicable exercise prices.
	Value of Unexercised In-the-Money Options at Fiscal Year-End
Named Officer	Exercisable ($)	Unexercisable ($)
Ian Cook	166,996	—
Dennis J. Hickey	26,295	—
Henning I. Jakobsen	9,224	—
Noel R. Wallace	22,234	—
Franck J. Moison	32,086	—
P. Justin Skala	22,234	—
(3)	The stock option awards shown in this column vest as follows:
Named Officer	4/21/19	9/8/19	9/13/19	9/25/19	4/21/20	9/13/20	9/25/20	4/21/21	9/13/21
Ian Cook	—	219,913	177,285	200,797	—	177,286	200,797	—	177,286
Henning I. Jakobsen	—	11,700	25,564	11,323	—	25,565	11,323	—	25,565
Noel R. Wallace	84,269	33,889	35,162	32,876	84,270	35,162	32,876	84,270	35,162
P. Justin Skala	84,269	30,865	29,026	32,876	84,270	29,026	32,876	84,270	29,027
Because Messrs. Hickey and Moison retired from the Company effective February 28, 2019 and December 31, 2018, respectively, all 256,929 of Mr. Hickey’s outstanding stock options vested on March 1, 2019 and all 255,458 of Mr. Moison’s outstanding stock options vested on January 1, 2019.
(4)	The amounts shown in this column and in note 5 below also include dividend equivalents in the form of additional restricted stock units that have accrued during the applicable vesting period, rounded down to the nearest whole number. Any accrued fractional restricted stock units are settled in cash and therefore are not included in the amounts shown.
(5)	The restricted stock units shown in this column vest as follows:
Named Officer	2/18/19	9/8/19	2/23/20	9/25/20	2/15/21
Ian Cook	46,838	—	56,230	—	31,030
Dennis J. Hickey	12,538	—	15,079	—	8,264
Henning I. Jakobsen	1,835	1,604	2,200	1,569	2,942
Noel R. Wallace	8,962	—	12,273	—	6,094
Franck J. Moison	12,482	—	15,012	—	8,231
P. Justin Skala	8,509	—	11,654	—	5,802
(6)	The market value of unvested restricted stock units is calculated based on the closing price of the Company’s Common Stock on December 31, 2018.
(7)	The restricted stock units shown in this column will vest, subject to achievement of the applicable performance criteria, on April 21, 2021. The amounts shown in this column (and in column (j)) reflect the number of shares each of Messrs. Wallace and Skala will earn if the threshold level of performance is achieved.
(8)	The market value of unearned restricted stock units that have not vested is calculated based on the closing price of the Company’s Common Stock on December 31, 2018.
(9)	Because Mr. Hickey retired from the Company effective February 28, 2019 and all of his outstanding stock option awards vested on March 1, 2019, his outstanding stock options expire on the earlier of their original expiration date (noted in column (f)) and March 1, 2022.
(10)	Because Mr. Moison retired from the Company effective December 31, 2018 and all of his outstanding stock option awards vested on January 1, 2019, his outstanding stock options expire on the earlier of their original expiration date (noted in column (f)) and January 1, 2022.

2019 Proxy Statement	45

Executive Compensation

Option Exercises and Vesting of Previously Granted Restricted Stock Units
The following table contains information about the number of shares acquired and value realized (including, in the case of restricted stock units, dividend equivalents in the form of additional restricted stock units that accrued during the vesting period) during 2018 upon the exercise or vesting of equity awards previously granted to each of the Named Officers.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)	(2)
Ian Cook	800,000	11,456,000		44,527	3,170,204
Dennis J. Hickey	120,000	1,613,644		12,035	856,972
Henning I. Jakobsen	41,300	782,493		3,767	259,748
Noel R. Wallace	250,000	5,178,895		8,281	591,804
Franck J. Moison	350,000	6,359,284		10,550	750,599
P. Justin Skala	100,000	1,409,012		8,155	580,365

NOTES TO THE OPTION EXERCISES AND VESTING OF PREVIOUSLY GRANTED RESTRICTED STOCK UNITS TABLE

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the fair market value of the Company’s Common Stock on the exercise date and the exercise price of the stock option.
(2)	The aggregate dollar amount realized upon the vesting of restricted stock units is calculated based on the closing price of the Company’s Common Stock on the vesting date of each award. The aggregate dollar amount realized upon the vesting of restricted stock units includes the value of any accrued fractional restricted stock units settled in cash.

Retirement Plans
The Named Officers (other than Mr. Jakobsen) are participants in and will receive retirement benefits under the Retirement Plan, a broad-based, tax-qualified retirement plan available generally to all U.S. employees who were eligible for the plan as of August 31, 2010, and the Supplemental Retirement Plan, a non-qualified supplemental plan available to employees whose benefits under the Retirement Plan are subject to certain IRS limits. The Supplemental Retirement Plan provides for payment of the portion of the Retirement Plan benefit that exceeds IRS and Retirement Plan limits. Colgate’s retirement programs, including these plans, are generally designed to provide the Company’s long-serving, retiring employees with competitive replacement income based on then-prevailing market practice. Mr. Jakobsen initially joined the Company in 1989 before leaving in 2006. He rejoined the Company in 2011 and is not a participant in either the Retirement Plan or the Supplemental Retirement Plan.

Under the Retirement Plan, benefits are determined in accordance with one of two formulas: (i) the “final average earnings” formula, the formula in effect under the Retirement Plan on June 30, 1989; or (ii) the Personal Retirement Account (“PRA”) formula, which was added to the Retirement Plan on July 1, 1989. The majority of the Retirement Plan participants’ benefits are determined in accordance with the PRA formula.

All of the Company’s salaried employees employed at June 30, 1989 were offered a one-time opportunity to elect to continue accruing benefits under the Retirement Plan’s final average earnings formula by making monthly contributions of 2% of recognized earnings up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. Employees who made this election and continued making contributions receive at retirement the greater of: (i) the benefit under the final average earnings formula; or (ii) the sum of the benefit under the PRA formula plus the contributions made by the employee. Employees who did not make this election, and eligible employees hired between July 1, 1989 and June 1, 2010, accrued retirement benefits under the PRA formula. The final average earnings and PRA formulas are described in more detail below. Employees hired after June 1, 2010 are not eligible to participate in the Retirement Plan, but are eligible to participate in the Savings & Investment Plan, a defined contribution plan sponsored by the Company. The Named Officers also participate in the Savings & Investment Plan, as well as the Supplemental Savings & Investment Plan, a plan available to U.S. employees whose earnings exceed IRS limitations on compensation that may be recognized under the Savings & Investment Plan.

Effective September 1, 2010, the Company made several adjustments to its retirement programs, including: (i) allocating a larger portion of the Company’s retirement benefit allocations to the Savings & Investment Plan rather than the Retirement Plan; (ii) simplifying the formula for determining monthly pay-based credits under the PRA formula; and (iii) determining interest credits under the PRA formula using long-term rates instead of short-term rates. The simplified formula and the interest crediting rate are described below under “PRA Formula.”

46

Executive Compensation

Effective January 1, 2014, the Company made several additional adjustments to its retirement programs, including: (i) allocating substantially all of the Company’s retirement benefit allocations to the Savings & Investment Plan rather than the Retirement Plan; (ii) no longer providing monthly pay-based credits under the PRA formula; and (iii) only taking into account service through December 31, 2013 when calculating benefits under the final average earnings formula. These changes were designed to better align the Company’s programs with market practice while continuing to offer employees the opportunity to build savings for retirement.

For employees who receive the benefit under the final average earnings formula, the normal retirement age is 65, with early retirement available at age 55. The benefit payable upon early retirement is reduced by one-third of one percent for each month a person retires and begins collecting benefits before age 60. However, there is no reduction in the benefit if the participant has attained 85 years of combined age and service with the Company at the time of early retirement. For employees who receive the benefit under the PRA formula, the benefit is payable upon the employee’s departure from the Company at any age and the value is equal to the employee’s vested account balance.

Total annual retirement benefits payable under the Retirement Plan and the Supplemental Retirement Plan are subject to a maximum of 70% of the sum of an individual’s base salary at retirement plus cash-based incentive compensation awarded for services rendered in the calendar year immediately preceding retirement. In addition, the Supplemental Retirement Plan limits the benefits payable thereunder such that a participant’s aggregate benefits under the Retirement Plan, the Supplemental Retirement Plan and any foreign pension entitlements, as currently calculated and projected, may not exceed a cap of $33.8 million when expressed as a lump sum. Such cap is increased at an annual rate of 6%. Under the standard form of retirement benefit for a married participant, the employee receives a monthly retirement benefit for life and, upon the employee’s death, his or her spouse is entitled to receive a monthly benefit for life equal to 50% of the employee’s benefit. For approximately 250 employees, including the Named Officers who participate in the Retirement Plan, the employee’s spouse is entitled to receive an additional monthly amount equal to 25% of the employee’s normal monthly retirement benefit for life if the employee dies during retirement or after attaining early retirement eligibility, if active. However, this benefit is not available to the extent it would cause the total retirement benefit payable to the employee’s spouse to exceed 100% of the employee’s normal retirement benefit.

If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), there may be a six-month delay in the commencement of Supplemental Retirement Plan distributions, if triggered by the participant’s termination or retirement.

Final Average Earnings Formula
Messrs. Cook, Hickey, Moison and Skala made the one-time election in 1989 described above and, accordingly, will receive the greater of the benefit under the final average earnings formula or the PRA formula calculated using the pay-based credit schedule in effect on August 31, 2010.

Benefits under the final average earnings formula are computed by multiplying “final average earnings” by the product of years of service through December 31, 2013 and 1.8%. The final average earnings formula also includes an offset for Social Security benefits.

“Final average earnings” is defined as the average of an individual’s highest “recognized earnings” during the individual’s highest paid three consecutive years after 2011, or, if greater, the highest paid three consecutive years out of the last ten years as of December 31, 2013. For any participant whose recognized earnings exceeded $255,000 as of December 31, 2013, any increase in benefit attributable to increases in “final average earnings” after December 31, 2013 is provided under the Supplemental Retirement Plan and not under the Retirement Plan.

“Recognized earnings” for a particular year are set on February 1 each year, and consist of the higher of (i) the compensation earned by an employee during the previous year; and (ii) his or her annual salary as of January 1 of the year in question plus the annual bonus paid to the employee in the previous year. Recognized earnings do not include the value of restricted stock units or stock options. Employees retiring under the final average earnings formula may request that their retirement benefit under the Supplemental Retirement Plan be paid to them in a lump sum rather than an annuity. Such requests may be accepted or denied. If accepted, the lump sum amount is limited to the present value of the benefit accrued through December 31, 2004, in accordance with Section 409A of the Internal Revenue Code. The value of the benefit accrued under the Supplemental Retirement Plan after December 31, 2004 is paid in the form of an annuity.

2019 Proxy Statement	47

Executive Compensation

PRA Formula
Eligible employees hired on or after July 1, 1989 and before June 1, 2010, and those hired before July 1, 1989 who did not make the one-time election to participate in the final average earnings formula as described above, accrued benefits under the PRA formula until December 31, 2013. Mr. Wallace will receive benefits under the PRA formula. PRA formula benefits are determined as follows: On July 1, 1989, an account was established for each eligible person employed on June 30, 1989, with an opening balance equal to the greater of (i) the value of the pension then accrued under the final average earnings formula; or (ii) an amount equal to the sum of the monthly pay-based credits that would have been made to the employee’s account had the PRA always been in effect. For employees hired between July 1, 1989 and June 1, 2010, monthly pay-based credits accumulated in a PRA account established in the employee’s name. Through August 31, 2010, these credits equaled a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Years of Service	Up to 1/48 of Social Security Wage Base	Over 1/48 of Social Security Wage Base
0–9	2.50%	3.75%
10–14	3.00%	4.50%
15–19	4.00%	6.00%
20–24	5.35%	8.00%
25 or more	7.50%	11.25%

The PRA formula was amended effective September 1, 2010 to provide for monthly pay-based credits equal to a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Years of Service	Basic Retirement Contributions
0–9	2.00%
10 or more	2.50%

In addition, eligible employees received additional allocations to their PRA accounts in September 2010 and September 2011 of 0.25% of their projected PRA balance as of August 31, 2010 for each full year of vesting service through August 31, 2010, up to a combined maximum of 15% based on 30 years of service.

The Retirement Plan was amended effective January 1, 2014 to provide that no additional pay-based credits will be made to PRA accounts after December 31, 2013. This change also applies to the Supplemental Retirement Plan.

Employees who accrued benefits under the PRA formula receive monthly credits for interest in their accounts. Interest credits continue after December 31, 2013. The interest crediting rate for 2018 was 3.74%, which was equal to the IRS Composite Corporate Bond Rate as published. In December 2018, the Retirement Plan was amended to provide a new interest crediting rate for plan years beginning on or after January 1, 2019 because the IRS ceased publishing the IRS Composite Corporate Bond Rate. The interest crediting rate will be equal to the average of the three indices that were previously utilized in the IRS Composite Corporate Bond Rate (not to exceed the Third Segment Rate, which is a rate defined under the Internal Revenue Code regulations for pension plans), and determined in accordance with applicable IRS guidance.

For employees retiring under the PRA formula, benefits earned under the Supplemental Retirement Plan through December 31, 2004 will follow the form of payment elected under the Retirement Plan, and benefits earned after December 31, 2004 will be paid in a lump sum. However, such employees may request to have their full retirement benefit under the Supplemental Retirement Plan paid in a lump sum. Such requests may be accepted or denied.

48

Executive Compensation

Pension Benefits
The following table shows the actuarial present value of each Named Officer’s total accumulated benefit as of December 31, 2018 under the terms of the Retirement Plan and the Supplemental Retirement Plan, and assumes that each Named Officer elects a joint and survivor annuity at the time of retirement, if he is eligible to do so.

Name	Plan Name	Number of Years Credited Service (#)	(1)	Present Value of Accumulated Benefit ($)	(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)		(e)
Ian Cook	Retirement Plan	37.83		2,483,954		—
	Supplemental Retirement Plan	37.83		31,305,625		—
				33,789,579	(3)	—
Dennis J. Hickey	Retirement Plan	36.58		3,021,846		—
	Supplemental Retirement Plan	36.58		13,626,754		—
				16,648,600		—
Henning I. Jakobsen(4)	Retirement Plan	—		—		—
	Supplemental Retirement Plan	—		—		—
				—		—
Noel R. Wallace	Retirement Plan	26.25		434,860		—
	Supplemental Retirement Plan	26.25		383,293		—
				818,153		—
Franck J. Moison	Retirement Plan	35.00		1,930,877		—
	Supplemental Retirement Plan	35.00		11,258,900		—
				13,189,777		—
P. Justin Skala	Retirement Plan	31.33		2,175,464		—
	Supplemental Retirement Plan	31.33		10,607,877		—
				12,783,341		—
NOTES TO THE PENSION BENEFITS TABLE
(1)

The years in this column represent the actual years worked for Colgate by the Named Officers (other than Mr. Jakobsen) as of December 31, 2013. As noted above, effective January 1, 2014, the Retirement Plan and Supplemental Retirement Plan do not take into account service after December 31, 2013.

(2)

For Messrs. Cook, Hickey, Moison and Skala, the amounts shown were calculated assuming credited service as of December 31, 2013 and final average earnings, as described above, as of December 31, 2018 and a discount rate of 4.38%. In addition, as noted above, the aggregate benefits payable to a participant under the Retirement Plan, the Supplemental Retirement Plan and any foreign pension entitlements are subject to a cap of $33.8 million, with such cap increased at an annual rate of 6%. Based on their respective ages and years of service at December 31, 2018, Messrs. Cook, Hickey, Moison and Skala were eligible to retire without any benefit reduction due to age and/or service. For more information regarding the assumptions used to calculate the accrued benefits as of December 31, 2018, see Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2018.

For Mr. Wallace, the amounts shown reflect the value as of December 31, 2018 of his benefits under the PRA formula under the Retirement Plan and Supplemental Retirement Plan described above.

As noted above, the Named Officers whose benefits are calculated under the final average earnings formula may request that the portion of their benefit under the Supplemental Retirement Plan earned prior to 2005 be paid in the form of a lump sum. In such case, the lump sum amount payable as of December 31, 2018 would be as follows: Mr. Cook—$6,806,874; Mr. Hickey—$2,235,031; Mr. Moison—$3,139,436; and Mr. Skala—$374,705. The value of the portion of the Supplemental Retirement Plan benefit earned after 2004 would be paid in the form of an annuity. Mr. Wallace is eligible to receive his full benefit (including benefits under both the Retirement Plan and the Supplemental Retirement Plan) of $818,153 in a lump sum under the PRA formula.

(3)

The amount shown represents the full amount of pension benefits Mr. Cook is entitled to after application of the cap described in note 2 above. A portion of this benefit will be paid from a United Kingdom pension plan, which resulted from his service with Colgate in the United Kingdom.

(4)	As described on page 46, Mr. Jakobsen is not a participant in the Retirement Plan or the Supplemental Retirement Plan.

Deferred Compensation Plan
Eligible employees, including the Named Officers, may elect annually to defer a portion of their salary and/or cash bonus under the Colgate-Palmolive Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 100% of their cash bonus payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date, at least five years from when the compensation is otherwise payable, or until retirement. Interest on deferred amounts is credited to the participant’s account at the end of each calendar year and compounded annually. Interest accrues at a fixed rate equal to 120% of the Applicable Federal Rate (“AFR”) published by the IRS, which, for amounts deferred in 2018, equaled 2.40% and 3.12% for mid- and long-term rates, respectively. Mid- or long-term AFRs are used based on the length of the deferral period elected. Once established, the same rate remains in effect throughout the entire deferral period.

2019 Proxy Statement	49

Executive Compensation

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or up to ten annual installments. If a participant is less than 55 years old and leaves the Company prior to the elected commencement date for distributions, the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If a participant is 55 or older and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be paid according to the participant’s original election. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections and early withdrawals from deferred accounts are only permitted in extreme cases, such as unforeseen financial hardship which is demonstrated to the P&O Committee. Of the Named Officers, only Mr. Wallace has elected to participate in the Deferred Compensation Plan (with respect to compensation earned prior to 2018), and information about earnings on his deferrals is included in the Nonqualified Deferred Compensation Table.

Supplemental Savings & Investment Plan
Employees, including the Named Officers, whose earnings exceed IRS limitations on compensation that may be recognized under the Savings & Investment Plan, are entitled to receive a supplemental contribution under the Supplemental Savings & Investment Plan. The supplemental contribution is equal to the amount of the Company’s matching contributions and retirement contributions that cannot be made under the Savings & Investment Plan due to certain IRS limits. Under the Savings & Investment Plan, the Company matches a portion of employee contributions up to 6% of the employee’s recognized earnings (as defined on page 47) and provides retirement contributions based on a percentage of recognized earnings, subject to a maximum eligible amount of recognized earnings under applicable IRS regulations of $280,000 in 2019 and $275,000 in 2018. The supplemental contributions are allocated to the Supplemental Savings & Investment Plan.

Interest is credited under the Supplemental Savings & Investment Plan as follows:

●	Contributions allocated to the plan through December 31, 2002 realize investment results based on the performance of the Company’s Common Stock.
●	Contributions allocated to the plan from January 1, 2003 through December 31, 2009 for matching contributions were credited with interest at annual interest rates calculated on the same basis as under the Deferred Compensation Plan described above. Effective October 1, 2010, the interest crediting rate was adjusted so that these contributions are credited with interest at the rate of 6.01%.
●	Contributions allocated to the plan in December 2010 for 2010 matching contributions are credited with interest at the rate of 6.01%.
●	Contributions allocated to the plan for retirement contributions beginning on September 1, 2010, and for matching contributions beginning on January 1, 2011, are credited with the same interest rate that applies under the Retirement Plan as described on page 48.

Amounts allocated to the Supplemental Savings & Investment Plan are distributed upon the participant’s departure from the Company. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

Nonqualified Deferred Compensation
The following table shows information about the amount of contributions, earnings and balances for each Named Officer under the Supplemental Savings & Investment Plan and, in the case of Mr. Wallace, the Deferred Compensation Plan as of December 31, 2018.

Name	Aggregate Balance at Beginning of Last Fiscal Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	(1)	Aggregate Earnings/(Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)	(3)
(a)	($)	(b)	(c)		(d)	(e)	(f)
Ian Cook	1,814,417	—	174,877		(3,879)	—	1,985,415
Dennis J. Hickey	2,384,925	—	376,012		(48,706)	—	2,712,231
Henning I. Jakobsen	44,298	—	36,936		2,304	—	83,538
Noel R. Wallace	1,054,445	—	165,652		41,027	—	1,261,124
Franck J. Moison	1,696,968	—	314,111		21,185	—	2,032,264
P. Justin Skala	1,187,549	—	252,397		40,646	—	1,480,592

50

Executive Compensation

NOTES TO THE NONQUALIFIED DEFERRED COMPENSATION TABLE
(1)	These amounts represent Company contributions under the Supplemental Savings & Investment Plan for 2018, which were allocated to the Supplemental Savings & Investment Plan. These contributions are also included in compensation reported for each Named Officer in column (i) of the Summary Compensation Table.
(2)	These amounts represent the interest credited to each Named Officer during 2018 and the impact of investment results based on the performance of the Company’s Common Stock, as applicable, for amounts allocated under the Supplemental Savings & Investment Plan and, in the case of Mr. Wallace, deferred under the Deferred Compensation Plan. For further information regarding the calculation of interest earnings on these amounts, see pages 49 to 50.
(3)	To the extent that an executive was a “Named Officer” for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral (under the Deferred Compensation Plan or the Supplemental Savings & Investment Plan) or the Company’s contribution (under the Supplemental Savings & Investment Plan), as applicable.

Executive Severance and Other Termination Benefits
The P&O Committee periodically reviews the appropriateness of the payment and benefit levels provided under the plans and programs described in this section, based on competitive market information and emerging best practices and governance trends. In particular, the Company’s Executive Severance Plan (the “Severance Plan”) is subject to approval periodically by the Board. The most recent approval was in September 2018.

Severance Plan
The Severance Plan is designed to provide participants with reasonable compensation if their employment is terminated following a change in control of the Company. Individual employees are assigned a particular severance level up to the maximum allowed under the plan (24 months) based on grade level and years of service.

The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected a group of approximately 125 participants, including the Named Officers. In addition to the Severance Plan, the Company has incorporated other arrangements relating to a change in control in its compensation and benefit plans, as described below.

Under the Severance Plan, if at any time within two years of a “change in control” of the Company, the Company terminates a Named Officer’s employment for any reason other than for cause, or a Named Officer terminates employment due to an adverse change in his conditions of employment, such as a diminution in his position, authority or responsibilities, or a salary reduction (each a “Qualified Termination”), such Named Officer is entitled to receive a lump sum amount equal to (i) 24 months of compensation (defined as base salary as of the termination date plus the average of his last three years’ annual bonus awards); plus (ii) the present value of additional retirement program benefits he would have received had he remained employed until the end of the severance period, or age 65, if earlier. The Named Officers are also entitled to receive the continuation of medical, dental and life insurance benefits during the severance period. No severance payments are required if a Named Officer is terminated for “cause,” which is defined as the felony conviction of the Named Officer for a crime having a detrimental effect on the Company’s reputation, business or financial condition, the Named Officer’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct having a material detrimental effect on the Company’s reputation, business or financial condition or the Named Officer’s willful and deliberate failure to materially perform his employment duties.

Generally under the plan, a “change in control” is deemed to occur if: (i) any person, entity or group acquires 30% or more of the outstanding shares of the Company’s Common Stock or voting securities (other than securities acquired directly from the Company); (ii) a majority of the board of directors as of the effective date of the Severance Plan is replaced (unless any subsequent board member is approved by at least a majority of the original incumbent board, who shall thereafter be considered an incumbent board member); (iii) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the Company’s assets is consummated (other than under specific circumstances); or (iv) a complete liquidation or dissolution of the Company is approved by the Company’s stockholders.

If an outside accounting firm were to determine that a payment under the Severance Plan would cause a Named Officer to exceed the statutory limit and subject him to the so-called “golden parachute” tax under Section 4999 of the Internal Revenue Code, then the Named Officer would either (i) receive all payments and pay the tax or (ii) receive a reduced amount such that the tax does not apply, whichever approach yields the best after-tax outcome for the Named Officer.

In addition to the foregoing severance benefit, the Severance Plan provides for a payment within 30 days after the change in control, whether or not the Named Officer remains employed, of a pro-rated bonus for the year in which the change in control occurs. The pro-rated bonus paid may be used to offset any other bonus awarded for such year.

2019 Proxy Statement	51

Executive Compensation

Other Change-in-Control Arrangements
Other arrangements relating to a change in control in the Company’s compensation and benefit plans are as follows.

●	Equity Awards. Under the 2013 Plan, stock options held by employees that are not yet exercisable become exercisable upon a change in control and a Qualified Termination. Unvested restricted stock units are considered earned in full and non-forfeitable (i) in the case of performance-based awards for which the performance goals have been satisfied, upon a change in control; and (ii) in the case of all other awards, upon a change in control and a Qualified Termination.
●	Deferred Compensation Balances. Under the Severance Plan, participating employees are also entitled to receive within 30 days following a change in control all amounts previously deferred by the employee under the Deferred Compensation Plan and amounts held in the employee’s Supplemental Savings & Investment Plan account. For more information regarding the Deferred Compensation Plan and the Supplemental Savings & Investment Plan, see pages 49 to 50.
●	Letter of Credit for Unfunded Retirement Plan. With respect to the Supplemental Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit that requires the issuing bank to fund the accrued benefits payable under this plan if the Company refuses to pay these benefits after a change in control. Funding would be made by payments to a trust, the assets of which would be subject to the claims of the Company’s creditors if the Company were to become insolvent.

Termination for Company Convenience
If the Company terminates the employment of a Named Officer at the Company’s convenience, the Company will pay in a lump sum an amount equal to either 18 or 24 months of the Named Officer’s base salary and continue to pay certain medical and dental insurance benefits for 18 months. The Named Officer is also entitled to receive the continuation of life insurance benefits for 18 months, unless the Named Officer is retirement-eligible at the time of termination, in which case, he will be eligible to participate in the Company’s retiree life insurance plan. For Named Officers who are eligible to receive benefits under the final average earnings formula described on page 47, the severance period and the period during which the Company continues such benefits ends upon the earlier of the Named Officer reaching age 65 or attaining 85 years of combined age and service with the Company. The Company is not required to make these payments if (i) it terminates a Named Officer’s employment for “cause” (as defined above), (ii) it terminates a Named Officer’s employment as a result of a Company organizational restructuring or (iii) the Named Officer voluntarily terminates his employment.

Death and Disability Benefits
The Company provides additional benefits to approximately 850 employees, including the Named Officers, upon their death or disability. If a Named Officer dies while actively employed, his eligible survivors are entitled to an annuity equal to 20% of the Named Officer’s “recognized earnings” (as defined on page 47) at the time of death. The benefit is payable until the Named Officer would have reached age 65. If the Named Officer does not have a surviving spouse and he has dependent children under the age of 23, the benefit is paid to those children until they reach age 23, or until the Named Officer would have reached age 65, whichever is earlier.

Under the Long-Term Disability Plan available to all U.S. employees, the Company generally provides long-term disability benefits based on an employee’s earnings up to a maximum of $300,000. Certain executives, including the Named Officers, receive additional benefits based on the amount of their earnings that exceed $300,000, at no additional cost to them. If a Named Officer becomes disabled at or before age 60 while he is actively employed, he is entitled to receive these increased disability benefits until he reaches age 65. If a Named Officer becomes disabled after age 60 while he is actively employed, he is entitled to receive disability benefits until the earlier of the date on which he reaches age 70 or five years from the date he became disabled.

Deferred Compensation and Retirement Benefits
For information about the pension benefits payable to the Named Officers upon their retirement and deferred compensation balances, see pages 46 to 51. In addition to the post-retirement welfare benefits available to U.S. employees generally, approximately 850 employees, including the Named Officers, who have at least 10 years of service at retirement, qualify for a post-retirement life insurance benefit equal to one-half of recognized earnings up to a maximum of $750,000 in lieu of the Company’s regular life insurance benefit for retirees.

52

Executive Compensation

Equity Awards
The treatment, in general, of previously granted equity awards in the case of the termination of employment under the following circumstances is as follows:

●	Death, Disability or Retirement. All unvested restricted stock units, including those subject to continued employment, will continue to vest and be distributed in accordance with their original vesting schedule, except, in the case of retirement, for special retention awards that are subject to continued employment. All outstanding stock options, whether or not previously exercisable, will be exercisable (except, in the case of retirement, for special retention awards that are subject to continued employment) for a period of three years from the death, disability or retirement, as applicable, or until the end of the original term of the option, whichever is shorter.
●	Termination for Company Convenience. Where severance is paid following a termination of employment at the Company’s convenience, the severance period is counted in determining the vesting of restricted stock units and stock options. If the employee would have been eligible for retirement during the severance period, equity awards are treated as outlined under “Death, Disability or Retirement” above. If not, any unvested restricted stock units that would have vested during the severance period will continue to vest and be distributed in accordance with their original vesting schedule, except for special retention awards that are subject to continued employment. Any unvested stock options that would have vested during the severance period will vest upon termination (except for special retention awards that are subject to continued employment) and, together with any other vested stock options, will be exercisable for a period of three months or until the end of the original term of the option, whichever is shorter. Any remaining unvested restricted stock units and stock options will be forfeited.
●	Termination for Cause. Unvested restricted stock units and both vested and unvested stock options are forfeited.
●	Resignation. Unvested restricted stock units and unvested stock options are forfeited. Vested stock options are exercisable for a period of three months after termination, or until the end of their original term, if shorter.
●	Change in Control. For a description of the treatment of equity awards following a change in control of the Company, see “Other Change-in-Control Arrangements” on the previous page.

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each Named Officer upon termination of their employment or a change in control of the Company, assuming that the triggering event occurred at year-end 2018. These amounts would be incremental to the compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or change in control.

	Change In Control				Involuntary Termination
Name	Without Qualified Termination ($)	(1)	With Qualified Termination ($)	(2)	With Cause ($)	Without Cause ($)	(3)	Resignation ($)	Death ($)	(4)(5)	Disability ($)	(5)(6)	Retirement ($)	(7)
Ian Cook	—		7,870,534		—	—		—	—		5,555,437		—
Dennis J. Hickey	—		4,979,542		—	—		—	—		1,025,363		—
Henning I. Jakobsen	—		2,058,570		—	1,095,000		—	768,705		213,710		—
Noel R. Wallace	—		3,595,140		—	1,463,465		—	2,730,235		5,487,683		—
Franck J. Moison	—		4,322,461		—	—		—	—		2,741,737		—
P. Justin Skala	—		3,767,081		—	—		—	1,611,407		3,224,241		—
NOTES TO THE POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
(1)	Change in Control without Qualified Termination. As shown in this column, if there is a change in control but there is no Qualified Termination of the Named Officer’s employment, the Named Officer would not be entitled to receive any incremental payment or benefit. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

●Equity Awards. The vesting of certain previously granted performance-based restricted stock units would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 52. All such awards were reported as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2018 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$7,981,589; Mr. Hickey—$2,135,714; Mr. Jakobsen—$415,396; Mr. Wallace—$1,626,738; Mr. Moison—$2,126,473; and Mr. Skala—$1,545,511. For Messrs. Cook, Hickey, Jakobsen, Moison and Skala these amounts reflect the value of previously granted performance-based restricted stock units that they were already entitled to receive in accordance with their original vesting schedule because they were eligible for retirement but would be accelerated upon a change in control. The estimated value of restricted stock units that would be accelerated was calculated based on the closing price of the Company’s Common Stock on December 31, 2018.
●Cash Bonus. If the change in control occurs at year-end, as assumed in the table above, the Named Officers would be entitled to receive their annual cash bonus for the year in which the change in control occurs (reported as of year-end 2018 in column (g) of the Summary Compensation Table).
●Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings & Investment Plan (reported as of year-end 2018 in column (f) of the Nonqualified Deferred Compensation Table).

2019 Proxy Statement	53

Executive Compensation

(2)

Change in Control with Qualified Termination. This column consists of the following benefits under the Severance Plan described on page 51: (i) severance payments; (ii) the value of benefits under Company retirement programs during the severance period; and (iii) the value of the continuation of medical, dental and (for Named Officers who are not retirement-eligible) life insurance benefits during the severance period. The value of retirement benefits was calculated based on the difference between the present value of additional retirement program benefits that the Named Officer would have received had he remained employed until the end of the severance period, or age 65, if earlier, and the present value of retirement benefits payable at the change-in-control date without assuming future service. For more information regarding the assumptions used to calculate the present value of retirement benefits, see note 2 to the Pension Benefits Table. The additional medical, dental and life insurance benefits were valued based on the aggregate premiums paid by the Company for the applicable severance period.

In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

●Equity Awards. The vesting of certain previously granted stock options and restricted stock units would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 52. All such awards were reported as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2018 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Cook—$7,981,589; Mr. Hickey—$2,135,714; Mr. Jakobsen—$604,303; Mr. Wallace—$2,273,899; Mr. Moison—$2,126,473; and Mr. Skala—$2,192,672. For Messrs. Cook, Hickey, Jakobsen and Moison the amount shown in the preceding sentence, and for Mr. Skala $1,545,511 of the amount shown in the preceding sentence, reflects the value of previously granted restricted stock units that they were already entitled to receive in accordance with their original vesting schedule because they were eligible for retirement but would be accelerated upon a Qualified Termination. For the assumptions used to calculate the value of the restricted stock units, see note 1 above. The estimated value of stock options that would be accelerated was calculated based on the difference between the closing price of the Company’s Common Stock on December 31, 2018 and the applicable exercise price.
●Cash Bonus. If the triggering event occurs at year-end, as assumed in the table above, the Named Officers would be entitled to receive their annual cash bonus for the year in which the triggering event occurs (reported as of year-end 2018 in column (g) of the Summary Compensation Table).
●Retirement Accruals and Deferred Compensation Balances. The Named Officers would be entitled to receive their accrued retirement benefits (reported in the Pension Benefits Table) and any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings & Investment Plan (reported as of year-end 2018 in column (f) of the Nonqualified Deferred Compensation Table). The Named Officers would also be entitled to receive the balance in their accounts under the Savings & Investment Plan, including the Company contributions to the accounts, as further described in note 7 below.

(3)

Involuntary Termination without Cause. Messrs. Cook, Hickey, Moison and Skala are not eligible for severance in the event of termination for Company convenience because they were eligible for retirement with full benefits under the final average earnings formula described on page 47. This column shows the severance payment and the value of the continuation of medical, dental and for Mr. Wallace, life insurance benefits for 18 months that would be payable to Messrs. Jakobsen and Wallace. For the assumptions used to calculate the additional insurance benefits, see note 2 above.

In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would continue or be accelerated as follows:

●Equity Awards. Certain unvested restricted stock units would be allowed to vest in accordance with their original vesting schedule and certain unvested stock options would become exercisable for a period of three months or until the end of the original term, whichever is shorter, in each case only if they would have otherwise vested before the end of the severance period, as described under “Equity Awards—Termination for Company Convenience” on page 53. All such awards were reported as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. For Mr. Wallace, the estimated value as of year-end 2018 of previously granted restricted stock units that would continue to vest is $1,263,974 and of previously granted stock options that would be accelerated is $0. No amounts are shown for Messrs. Cook, Hickey, Jakobsen, Moison or Skala because, as employees eligible for retirement, they were already entitled to have their previously granted restricted stock units continue to vest and stock options accelerate (other than special retention awards that are subject to continued employment) as described under “Equity Awards—Death, Disability or Retirement” on page 53. For the assumptions used to calculate these amounts, see notes 1 and 2 above.
●Cash Bonus and Performance-Based Award. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive their annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table) and their performance-based restricted stock unit award for the three-year performance cycle ending such year, if any (reported in note 2 to the Grants of Plan-Based Awards Table).
●Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by or allocated to them under the Deferred Compensation Plan and Supplemental Savings & Investment Plan (reported as of year-end 2018 in column (f) of the Nonqualified Deferred Compensation Table).

(4)

Death. This column consists of a survivor annuity, the actuarial present value of which is calculated based on the lump sum value of the annuity payable to the Named Officer’s spouse until the Named Officer would have reached 65. If there is no surviving spouse and the Named Officer has dependent children under the age of 23, the annuity is payable to those children until they reach age 23 or until the Named Officer would have reached age 65, whichever is earlier. The amounts shown were calculated assuming an interest rate of 4.38%. No amounts are shown in this column for Messrs. Cook, Hickey or Moison because they are at least 65 years old.

(5)

In addition to the amounts shown in the applicable column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would continue or be accelerated as follows:

●Equity Awards. Unvested restricted stock units would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Equity Awards—Death, Disability or Retirement” on page 53. All such awards were reported as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. For Messrs. Wallace and Skala, the estimated value as of year-end 2018 of previously granted restricted stock units that would continue to vest is $2,273,899 and $647,161, respectively, and of previously granted stock options that would be accelerated is $0 and $0, respectively. No amounts are shown for Messrs. Cook, Hickey, Jakobsen, Moison or Skala (other than in the case of Mr. Skala, the amounts shown above related to the special retention awards granted to him in April 2016 in connection with his promotion) because, as employees eligible for retirement, they were already entitled to have their previously granted restricted stock units continue to vest and stock options accelerate (other than special retention awards that are subject to continued employment) as described under “Equity Awards—Death, Disability or Retirement” on page 53. For the assumptions used to calculate these amounts, see notes 1 and 2 above.

54

Executive Compensation

	●	Cash Bonus and Performance-Based Award. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive their annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table) and their performance-based restricted stock unit award for the three-year performance cycle ending such year, if any (reported in note 2 to the Grants of Plan-Based Awards Table).
(6)	Disability. This column consists of the actuarial present value of additional long-term disability benefits for which each Named Officer is eligible, as described more fully on page 52. The amounts shown were calculated assuming an interest rate of 4.38%.
(7)	Retirement. As shown in this column, the Named Officers would not be entitled to receive any incremental payment or benefit upon retirement. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would continue or be accelerated as follows:
	●	Equity Awards. Unvested restricted stock units, except those subject to continued employment, would continue to vest in accordance with their original vesting schedule and all outstanding stock options, except those subject to continued employment, would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Equity Awards—Death, Disability or Retirement” on page 53. All such awards were reported as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year.
●

Retirement Accruals. Each Named Officer would be entitled to receive their retirement benefits under the Retirement Plan and Supplemental Retirement Plan, if any, as described on pages 46 to 48. Each Named Officer would also be entitled to receive the balance in their account under the Savings & Investment Plan and other comparable foreign plans, including the Company contributions made pursuant to the Company match, profit-sharing and, for all Named Officers except Mr. Cook, retirement program under the Savings & Investment Plan, as well as investment gains and losses thereon. As of year-end 2018, the balance, which remains subject to future investment gains and losses, in each Named Officer’s Savings & Investment Plan and other comparable foreign plans accounts from these sources was as follows: Mr. Cook—$2,400,626; Mr. Hickey—$3,313,157; Mr. Jakobsen—$520,107; Mr. Wallace—$1,418,506; Mr. Moison—$2,098,736; and Mr. Skala—$1,891,212. The annual contributions by the Company to these accounts are reported in note 6 to the Summary Compensation Table.

●

Cash Bonus and Performance-Based Award. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive their annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table) and their performance-based restricted stock unit award for the three-year performance cycle ending such year, if any (reported in note 2 to the Grants of Plan-Based Awards Table).

●

Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by or allocated to them under the Deferred Compensation Plan and Supplemental Savings & Investment Plan (reported as of year-end 2018 in column (f) of the Nonqualified Deferred Compensation Table) in accordance with the distribution schedule they elected.

CEO Pay Ratio
Colgate’s products are marketed in over 200 countries and territories throughout the world with approximately 70% of its net sales generated outside the United States and approximately 50% of net sales coming from emerging markets. Consistent with its global presence, Colgate has a dispersed workforce, with over 85% of its employees based outside the United States in over 100 countries. To attract and retain talent, Colgate seeks to pay competitively in each jurisdiction consistent with market practice, resulting in compensation levels that vary from country to country. Colgate’s workforce also covers a broad range of functions, from manufacturing employees to management personnel, and includes both employees who are compensated on a salaried basis and those who are compensated on an hourly basis.

For 2018, the median of the annual total compensation of all employees of the Company (other than the CEO, Ian Cook) was $24,513 and the annual total compensation of the CEO, as reported in the Summary Compensation Table on page 41, was $11,551,328. Based on this information, for 2018 the CEO’s annual total compensation was 471 times that of the median of the annual total compensation of all employees. This amount is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The above-referenced pay ratio may not be comparable to pay ratios disclosed by other companies, including the companies in the Comparison Group (as defined in the CD&A). Pay ratios at different companies may vary due to differences in workforce composition, including geographic breadth, types of work performed and the relative percentages of salaried versus hourly compensated workers.

Methodology for Determining the Median Employee and Annual Total Compensation
For purposes of calculating the above-referenced 2018 pay ratio, the Company used the same median employee that was identified in 2017. The Company reasonably believes that there has been no change in the employee population or employee compensation arrangements (including the compensation arrangements of the previously identified median employee) that would result in a significant change to the Company’s pay ratio, as there have not been significant changes to the Company’s workforce or compensation programs.

The Company used the following methodology, material assumptions, adjustments and estimates to identify the median of the annual total compensation of all employees of the Company. As described above, all determinations were made in 2017 except the annual total compensation of the median employee, which was calculated for 2018 based on the median employee identified in 2017.

2019 Proxy Statement	55

Executive Compensation

Determination of Employee Population in 2017
Colgate determined that, as of October 1, 2017, the Company had approximately 36,350 employees (including temporary employees) working for Colgate-Palmolive Company or its consolidated subsidiaries, of which approximately 5,000 were based in the United States and the remaining approximately 31,350 were based outside the United States.

As permitted by SEC rules, the Company chose to exclude from this population approximately 900 employees in 57 countries, representing approximately 2.5% of the Company’s total employees. All employees from each of these countries, which are identified in Annex B to this Proxy Statement along with the number of employees based in each such country, were excluded. As a result, the Company’s employee population used for determining the median employee was approximately 35,450, consisting of approximately 5,000 employees based in the United States and approximately 30,450 employees based outside the United States.

Statistical Sampling
The Company elected to use statistical sampling to identify the median employee and conducted a simple random sample of 2,000 employees worldwide, which was determined to be the appropriate sample size for the size and complexity of the Company’s employee population based on advice from an external consultant.

Compensation Measure
The Company selected base salary or comparable wages for the 12-month period ended September 30, 2017 as the measure of compensation that could be consistently applied across the sample population. In making this determination, the compensation of all permanent employees included in the sample who were hired in 2017 but were not employed for the entire measurement period was annualized, but no cost-of-living adjustments were made. Using this methodology, the median employee was identified as a full-time, hourly employee located in Chile.

Annual Total Compensation of Median Employee
The elements of the median employee’s annual total compensation for 2018 were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $24,513. For purposes of this disclosure, Chilean pesos were converted to U.S. dollars using a 12-month average exchange rate from January 1, 2018 through December 31, 2018.

56

Stock Ownership

Stock Ownership of Directors and Executive Officers
Directors and executive officers of the Company own significant amounts of Colgate stock. Under the Company’s stock ownership guidelines, non-employee directors are required to own stock equal in value to at least five times their annual share grant, and executive officers of the Company are required to own stock equal in value to between two and eight times their salary, depending on their position.

The following table shows the beneficial ownership of Common Stock of each director, each of the Named Officers and the directors and executive officers (including the Named Officers) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Common Stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the exercise of a stock option.

	Common Stock
	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner	Directly Owned	Exercisable Options	(3)	Common Stock Units		Held by Savings & Investment Plan Trustee	(4)
Ian Cook(5)	1,537,953	2,733,917	(6)	—		123,673
Dennis J. Hickey(7)	383,803	781,208		—		68,012
Henning I. Jakobsen	26,839	149,775		—		6,311
Noel R. Wallace(8)	168,223	471,508		—		45,782
Franck J. Moison(9)	126,157	811,182		—		158
P. Justin Skala(10)	123,443	465,460		—		62,494
Charles A. Bancroft(11)	—	1,901		5,600	(12)	—
John P. Bilbrey(11)(13)	4,719	11,942		9,413	(12)	—
John T. Cahill(14)	20,628	26,230		22,189	(12)	—
Lisa M. Edwards(11)(15)	—	—		—		—
Helene D. Gayle	24,358	24,010		7,947	(12)	—
Ellen M. Hancock(16)	115,815	12,873		92,825	(12)	—
C. Martin Harris(11)	5,628	6,392		—		—
Lorrie M. Norrington(11)	889	9,188		11,384	(12)	—
Michael B. Polk(11)	12,220	16,166		—		—
Stephen I. Sadove	23,150	26,230		8,291	(12)	—
All directors and executive officers as a group (22 persons)	2,787,187	6,417,771		157,649		441,496
NOTES TO THE STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS TABLE
(1)	Information about Common Stock holdings is as of March 11, 2019, the record date for the Annual Meeting. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.
(2)	Each person named in the table beneficially owns less than 0.25% of the outstanding Common Stock, except for Mr. Cook who owns 0.51%. The directors and executive officers as a group beneficially own 1.14% of the outstanding Common Stock.
(3)	Except as noted in note 6 below, this column consists of options that are exercisable on or before May 10, 2019, which is 60 days after March 11, 2019. As of March 11, 2019, a total of 38,593,375 options were outstanding under the 2013 Plan and the predecessors to the 2013 Plan and 15,752,850 shares were available for future grants under the 2013 Plan.
(4)	Consists of Common Stock credited to or otherwise beneficially owned by executive officers under the Company’s Savings & Investment Plan. Under this plan, the Company issues Common Stock to a trustee acting on behalf of the plan. Employees who participate in the Savings & Investment Plan, including the Named Officers, have voting power over the shares allocated to their accounts under the plan, subject to the right of the plan trustee to vote such shares if a participant fails to do so. Participants have no investment power over such shares until they are distributed or diversified at the participant’s election in accordance with the terms of the plan.
(5)	Mr. Cook’s holdings include 462,971 shares of Common Stock held through grantor retained annuity trusts.
(6)	Mr. Cook’s holdings include 6,521 shares of Common Stock owned by the Cook Family 2012 Trust because he has the right to reacquire such shares at any time.
(7)	Mr. Hickey’s holdings include 328,585 shares of Common Stock owned jointly with his spouse.
(8)	Mr. Wallace’s holdings include 327 shares of Common Stock owned by the Noel R. Wallace 2012 GST Trust.

2019 Proxy Statement	57

Stock Ownership

(9)	Mr. Moison’s holdings include 10 shares of Common Stock owned by his son.
(10)	Mr. Skala’s holdings include 70,000 shares of Common Stock held through a grantor retained annuity trust.
(11)	Mr. Bancroft was first elected to the Board effective January 1, 2017, Mr. Bilbrey was first elected to the Board effective March 11, 2015, Ms. Edwards was first elected to the Board effective March 1, 2019, Dr. Harris was first elected to the Board effective March 14, 2016, Ms. Norrington was first elected to the Board effective September 9, 2015 and Mr. Polk was first elected to the Board effective June 11, 2014. Directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.
(12)	Consists of Common Stock units credited to one or more of the following accounts: (i) a deferred account for amounts granted under the 2013 Plan and any predecessor plans; (ii) a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors; or (iii) an account representing the accrued value under the Pension Plan for Outside Directors that was terminated as of December 31, 1996. In each case, the holder of Common Stock units has no voting or investment power over such units.
(13)	Mr. Bilbrey’s holdings include 4,719 shares of Common Stock owned by the John P. Bilbrey Revocable Trust.
(14)	Mr. Cahill’s holdings include 20,628 shares of Common Stock owned by the John Tobin Cahill Revocable Trust.
(15)	In accordance with the 2013 Plan, Ms. Edwards, who was first elected to the Board effective March 1, 2019, will receive grants in 2019 of shares of Common Stock equal in value to $150,000 and options to purchase shares of Common Stock equal in value to $37,500 on May 13, 2019.
(16)	Mrs. Hancock’s holdings include 28,185 shares of Common Stock owned jointly with her spouse.

Compliance with Section 16(a) Beneficial Ownership Reporting
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NYSE regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during 2018.

Stock Ownership of Certain Beneficial Owners
The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock as of December 31, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned as of December 31, 2018		Percent of Common Stock Outstanding as of December 31, 2018
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	75,304,558	(1)	8.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	60,648,605	(2)	7.0%
State Street Corporation(3) State Street Financial Center One Lincoln Street Boston, MA 02111	54,966,103	(4)	6.3%
NOTES TO THE STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS TABLE
(1)	On a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 11, 2019, Vanguard reported that, as of December 31, 2018, it beneficially owned 75,304,558 shares of Common Stock with sole voting power over 1,010,178 shares of Common Stock, shared voting power over 230,442 shares of Common Stock, sole dispositive power over 74,091,279 shares of Common Stock and shared dispositive power over 1,213,279 shares of Common Stock.
(2)	On a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 4, 2019, BlackRock reported that, as of December 31, 2018, it beneficially owned 60,648,605 shares of Common Stock with sole voting power over 52,891,683 shares of Common Stock and sole dispositive power over 60,648,605 shares of Common Stock.
(3)	State Street Bank and Trust Company, a subsidiary of State Street Corporation (“State Street”), is the trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust (the “Trustee”).
(4)	On a Schedule 13G filed with the SEC by State Street on February 14, 2019, State Street reported that, as of December 31, 2018, it beneficially owned 54,966,103 shares of Common Stock with shared voting power over 51,385,693 shares of Common Stock and shared dispositive power over 54,954,747 shares of Common Stock.
For information regarding the voting of shares allocated to the Colgate-Palmolive Company Employee Stock Ownership Plan participants, please see “Questions and Answers about Colgate’s Annual Meeting—How can I vote if I am an employee participating in the Company’s Savings & Investment Plan?” The Trustee will vote unallocated shares in the same proportion in which allocated shares are voted.

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Proposals Requiring Your Vote

The following five proposals will be presented at the meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

Proposal 1 Election of Directors

The Board has nominated eleven people for election as directors at the Annual Meeting. All nominees except for Mr. Wallace are currently serving as directors of the Company and all nominees except for Ms. Edwards and Mr. Wallace were elected at the 2018 Annual Meeting. Ms. Edwards and Mr. Wallace were elected by the Board effective March 1, 2019 and April 2, 2019, respectively. If you elect these nominees, they will hold office until the next Annual Meeting or until their successors have been elected and qualified.

The nominees are Charles A. Bancroft, John P. Bilbrey, John T. Cahill, Ian Cook, Lisa M. Edwards, Helene D. Gayle, C. Martin Harris, Lorrie M. Norrington, Michael B. Polk, Stephen I. Sadove and Noel R. Wallace. Biographical information regarding the nominees and information regarding the skills and qualifications of the nominees appears on pages 13 to 18 of this Proxy Statement.

The Board of Directors recommends a vote FOR the nominees for director listed above.

Proposal 2 Ratification of Selection of Independent Registered Public Accounting Firm

The Company asks that you ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm for 2019. PricewaterhouseCoopers LLP has audited the accounts of the Company since May 2002. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm is in the best interests of the Company and the Company’s stockholders.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.

Audit Committee Report
The Audit Committee is composed of five independent directors. The Board of Directors has determined that it would be desirable for all Audit Committee members to be “audit committee financial experts” as that term is defined under SEC rules. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that they each meet the SEC’s criteria for audit committee financial experts.

Role and Responsibilities
The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes, including the Company’s internal control over financial reporting and the Company’s Internal Audit function. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, including review of their qualifications, independence and performance and approval of their fees. In addition, the Audit Committee oversees the Company’s Global Ethics and Compliance function, enterprise risk management process and compliance with legal and regulatory requirements. For more information about oversight of the Global Ethics and Compliance function, including procedures for investigating complaints related to accounting, internal accounting controls or auditing matters, see “Governance of the Company—Communications to the Board of Directors.” A copy of the charter of the Audit Committee, which describes these and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com.

Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries and the results of their operations and their cash flows in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting.

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Proposals Requiring Your Vote

Selection of Independent Registered Public Accounting Firm
The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements as of and for the year ended December 31, 2018 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 (the “2018 Audit”). PwC has served as the Company’s independent registered public accounting firm continuously since May 2002. The Audit Committee considered several factors in selecting PwC as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the proposed lead audit partner and overall depth of talent, their experience with the Company’s industry (including any potential conflicts arising from representation of direct competitors of the Company) and their capability and expertise in handling the breadth and complexity of the Company’s global operations along with the firm’s familiarity with the Company’s business, accounting policies and internal control over financial reporting. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2019, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of PwC. The Audit Committee determined that the continued retention of PwC as the Company’s independent registered public accounting firm is in the Company’s best interests. The Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm in order to assure continuing auditor independence.

Pursuant to the five-year rotation requirement mandated by the Sarbanes-Oxley Act of 2002, PwC’s lead audit partner rotated in 2019 at the conclusion of the 2018 Audit. The process for selecting the new lead audit partner involved an assessment of many factors, including the candidates’ independence, objectivity, broad-based business judgment, multinational and industry experience, commitment to serving the Company, ability to leverage the resources of the firm and commitment to continuous improvement and robust dialogue with the Audit Committee. The selection process also involved discussions with management and the Audit Committee regarding each of the candidates and a meeting between the Audit Committee chair and the final candidate for the role.

Review and Recommendation Regarding Financial Statements
The Audit Committee met six times in 2018, including to review and discuss each quarterly earnings release prior to its announcement and each of the Company’s quarterly and annual financial statements. The Audit Committee reviewed and discussed the scope of and plans for the internal and external audits with management and the independent registered public accounting firm together and separately. The Audit Committee also met with management and the independent registered public accounting firm together and separately to review and discuss the audited financial statements and matters related to the design and operating effectiveness of the Company’s internal control over financial reporting. These discussions and reviews included the reasonableness of significant estimates and judgments, significant accounting policies (including critical accounting policies), significant unusual transactions, the independent registered public accounting firm’s assessment of the quality, not just acceptability, of the Company’s accounting principles, risk assessment and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

The Audit Committee has received the written disclosures of the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm, and received a letter from them confirming, their independence from management and the Company. In addition, the Audit Committee has reviewed and approved the Company’s policy with regard to the hiring of former employees of the Company’s independent registered public accounting firm. In evaluating the independent registered public accounting firm’s independence, the Audit Committee considered whether the firm’s provision of any non-audit services impaired or compromised the firm’s independence and the Audit Committee concluded that the provision of those services did not. Those services, along with the fees paid to the independent registered public accounting firm and the Audit Committee’s pre-approval policy for services that may be performed by the Company’s independent registered public accounting firm, are described below.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2018 be accepted and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

The foregoing report has been submitted by the members of the Audit Committee: John T. Cahill (Chair), Charles A. Bancroft, Ellen M. Hancock, Lorrie M. Norrington and Stephen I. Sadove.

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Proposals Requiring Your Vote

Fees of Independent Accounting Firm
The Audit Committee approves the fees billed or expected to be billed by PricewaterhouseCoopers LLP for their services. Such fees for services rendered to the Company during 2018 and 2017 are set forth below. The Audit Committee has concluded that the provision to the Company of the non-audit services by PricewaterhouseCoopers LLP described below did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below.

PRICEWATERHOUSECOOPERS LLP FEES (in millions)

	2018 ($)	2017 ($)
Audit Fees	12.1	11.6
Audit-Related Fees	0.4	0.3
Tax Fees	1.8	1.9
All Other Fees	—	—
Total	14.3	13.8

Audit Fees
These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual financial statements for the years ended December 31, 2018 and 2017 and the effectiveness of its internal control over financial reporting as of December 31, 2018 and 2017, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees
These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements in 2018 and 2017 (but which are not included under “Audit Fees” above). Audit-Related fees consist primarily of certain agreed-upon-procedures engagements.

Tax Fees
These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered relating to tax compliance, tax advice and tax planning in various tax jurisdictions around the world.

Specifically, these fees were associated with assistance in tax return filings, tax audits and refund claims, as well as advice on interpretation of and compliance with tax laws and tax valuation services (aggregating $1.8 million in each of the years ended December 31, 2018 and 2017). This category also includes fees of $0.1 million for the year ended December 31, 2017 related to tax compliance services for the Company’s expatriate employee programs.

All Other Fees
None.

Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves detailed types of audit-related and permitted tax services, subject to certain dollar limits, that may be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Independent Accounting Firm Attendance at Annual Meeting
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

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Proposals Requiring Your Vote

Proposal 3 Advisory Vote on Executive Compensation

The Company asks that you indicate your support for the executive compensation, as described in this Proxy Statement, of the executive officers of the Company named in the Summary Compensation Table appearing on page 41. The Company is providing stockholders with this vote pursuant to Section 14A of the Exchange Act. The Company currently intends to submit the executive compensation to an advisory vote at its Annual Meeting of Stockholders each year, consistent with the advisory vote of the stockholders at the Company’s 2017 Annual Meeting of Stockholders.

The Board is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Compensation Discussion and Analysis, beginning on page 26, describes the Company’s executive compensation programs and the compensation decisions made by the Personnel and Organization Committee and the Board of Directors for 2018 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table (referred to as the “Named Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” the key principles underlying the Personnel and Organization Committee’s compensation philosophy are aligning pay for performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining high-quality talent. Annual and long-term incentive award payments vary based on the Company’s business performance, and the value of equity awards also varies based on the performance of the Company’s Common Stock.

The Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Personnel and Organization Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the executive compensation of the Company’s Named Officers, as described in this Proxy Statement.

Proposal 4 Approval of Colgate-Palmolive Company 2019 Incentive Compensation Plan

The Company asks that you approve the Colgate-Palmolive Company 2019 Incentive Compensation Plan for employees and non-employee directors, a summary of which appears below and the full text of which is included in this Proxy Statement as Annex C. The members of the Personnel and Organization Committee and the Board believe that approval of the Colgate-Palmolive Company 2019 Incentive Compensation Plan is in the best interests of the Company and the Company’s stockholders.

The Board of Directors recommends a vote FOR the approval of the Colgate-Palmolive Company 2019 Incentive Compensation Plan.

Introduction
The Company requests that stockholders vote to approve the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “2019 Plan”). The 2019 Plan was adopted by the Board of Directors on March 14, 2019 upon the recommendation of the P&O Committee, subject to stockholder approval. The 2019 Plan will replace the Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”) under which the Company currently makes equity compensation awards to officers, employees and non-employee directors. The 2019 Plan is substantially similar to the 2013 Plan with some updates based on changes in law and current practices. If approved by stockholders at the Annual Meeting, the 2019 Plan will become effective on the date of such approval and thereafter no new awards will be granted under the 2013 Plan.

The 2019 Plan is an important part of the Company’s overall compensation program. It allows the Company to make annual and long-term incentive awards to the Company’s officers and employees and to provide reasonable compensation to the Company’s non-employee directors. The purpose of the 2019 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees and/or directors and to provide them with incentives that are directly linked to the future growth and profitability of the Company’s business.

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Proposals Requiring Your Vote

Promotion of Good Compensation Practices
The 2019 Plan is designed to reinforce the alignment between equity compensation arrangements for officers, employees and directors and stockholders’ interests and, as highlighted below, includes a number of provisions that the Company believes represent best practices, most of which were also included in the 2013 Plan.

No Discounted Stock Options
Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant.

No “Repricing” without Stockholder Approval
The Company may not, without the approval of stockholders, (i) reduce the exercise price of an outstanding stock option or the grant price of an outstanding stock appreciation right (“SAR”) or (ii) cancel and re-grant an outstanding option or SAR or exchange such option or SAR for either cash or a new award with a lower (or no) exercise price when the exercise price of such option or the grant price of such SAR is above the fair market value of a share of Common Stock.

No “Evergreen” Provision
There is no “evergreen” feature pursuant to which the shares available for issuance under the 2019 Plan can be automatically replenished.

“Double Trigger” Vesting
Awards issued under the 2019 Plan will not vest solely upon a change in control (as defined in the 2019 Plan), other than in the case of performance-based awards for which the performance conditions have been satisfied and the only remaining vesting condition is the passage of time.

Minimum Vesting Requirements
Equity-based awards granted under the 2019 Plan generally may fully vest no earlier than one year after the grant date, subject to specified exceptions.

No Dividends on Unearned Performance Awards
The 2019 Plan prohibits the payment of dividends or dividend equivalents on performance-based awards until the performance conditions have been satisfied, although dividends and dividend equivalents may accrue subject to satisfaction of such performance conditions.

No Transferability
Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the P&O Committee.

No Share “Recycling”
Shares issued in respect of awards that have been settled or exercised will not be available for future grants. Shares withheld by or delivered to the Company to satisfy the exercise price of stock options or tax withholding obligations will also be considered issued under the 2019 Plan and not available for future grants.

Summary of the 2019 Plan
The following summary of the 2019 Plan is qualified in its entirety by the full text of the 2019 Plan, which is included in this Proxy Statement as Annex C.

Administration
The P&O Committee, which is made up entirely of independent directors, will administer the 2019 Plan. It will have the authority to select participants eligible for awards under the 2019 Plan and to determine the form and amount of awards.

The P&O Committee can make rules and regulations and establish such procedures for the administration of the 2019 Plan as it deems appropriate. The full Board may act in place of the P&O Committee, unless doing so would disqualify awards for the exemptions under Section 16 of the Exchange Act. The P&O Committee may delegate its authority to administer the 2019 Plan (including the authority to grant awards) to individuals selected by the P&O Committee, subject to any applicable law and stock exchange listing standards. Company management will be responsible for day-to-day administration of the 2019 Plan.

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Proposals Requiring Your Vote

Shares Available and Individual Award Limits
The 2019 Plan specifies the maximum number of shares that may be issued under the plan and imposes limits on certain individual awards to employees and officers as follows:

●	Maximum number of shares that may be delivered pursuant to stock options or SARs: 41,100,000.
●	Maximum number of shares that may be delivered pursuant to all other awards: 13,700,000.
●	No participant may be granted during any calendar year:
●	Stock options or SARs covering in excess of 1,000,000 shares; or
●	Share-based awards (other than stock options and SARs) covering in excess of 200,000 shares.
●	No participant may be granted cash-based awards that have an aggregate maximum payment value in any calendar year in excess of $15.0 million.

The share maximums and share limits described above are subject to adjustment for any changes in the Company’s equity structure, such as a stock split, or in the event of a corporate transaction.

Shares underlying awards granted under the 2019 Plan that expire or are forfeited or terminated without being exercised or awards that are settled for cash will be available for the grant of additional awards, subject to the overall maximums provided by the 2019 Plan. Shares withheld by or delivered to the Company to satisfy the exercise price of stock options or tax withholding obligations with respect to any award granted under the 2019 Plan will be deemed to have been issued under the 2019 Plan and will not be available for the grant of additional awards. Shares repurchased on the open market using option exercise proceeds may not be made available for awards under the 2019 Plan.

As described above, if the 2019 Plan is approved by stockholders, no new awards will be granted under the 2013 Plan. Awards previously granted and outstanding under the 2013 Plan will remain in full force and effect under the 2013 Plan according to their respective terms, and to the extent that any such award is forfeited, terminates, expires or lapses instead of being exercised (to the extent applicable), or is settled for cash, shares subject to such award which are not delivered as a result will not be available for awards under the 2019 Plan.

Rationale for 2019 Plan Maximums
The following table provides the number of stock options and restricted stock units outstanding, the number of shares available for future grant under the 2013 Plan and the total number of shares of Common Stock outstanding as of March 11, 2019, the record date for the Annual Meeting:

Number of Stock Options Outstanding	38,593,375
Weighted Average Exercise Price	$67.36
Weighted Average Term (in years)	3.00
Number of Restricted Stock Units Outstanding	2,112,969
Number of Shares Available for Future Grant under the 2013 Plan	25,399,125
Shares of Common Stock Outstanding	859,810,500

As of March 11, 2019, a total of 9,646,275 shares were available for issuance pursuant to awards (other than stock options or SARs) under the 2013 Plan. The 2019 Plan contemplates a total of 13,700,000 shares being available for issuance pursuant to awards (other than stock options or SARs), which represents an increase of 4,053,725 from the number of shares available for such awards under the 2013 Plan. As of March 11, 2019, a total of 15,752,850 shares were available for issuance under the 2013 Plan pursuant to stock options or SARs. The 2019 Plan contemplates a total of 41,100,000 shares being available for issuance pursuant to stock options or SARs, which represents an increase of 25,347,150 from the shares available for such awards under the 2013 Plan.

Based on a review of the Company’s historical practice and advice from its independent compensation consultant, FW Cook, the P&O Committee currently believes the amounts available under the 2019 Plan will be sufficient to cover awards to officers, employees and non-employee directors for approximately the next five years. In 2016, 2017 and 2018, the Company granted equity awards (including stock options and full value awards) representing a total of approximately 10,045,959 shares, 9,118,839 shares and 7,072,955 shares, respectively, equaling a three-year average utilization rate of 1.0%. This rate is at approximately the 77th percentile of the Comparison Group. The P&O Committee expects to continue to grant awards under the 2019 Plan consistent with the Company’s historic share utilization rates.

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Proposals Requiring Your Vote

Eligibility
The 2019 Plan provides for awards to directors, officers and employees of the Company and its affiliates and prospective officers and employees who have accepted offers of employment from the Company or its affiliates. As of the date of this Proxy Statement, there were ten non-employee directors and approximately 1,500 officers and employees eligible to participate in the 2019 Plan. The current executive officers named in the Summary Compensation Table under the caption “Compensation Discussion and Analysis” and each of Colgate’s continuing non-employee directors are among the individuals eligible to receive awards under the 2019 Plan.

Term
The 2019 Plan provides that awards may be made under the 2019 Plan for ten years.

Vesting Requirements
Equity-based awards granted under the 2019 Plan generally may fully vest no earlier than one year after the grant date, subject to certain specified exceptions, including for (i) accelerated vesting in the event of specified terminations of employment and (ii) awards to current or prospective employees and officers covering up to 5% of the shares reserved for issuance.

Types of Awards
The P&O Committee may grant awards under the 2019 Plan in the form of stock options, SARs, restricted stock, restricted stock units, deferred shares, other stock-based awards, cash-based awards or any combination of those awards.

Stock Options
Subject to the terms and provisions of the 2019 Plan, options to purchase shares of Common Stock may be granted to eligible individuals at any time and from time to time as determined by the P&O Committee. Only non-qualified stock options may be granted under the 2019 Plan. Non-qualified stock options do not qualify for favorable treatment to the recipient under federal tax law. Subject to the limits provided in the 2019 Plan and specific provisions relating to annual grants to non-employee directors, the P&O Committee determines the number of stock options granted to each recipient and other terms of such awards, including the exercise price, term and vesting schedule.

As noted above, the P&O Committee determines the exercise price for each stock option granted, except that the stock option exercise price may not be less than the fair market value of a share of Common Stock on the date of grant. As of March 11, 2019, the fair market value (as that term is defined under the 2019 Plan) of a share of Common Stock was $65.85. The 2019 Plan prohibits “repricing” of stock options without stockholder approval. All stock options granted under the 2019 Plan will expire no later than ten years from the date of grant.

Stock Appreciation Rights
The P&O Committee in its discretion may grant SARs under the 2019 Plan. The P&O Committee has not granted SARs under the 2013 Plan and has no present intention to do so under the 2019 Plan, though it may do so in the future if it determines that SARs would serve the Company’s compensation goals. SARs may be “tandem SARs,” which are granted in conjunction with a stock option, or “free-standing SARs,” which are not granted in conjunction with a stock option. A SAR entitles the holder to receive upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares of Common Stock to which such SAR pertains over the aggregate exercise price for the underlying shares. The exercise price of a free-standing SAR may not be less than the fair market value of a share of Common Stock on the date of grant.

A tandem SAR may be granted only at the grant date of the related stock option. A tandem SAR will be exercisable only at such time or times and to the extent that the related stock option is exercisable and will have the same exercise price as the related stock option. A tandem SAR will terminate or be forfeited upon the exercise or forfeiture of the related stock option, and the related stock option will terminate or be forfeited upon the exercise or forfeiture of the tandem SAR.

The Company may make payment of the amount to which the participant exercising SARs is entitled by delivering shares of Common Stock, cash or a combination of stock and cash as set forth in the award agreement relating to the SARs. The 2019 Plan prohibits “repricing” of SARs without stockholder approval.

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Proposals Requiring Your Vote

Restricted Stock
The 2019 Plan provides for the award of shares of Common Stock that are subject to forfeiture and restrictions on transferability as may be determined by the P&O Committee. Except for these restrictions, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement. Unless otherwise determined by the P&O Committee, (i) cash dividends on the shares that are the subject of the restricted stock award shall be automatically reinvested in additional restricted stock, held subject to the vesting of the underlying restricted stock, and (ii) dividends payable in shares shall be paid in the form of additional restricted stock, held subject to the vesting of the underlying restricted stock. Restricted stock granted under the 2019 Plan may or may not be subject to performance conditions. The P&O Committee has not granted restricted stock under the 2013 Plan and has no present intention to do so under the 2019 Plan, though it may do so in the future if it determines that restricted stock would serve the Company’s compensation goals.

Restricted Stock Units
The 2019 Plan authorizes the P&O Committee to grant restricted stock units. Restricted stock units are not shares of Common Stock and do not entitle the recipients to the rights of a stockholder, although the award agreement may provide for rights with respect to dividend equivalents. Unless otherwise determined by the P&O Committee, an award of restricted stock units (other than such awards that are subject to the achievement of performance conditions) shall be adjusted to reflect the deemed reinvestment in additional restricted stock units of the dividends that would be paid and distributions that would be made with respect to the award of restricted stock units if it consisted of actual shares. Restricted stock units granted under the 2019 Plan may or may not be subject to performance conditions. Restricted stock units will be settled in cash or shares of Common Stock, in an amount based on the fair market value of the Common Stock on the settlement date.

Other Stock-Based Awards
The 2019 Plan also provides for the award of shares of Common Stock and other awards that are valued by reference to Common Stock, including unrestricted stock, deferred shares, dividend equivalents and convertible debentures.

Cash-Based Awards
Cash-based awards may be granted under the 2019 Plan. No participant may be granted cash-based awards that have an aggregate maximum payment value in any calendar year in excess of $15.0 million. Cash-based awards may be paid in cash, shares or other full-value awards (valued as of the date of payment) as determined by the P&O Committee.

Performance Goals
The 2019 Plan provides that performance goals may be established by the P&O Committee in connection with the grant of any award under the 2019 Plan. Such goals may be based on the attainment of specified levels of one or more of the following measures or any other items determined by the P&O Committee: specified levels of sales, net sales, revenue, revenue growth or product revenue growth, operating income (before or after taxes), non-variable expenses, pre-tax profit, net profit after tax, operating profit, cash generation, unit volume, change in working capital, return on invested capital, return on capital employed, pre- or after-tax income (before or after allocation of corporate overhead or bonuses), net earnings, earnings per share, diluted earnings per share, consolidated earnings before or after taxes (including earnings before some or all of the following: interest, taxes, depreciation and amortization), net income, gross profit, gross margin, organic sales growth, selling price increases, operating contribution, year-end cash, debt reductions, book value per share, return on equity, return on sales, expense management, return on investment, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvements of profit margins, market share, costs, cash flow, working capital, return on assets or net assets, asset turnover, inventory turnover, economic value added (economic profit) or equivalent metrics, reductions in costs, regulatory achievements, implementation, completion or attainment of measurable objectives with respect to research, compliance, diversity, sustainability, development, products or other projects (including restructuring programs), recruiting or maintaining personnel, and total stockholder return, in each case, as measured with respect to the Company or any affiliate, division or department of the Company, either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies. The Board believes that it is appropriate to provide a broad range of potential performance goals so that the Company can be responsive to changing business needs and objectives. For a description of performance goals applicable to the Company’s annual incentive awards for 2018 and long-term incentive awards for the 2016-2018 performance cycle, please see pages 35 to 36 and 38 to 39 of the Proxy Statement.

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Transferability
Except as otherwise determined by the P&O Committee, the recipient of an unvested award generally may not sell, transfer, pledge, exchange or otherwise encumber the award prior to vesting. In addition, except as otherwise determined by the P&O Committee, stock options and SARs are nontransferable except by will or by the laws of descent or distribution or, in the case of non-qualified stock options and SARs that are not granted in “tandem” with a stock option, pursuant to a qualified domestic relations order.

Additional Provisions Applicable to Non-Employee Directors
The following features of the 2019 Plan apply with respect to non-employee directors of the Company and are comparable to the existing director compensation program under the 2013 Plan. Currently, there are ten non-employee directors (that is, all members of the Board with the exception of Mr. Cook).

Annual Stock Option Grant
Under the 2019 Plan, each calendar year, each non-employee director will receive an automatic stock option grant having a value equal to $45,000, an eight-year term (or such longer period, not to exceed ten years, as determined by the P&O Committee) and an exercise price equal to the fair market value of a share of Common Stock on the date of grant. For purposes of this grant, the value of a stock option is determined in accordance with the Black-Scholes pricing model or other pricing model used to determine the values of stock options in the Company’s most recent Annual Report on Form 10-K. The annual grants are made on the first business day after the Company’s annual meeting of stockholders, provided such day falls within a window period during which trading by Colgate insiders is permitted. Annual grants to non-employee directors newly elected after the Company’s annual meeting of stockholders are made on the first day of the first window period during which trading by Colgate insiders is permitted.

The annual stock option grants vest in equal installments over three years. In general, each stock option will terminate upon the earlier of (i) the end of its fixed term or (ii) termination of directorship or, to the extent a stock option was then exercisable, three months after the termination of directorship. In the event of death, retirement or disability, the stock option may be fully exercised, whether or not it was then exercisable, for up to three years thereafter. If a directorship is terminated for cause, however, the director’s ability to exercise any stock option granted under the 2019 Plan terminates.

Annual Grant of Common Stock
Under the 2019 Plan, each calendar year, each non-employee director receives an automatic grant of unrestricted shares of Common Stock having a value of $180,000 based on the fair market value of a share of Common Stock on the grant date. The annual grants are made on the first business day after the Company’s annual meeting of stockholders, provided such day falls within a window period during which trading by Colgate insiders is permitted. Annual grants to non-employee directors newly elected after the Company’s annual meeting of stockholders are made on the first day of the first window period during which trading by Colgate insiders is permitted.

Pro Rata Grants
The annual awards of stock options and Common Stock will be prorated if a non-employee director joins the Board during the middle of a calendar year.

Deferral Feature
A non-employee director may elect to defer receipt of all or part of the shares covered by the annual grant of Common Stock. Deferred shares are credited to bookkeeping accounts and accrue dividend equivalents (i.e., share credits equal in value to non-extraordinary cash dividends paid on the Common Stock) until they are distributed. Deferred shares are distributed upon a non-employee director’s separation from service either in installments over a period of ten years or, if timely elected by the director, in installments over a shorter period or in a lump sum. Directors may receive an early distribution of some or all of the deferred shares in the event of an unforeseeable emergency involving severe financial hardship.

Cash Compensation Limit
No non-employee director (other than a non-executive chair of the Board) may be granted, in any calendar year, cash-based compensation greater than $250,000 in the aggregate.

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Proposals Requiring Your Vote

Miscellaneous
Other than the automatic annual grants described above, the non-employee directors will not be granted any equity awards under the 2019 Plan.

Treatment of Awards upon Termination of Employment and Change in Control
Under the 2019 Plan, the P&O Committee will have the authority to adopt rules and regulations with respect to the treatment of awards upon termination of employment.

Unless provided otherwise in the applicable award agreement, the following terms will apply in the event of a “change in control” of the Company (as defined in the 2019 Plan):

●	All then-outstanding restricted stock or restricted stock units that were granted following satisfaction of a previously established performance goal that have not yet vested shall be considered earned in full and non-forfeitable.
●	Except with respect to awards described in the immediately preceding bullet, if equivalent replacement awards are substituted for awards granted and outstanding under the 2019 Plan at the time of such change in control, such replacement awards will vest and be deemed earned in full upon a termination of employment by the Company other than for cause (including, with respect to any non-employee director, ceasing to serve as a director) or a termination of employment by the participant for good reason within twenty-four months after such change in control (i.e., the awards “double-trigger” vest). Unless otherwise agreed in connection with the change in control, applicable performance goals will be deemed met at the greater of the applicable target level and the level of achievement through the latest practicable date reasonably determinable.
●	Upon the termination of a participant’s employment by the Company during the twenty-four-month period following a change in control for any reason other than for cause (including, with respect to any non-employee director, ceasing to serve as a director) or upon the termination of a participant’s employment by the participant for good reason, any stock option or SAR held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until the earlier of (i) three years following the termination of employment and (ii) the expiration of the term of the stock option or SAR.

If equivalent replacement awards are not substituted for awards granted and outstanding under the 2019 Plan at the time of such change in control, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement, (i) all then-outstanding awards (other than performance-based awards) will vest in full, be free of restrictions, and be deemed to have been earned in full, and (ii) any performance-based award will be deemed to have been earned in full based on performance goal achievement at the greater of the applicable target level and the actual level of achievement through the latest practicable date as determined by the P&O Committee not later than the date of the change in control.

An award qualifies as a “replacement award” under the 2019 Plan if the following conditions are met in the sole discretion of the P&O Committee: (i) it is of the same type as the award being replaced (the “replaced award”); (ii) it has a value equal to the value of the replaced award as of the date of the change in control; (iii) if the underlying replaced award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the change in control; (iv) it contains terms relating to vesting (including with respect to a termination of employment) that are substantially identical to those of the replaced award; and (v) its other terms and conditions are not less favorable to the participant than the terms and conditions of the replaced award (including the provisions that would apply in the event of a subsequent change in control) as of the date of the change in control.

Amendment
The 2019 Plan may be amended or discontinued at any time by the Board, but not in a way that would impair the rights of a participant under any award previously granted, without the participant’s consent (subject to specified exceptions). In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the NYSE.

Section 409A Compliance
The 2019 Plan is designed to enable the Company to administer the 2019 Plan in compliance with Section 409A of the Internal Revenue Code, which provides that to the extent awards constitute “nonqualified deferred compensation” within the meaning of Section 409A, they must be subject to certain restrictions relating to the time and form of payment.

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Federal Income Tax Consequences
The following is a summary of certain federal income tax consequences of awards made under the 2019 Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2019 Plan. The income tax consequences under applicable state and local tax laws may not be the same as those under federal income tax laws.

Non-Qualified Stock Options
A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction.

Stock Appreciation Rights
A participant will not recognize taxable income at the time of grant of a SAR, and the Company will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company generally will be entitled to a corresponding deduction.

Restricted Stock
A participant will not recognize taxable income at the time of grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction.

Restricted Stock Units and Deferred Shares
A participant will not recognize taxable income at the time of grant of a restricted stock unit or deferred share, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of any cash paid by the Company, and the Company will be entitled to a corresponding deduction.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2019 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2019 Plan.

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Proposals Requiring Your Vote

New Plan Benefits
The following table and accompanying notes show the amounts that were awarded to the Named Officers, all executive officers as a group and all non-executive officer employees as a group for 2018 under the 2013 Plan and represents the amounts that would have been awarded for 2018 under the 2019 Plan had it been in effect. Amounts to be awarded to employees in 2019 under the 2019 Plan are not currently determinable, though the Company intends to make awards to employees under the 2019 Plan generally consistent with its existing compensation practices. The table also shows the amounts expected to be awarded in 2019 to all non-employee directors as a group under the 2019 Plan.

Name and Position	Dollar Value ($)	(1)	Number of Stock Options		Number of Restricted Stock Units	(2)	Number of Unrestricted Shares	(3)
Ian Cook	624,960	(4)	531,857	(5)	31,821	(6)	—
Chairman and Chief Executive Officer
Dennis J. Hickey	281,176	(4)	117,511	(5)	8,476	(6)	—
Retired Vice Chairman (Former Chief Financial Officer)
Henning I. Jakobsen	132,386	(4)	76,694	(5)	3,030	(6)	—
Chief Financial Officer
Noel R. Wallace	229,158	(4)	105,486	(5)	5,975	(6)	—
President and Chief Operating Officer
Franck J. Moison	209,763	(4)	117,511	(5)	8,476	(6)	—
Retired Vice Chairman
P. Justin Skala	178,348	(4)	87,079	(5)	5,975	(6)	—
Executive Vice President, Chief Growth and Strategy Officer
Executive Group	1,848,523	(7)	1,040,673	(7)	63,598	(7)	—
Non-Employee Director Group	—		44,061	(8)	—		24,141
Non-Executive Officer Employee Group	54,849,802	(9)	4,964,792	(9)	632,263	(9)	—
NOTES TO THE NEW PLAN BENEFITS TABLE
(1)	This column reflects annual incentive compensation paid to employees in the form of cash bonuses.
(2)	This column reflects long-term incentive compensation paid to employees in the form of performance-based restricted stock unit awards and, in the case of the non-executive officer employee group, time-vested restricted stock unit awards.
(3)	This column reflects the annual grant to the nine continuing non-employee directors of unrestricted shares of Common Stock having a value of $180,000 (prorated to $150,000 in the case of Ms. Edwards, who became a director effective March 1, 2019) to be made following the 2019 Annual Meeting. This value was converted into shares of Common Stock at a price per share of $65.85, which represents the closing stock price of the Company’s Common Stock on March 11, 2019. The actual number of shares granted may vary depending on the price of the Company’s Common Stock on the grant date.
(4)	These amounts are the same as the amounts actually awarded to each Named Officer in 2018, as set forth in column (g) of the Summary Compensation Table.
(5)	These amounts are the same as the amounts actually awarded to each Named Officer in 2018, as set forth in column (j) of the Grants of Plan-Based Awards Table.
(6)	These amounts are the same as the amounts actually awarded to each Named Officer in 2018 for the 2015-2017 performance cycle, as set forth in note 2 to the Grants of Plan-Based Awards Table.
(7)	These amounts were awarded to a total of 10 employees and include the amounts reported above for each of the Named Officers except for Messrs. Hickey and Moison, who retired from the Company effective February 28, 2019 and December 31, 2018, respectively.
(8)	This amount reflects the annual stock option grant to the nine continuing non-employee directors having a value of $45,000 (prorated to $37,500 in the case of Ms. Edwards, who became a director effective March 1, 2019) to be made following the 2019 Annual Meeting. This value was converted into a number of stock options using a value of $9.02, which is based on the Black-Scholes pricing model set forth in the Company’s most recent annual report on Form 10-K. The actual number of stock options granted may vary depending on the price of the Company’s Common Stock on the grant date.
(9)	This amount reflects awards to approximately 1,500 employees.

Equity Compensation Plan Information
The following table provides information as of December 31, 2018, regarding securities of the Company to be issued and remaining available for issuance under the 2013 Plan, which was approved by stockholders.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($/Sh)		Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a))
Equity compensation plans approved by security holders	42,184,000	(1)	63.07	(2)	24,790,000	(3)
Equity compensation plans not approved by security holders	Not applicable		Not applicable		Not applicable
Total	42,184,000		63.07		24,790,000
NOTES TO THE EQUITY COMPENSATION PLAN INFORMATION TABLE
(1)	Consists of 39,710,000 stock options outstanding and 2,474,000 restricted stock units awarded but not yet vested under the 2013 Plan.
(2)	Includes the weighted-average exercise price of stock options outstanding of $67.00 and restricted stock units of $0.
(3)	Amount includes 15,604,000 options available for issuance and 9,186,000 restricted stock units available for issuance under the 2013 Plan.

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Proposal 5
Stockholder Proposal
John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, has informed the Company in writing that he intends to offer the following resolution for consideration at the Annual Meeting.

Proposal 5—Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar and Wells Fargo are examples of companies changing course and naming an independent board chairman. Caterpillar had previously opposed a shareholder proposal for an independent board chairman at its annual meeting.

In the year preceding the submittal of this proposal our stock fell from $75 to $62. This stock price decline was in spite of a $5 Billion stock buyback plan which is supposed to boost the price of the stock.

However stock buy backs can be a sign of short-termism for executives- sometimes boosting share price without boosting the underlying value, profitability, or ingenuity of the firm. A dollar spent repurchasing a share is a dollar that cannot be spent on new equipment, an acquisition or entry into a new market.

An independent chairman might be more ready to find a replacement for Ellen Hancock, the Exodus Communications CEO just before Exodus filed for bankruptcy. Ms. Hancock was a Colgate-Palmolive director for 30-years (long-tenure equals lack of independence) and was elevated to positions on 2 key Colgate-Palmolive board committees.

An independent chairman might take positive action in response to the 47%-support shareholders gave to a 10% stock ownership threshold for shareholders to call a special meeting at our 2018 annual meeting. This 47%-support translates into more than 50%-support from shareholders who have access to independent information on the importance of this topic.

Meanwhile there are challenges facing our company that need to be well managed and prevented from reoccurring:

Consumer Fraud/ Abuse - Customer lawsuits over misleading claims on Colgate Optic White toothpaste
August 2018

Product recall - Axion Dishwashing Liquid due to the presence of Pseunomonas Aeruginosa bacteria
October 2017

Los Angeles jury awarded $12 million to woman who contracted Mesothelioma from use of asbestos-tainted talcum powder
September 2017

Certified Class Action filed by two former employees over pension plan shortfall, New York
September 2017

Criticism on potential health and environment effects of Triclosan in Colgate Total toothpaste
July 2017

Please vote yes:
Independent Board Chairman—Proposal 5

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Proposals Requiring Your Vote

Company Response

Your Board of Directors recommends a vote AGAINST this stockholder proposal for the following reasons:

The Board is truly independent and has an independent Lead Director with the authority to ensure proper checks and balances.

With the exception of Ian Cook, the Chairman and CEO, the Board is currently composed entirely of independent directors. As described earlier in this Proxy Statement, on April 2, 2019 Mr. Cook will transition to Executive Chairman and Noel R. Wallace, currently the Company’s President and Chief Operating Officer, will assume the role of President and CEO and also become a member of the Board. The Board will continue to have an independent Lead Director, currently Stephen I. Sadove. Following this transition, the entire Board will remain independent except for the Executive Chairman and the CEO.

The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without any members of management present. These sessions are chaired by the independent Lead Director. The Lead Director serves a three-year term and is selected by and from the independent directors following nomination by the Nominating and Corporate Governance Committee. Colgate has long been committed to having an independent lead director, having established the position of Presiding Director in 2003 and expanded the role in 2006 and again in 2012 when it changed the title to Lead Director. The role of the Lead Director is clearly delineated in the Company’s corporate governance guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues.” The role of the Lead Director is to:

●preside at all meetings of the Board at which the Chairman is not present (including the executive sessions of the independent directors);
●serve as interim Chairman if the Chairman is unable to perform his or her duties;
●establish agendas for the executive sessions of the independent directors in consultation with the other directors;
●serve as liaison between the independent directors and the Chairman and CEO (although all independent directors are encouraged to communicate freely with the Chairman and CEO and other members of management at any time);
●review and approve information to be sent to the Board;
●review and approve proposed Board meeting agendas;
●review and approve meeting schedules to help ensure there is sufficient time for discussion of all agenda items;
●have the authority to call meetings of the independent directors, as appropriate;
●authorize the retention of outside advisors and consultants who report directly to the independent directors on Board issues;
●be available (as deemed appropriate by the Board) for consultation and direct communication with stockholders; and
●perform such other duties as the Board may specify from time to time.

Mr. Sadove, who currently serves as Lead Director, is an effective director who has contributed strong leadership to Colgate’s Board since he joined in 2007. He also has extensive experience serving on a number of other public company boards.

One of the Company’s longstanding governance practices is that all of the members (including the chairs) of the Audit Committee, the Nominating and Corporate Governance Committee and the Board’s compensation committee (known as the Personnel and Organization Committee) are independent directors. This, when coupled with the independent composition of the Board as described above, ensures that independent directors guide all critical matters, such as the integrity of the Company’s financial statements, oversight of the enterprise risk management process, CEO and senior management compensation, CEO succession planning and selection of directors.

The Board and the Company are committed to the highest standards of corporate governance.

Colgate’s corporate governance practices and policies are described in the section of this Proxy Statement entitled, “Governance of the Company.” As discussed in that section, Colgate has had a longstanding commitment to good corporate governance, including a policy requiring the annual election of all directors by majority vote. Reflecting the Board’s commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value and effective functioning of the Board. As a result of this review, the Board has made a number of enhancements over the years. Notably, in January 2016, the Board adopted proxy access, allowing eligible stockholders to nominate directors for inclusion in Colgate’s proxy statement if they satisfy the requirements specified in Colgate’s by-laws. This proxy access right, together with the requirement that all directors be elected annually by majority vote, helps to ensure that Colgate’s Board is accountable to stockholders.

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An absolute rule to separate the Chairman and CEO roles and require an independent Chairman is not in the best interests of stockholders.

Stockholders are best served if the Board retains flexibility to decide what leadership structure works best for the Company based on the facts and circumstances existing from time to time. For example, while Mr. Cook currently serves as Chairman of the Board and CEO, the roles will be separated on April 2, 2019 when Mr. Wallace replaces Mr. Cook as CEO. As part of the CEO succession planning process, the Board assessed its current leadership structure and determined that appointing Mr. Wallace as President and CEO and Mr. Cook as Executive Chairman while retaining Mr. Sadove as Lead Director is in the Company’s best interests at this time.

Colgate’s active and independent Board, with its proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having a current or former CEO serve as the Chairman creates a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Board believes that this is the best leadership structure for the Company at this time and that, operating under this structure, the Board will continue to effectively guide the Company and represent the interests of the stockholders. A requirement that the Chairman be an independent director, as the proposal requests, would reduce the Board’s ability to act in the best interests of the Company and to respond to the changing needs of the Board and the Company.

Given its in-depth knowledge of Colgate’s business and experience, the Board is uniquely positioned to evaluate the optimal leadership structure for the Company at any particular time, and, based on the effective governance practices described above, stockholders can be confident the Board is composed of the right people to make that determination. The Board believes that retaining the flexibility to determine the best Board leadership structure based on the circumstances in effect from time to time best protects the interests of the stockholders.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

Other Matters
As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting and you have voted by proxy, the Company’s directors named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors.

Jennifer M. Daniels
Chief Legal Officer and Secretary

2019 Proxy Statement	73

Questions and Answers About Colgate’s Annual Meeting

Who receives this Proxy Statement?

Beginning March 27, 2019, we are mailing a printed copy of this Proxy Statement, a proxy card and the 2018 Annual Report of the Company to stockholders who have requested a printed copy, and a Notice of Internet Availability to all other stockholders who have not consented to electronic delivery. The Annual Report being made available on the internet and mailed with the Proxy Statement is not part of the proxy-soliciting material.

Who is entitled to vote at the Annual Meeting?

The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of the Company’s Common Stock on March 11, 2019, the record date for voting at the Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 11, 2019, there were 859,810,500 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote.

How can I vote my shares?

You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the internet, the telephone or, if you received a printed copy of your proxy materials, the mail. Each of these procedures is more fully explained below. Even if you plan to attend the meeting, the Board recommends that you vote by proxy.

How can I vote my shares by proxy?

Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by internet, telephone or, if you received a printed copy of your proxy materials, by mail, each as more fully explained below. In each case, the deadline for voting is 11:59 p.m. (Eastern Daylight Time) on Thursday, May 9, 2019, unless you are a Colgate employee participating in the Savings & Investment Plan or another Colgate employee stock ownership plan, in which case the deadline for voting is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 8, 2019. When you vote your proxy, you can specify whether you wish to vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each nominee for director, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019, the 2019 Plan and, if properly presented at the meeting, one stockholder proposal. In addition, you can cast a non-binding advisory vote on executive compensation. We will vote your shares as you direct.

If any other matters are properly presented for consideration at the Annual Meeting, the Proxy Committee will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting.

VOTE BY INTERNET

To vote your shares via the internet, go to the voting website, www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. The internet voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

VOTE BY TELEPHONE

If you reside in the United States, Canada or Puerto Rico, you can vote your shares by telephone by calling the toll-free number provided on the voting website (www.proxyvote.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

VOTE BY MAIL

If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in favor of the Board’s nominees for director, the ratification of the selection of the independent registered public accounting firm, the advisory vote on executive compensation and the 2019 Plan, and against the stockholder proposal.

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Questions and Answers About Colgate’s Annual Meeting

How can I vote my shares in person?

If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. Voting by proxy, whether by internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote at the meeting unless you wish to change your vote.

How can I attend the Annual Meeting in person?

Attendance at the Annual Meeting is limited to holders of Common Stock on March 11, 2019, the record date for voting at the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis and will require an admission ticket.

If you plan to attend the meeting, please request an admission ticket in advance as follows:

If you are a stockholder of record and vote by mailing a proxy card, mark the box on your proxy card to request an admission ticket. All other stockholders may request an admission ticket in one of three ways: (i) by going to the “Register for Meeting” link at www.proxyvote.com; (ii) by sending an email to investor_relations@colpal.com; or (iii) by mailing a written request to Colgate-Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022. If you are a beneficial owner and are requesting a ticket by email or mail, you must provide evidence of your stock ownership as of March 11, 2019.

Stockholders who do not obtain an admission ticket in advance may obtain one at the registration desk on the day of the Annual Meeting upon verification of their ownership as of March 11, 2019. If you are a beneficial owner, please bring the notice or voting instruction form you received from your bank, broker or other nominee or your brokerage statement reflecting your ownership of Common Stock as of March 11, 2019 to be admitted to the meeting. Please bring photo identification to aid in the ownership verification process.

Can I listen to the Annual Meeting on the internet if I cannot attend in person?

If you are not able to attend the Annual Meeting in person, you may access a live webcast of the meeting by visiting the Company’s website on Friday, May 10, 2019 at 10:00 a.m. (Eastern Daylight Time). For those unable to listen during the live webcast, a recorded version of the webcast will be made available on the Company’s website.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by internet, telephone or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if proxies are being solicited for a change in control of the Company or if doing so is necessary to meet legal requirements.

Can I change my vote?

Yes. You can change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (i) follow the instructions given for changing your vote via the internet or by telephone or deliver a valid written proxy with a later date; (ii) notify the Secretary of the Company in writing that you have revoked your proxy by mail to the Office of the Company Secretary, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022; or (iii) vote in person by written ballot at the Annual Meeting.

2019 Proxy Statement	75

Questions and Answers About Colgate’s Annual Meeting

How many shares must be present to conduct the Annual Meeting?

To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of Common Stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

What if I am a beneficial owner and do not give instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. If you do not provide voting instructions to your broker, whether your broker can vote your shares depends on the type of item being considered for vote. Under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement or a Notice of Internet Availability to you, the broker is entitled to vote your shares with respect to the ratification of the selection of the independent registered public accounting firm (Proposal 2) even if the broker does not receive voting instructions from you. The broker is not entitled to vote your shares with respect to the election of directors, the advisory vote on executive compensation, the 2019 Plan or the stockholder proposal (Proposals 1, 3, 4 or 5) without your instructions.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

What vote is required to pass each of the proposals at the Annual Meeting?

Proposal 1: Election of Directors. Each of the eleven nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee your vote will not count for or against the nominee. When voting your proxy, the Proxy Committee will vote for each of the nominees unless you instruct otherwise. In accordance with the majority voting standard in the Company’s by-laws, any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the Board. The Governance Committee will then consider the resignation and make a recommendation to the Board.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on this advisory proposal, the Board will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Proposal 4: Approval of the Colgate-Palmolive Company 2019 Incentive Compensation Plan. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the 2019 Plan. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

76

Questions and Answers About Colgate’s Annual Meeting

Proposal 5: Stockholder Proposal. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required for adoption of the proposed resolution. This means that if you abstain from voting on the stockholder proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote against this proposal unless you instruct otherwise.

Who nominates the directors?

Nominations for directors of the Company may be made at a stockholders’ meeting by the Board or by any stockholder of the Company who complies with the requirements of the Company’s by-laws. Proposals to nominate a director directly at next year’s Annual Meeting must be received by the Secretary of the Company no earlier than January 11, 2020 and no later than February 10, 2020, as further described below under “How do I submit a stockholder proposal for consideration at next year’s Annual Meeting?”

In addition, stockholders who meet the eligibility requirements set forth in the Company’s by-laws may nominate directors for inclusion in the Company’s proxy statement. In order to include director nominees in the Company’s proxy statement for next year’s Annual Meeting, nominations must be received by the Secretary of the Company no earlier than October 29, 2019 and no later than November 28, 2019 and must comply with the requirements of the Company’s by-laws.

The Governance Committee will also consider director nominees recommended by stockholders in writing if such candidates meet Colgate’s criteria for Board membership, as described under “Governance of the Company—The Board of Directors.”

How can I vote if I am an employee participating in the Company’s Savings & Investment Plan?

If you are a Colgate employee who participates in the Savings & Investment Plan, you will receive a Notice of Internet Availability with instructions on how to vote your shares via the internet or telephone. The notice also indicates the aggregate number of shares of Common Stock credited to your account under the Savings & Investment Plan as of March 11, 2019, the record date for voting at the meeting.

●	You can direct the trustee how to vote your shares via the internet or by telephone. You can also direct the trustee how to vote by mail by requesting a proxy card and returning your completed proxy card to us. Instructions for each method are indicated on the Notice of Internet Availability.
●	The deadline for submitting your vote is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 8, 2019. If you do not indicate your vote to the trustee by that time, the trustee will vote your shares in the same proportion as it votes the shares of employees who indicate their votes by that time, unless inconsistent with the Employee Retirement Income Security Act of 1974 (ERISA).

How can I vote if I am an employee participating in a stock ownership plan outside the United States?

If you are a Colgate employee who participates in one of Colgate’s employee stock ownership plans outside the United States, you will receive separate voting instructions from your local Human Resources Department.

How do I submit a stockholder proposal for consideration at next year’s Annual Meeting?

A proposal submitted by any stockholder for consideration at next year’s Annual Meeting (other than director nominations pursuant to the Company’s proxy access by-law) will be acted upon only if the following criteria are met:

●	If you wish to submit a proposal for inclusion in the Company’s proxy statement for next year’s Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Secretary of the Company no later than November 28, 2019; or

2019 Proxy Statement	77

Questions and Answers About Colgate’s Annual Meeting

●	If you wish to present a proposal directly at next year’s Annual Meeting without including it in the Company’s proxy statement, pursuant to the Company’s by-laws, the proposal must be received by the Secretary of the Company no earlier than January 11, 2020 and no later than February 10, 2020. Your proposal also must comply with certain information requirements set forth in the Company’s by-laws. These requirements apply to any matter that a stockholder wishes to raise at the Annual Meeting other than through inclusion in the proxy statement.

Proposals should be sent to the Secretary of the Company by mail to the Office of the Company Secretary, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022 or by email to stockholderproposals@colpal.com.

Please see “Who nominates the directors?” above for a description of the timing requirements for nominating a director pursuant to the Company’s by-laws.

How are proxies solicited and what is the cost?

We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by Colgate employees, or by mail, courier, telephone, facsimile or email. In addition, we have retained D.F. King & Co., Inc. to solicit proxies by mail, courier, telephone, facsimile and email. We will pay a fee of approximately $23,000 to D.F. King & Co., Inc. plus expenses for these services.

What is householding? Does Colgate use it?

We have sent to registered stockholders who have requested a printed copy of proxy materials and have the same address and last name a single copy of this Proxy Statement and the 2018 Annual Report and one proxy card for each stockholder and, to all other registered stockholders who have not previously requested electronic delivery of proxy materials, a single envelope containing one Notice of Internet Availability for each stockholder. This procedure helps us reduce printing and postage costs associated with the distribution of the proxy materials and helps to preserve the earth’s valuable resources.

If, in the future, you do not wish to participate in householding and prefer to receive separate copies of the Proxy Statement and Annual Report or your Notice of Internet Availability in a separate envelope, please call us at (855) 322-3551 or (212) 310-2575 or inform us in writing at: Colgate-Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022 or by sending an email to investor_relations@colpal.com. Or, if you are currently receiving separate copies of the Proxy Statement and Annual Report or Notice of Internet Availability at one address and would like to receive a single copy or a single envelope containing one Notice of Internet Availability for each stockholder, please contact us at the phone numbers, mailing address or email address listed in the previous sentence. We will respond promptly to such requests.

If your shares are held in the name of a bank, broker or other holder of record, you can request information about householding from such holder of record.

Where can I find more information about Colgate?

The Company’s website address is www.colgatepalmolive.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Code of Conduct and corporate governance guidelines, the charters of the committees of the Board and reports under Section 16(a) of the Exchange Act of transactions in Company stock by the Company’s directors and executive officers. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department by calling (855) 322-3551 or (212) 310-2575 or by sending an email to investor_relations@colpal.com. You may obtain a copy of the Company’s by-laws by writing to the Secretary of the Company at Office of the Company Secretary, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022.

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Annex A
Reconciliation of Non-GAAP Financial Measures

	2015	2016	2017	2018
Diluted Earnings Per Share As Reported—GAAP	$1.52	$2.72	$2.28	$2.75
Global Growth & Efficiency Program	0.20	0.19	0.28	0.15
Gain on Sale of Land in Mexico	—	(0.07)	—	—
Charges (Benefits) for Tax Matters	0.02	(0.04)	—	(0.02)
Charges for Litigation Matters	0.02	0.01	—	—
Venezuela Deconsolidation	1.16	—	—	—
Gain on Sale of South Pacific Laundry Detergent Business	(0.13)	—	—	—
Venezuela Remeasurement Charges	0.02	—	—	—
U.S. Tax Reform	—	—	0.31	0.09
Base Business Earnings Per Share—Non-GAAP	$2.81	$2.81	$2.87	$2.97

	2016	2017	2018
Base Business Earnings Per Share Growth—Non-GAAP	—%	2.1%	3.5%
Currency Impact on Base Business Earnings Per Share Growth—Non-GAAP	6.3	(1.4)	1.0
Impact of Excluding Venezuela’s 2015 Operating Results	3.7	—	—
Adjusted Earnings-Per-Share Growth on a Currency-Neutral Basis—Non-GAAP	10.0%	0.7%	4.5%

	2016	2017	2018
Net Sales Growth—GAAP	(5.2)%	1.7%	0.6%
Acquisitions and Divestments Impact(1)	4.6	—	(1.1)
Foreign Exchange Impact	4.4	(0.8)	1.2
Organic Sales Growth—Non-GAAP	3.8%	0.9%	0.7%
(1)	Represents the impact of acquisitions, divestments and the deconsolidation of the Company’s Venezuelan operations, as applicable.

2019 Proxy Statement	A-1

Annex B
Countries Excluded under CEO Pay Ratio “De Minimis” Exemption

Country	Number of Employees
Kazakhstan	49
Portugal	49
El Salvador	45
Cameroon	43
Kenya	43
Ukraine	43
Sweden	42
Panama	40
Tunisia	40
Nicaragua	39
Bolivia	35
Hungary	32
Paraguay	32
Reunion	32
Norway	31
Honduras	28
Singapore	28
South Korea	19
Austria	17
Finland	16
Indonesia	16
Senegal	15
Ghana	12
Croatia	9
Guadeloupe	9
Latvia	9
Serbia	8
Slovenia	8
Tanzania	8
Martinique	7
Mozambique	7
Azerbaijan	6
French Polynesia	6
New Caledonia	6
Slovakia	6
Zambia	6
Belarus	5
Georgia	5
Algeria	4
Bulgaria	4
Ivory Coast	4
Trinidad	4
Macedonia	3
Malawi	3
Nigeria	3
Brunei	2
Egypt	2
Israel	2
Jamaica	2
Lebanon	2
Uzbekistan	2
Albania	1
Bosnia	1
Dominica	1
Estonia	1
Guyana	1
Lithuania	1

B-1

Annex C
Colgate-Palmolive Company 2019 Incentive Compensation Plan

SECTION 1. PURPOSE; DEFINITIONS

The purpose of this Plan is to promote the interests of the Company and its stockholders by attracting, retaining and motivating exceptional directors, officers and employees (including prospective officers and employees) of the Company and its Affiliates and enabling such individuals to participate in the long-term growth and financial success of the Company. Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a corporation or other entity (i) controlled by, controlling or under common control with, the Company (including, without limitation, a corporation or other entity in which the Company has a 50% or more ownership interest) or (ii) designated by the Committee from time to time as such for purposes of the Plan.

(b) “Applicable Exchange” means the NYSE or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award, Cash-Based Award or Deferred Share granted pursuant to the terms of this Plan.

(d) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the Board of Directors of the Company.

(f) “Business Combination” has the meaning set forth in Section 11(e)(iii).

(g) “Cash-Based Award” means an Award denominated in a dollar amount.

(h) “Cash Election” has the meaning set forth in Section 10(d).

(i) “Cause” means, with respect to any Participant, except as otherwise determined by the Committee, (i) “cause” as defined in any Individual Agreement between the Company or any Affiliate and the Participant that is in effect at the time of such Participant’s Termination of Employment, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “cause,” (A) conviction of, or plea of guilty or no contest by, the Participant for committing a felony in the United States (a “U.S. Felony”) or for committing a crime comparable to a U.S. Felony outside the United States, which, in each case, regardless of where such crime occurs, has had or will have a detrimental effect on the Company’s reputation, business or financial condition, (B) the Participant’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct that is intended to or does result in a material detrimental effect on the Company’s reputation, business or financial condition, (C) a willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect or (D) before a Change in Control, such other events as shall be determined by the Committee. Before a Change in Control, the Committee shall have the sole discretion to determine whether “Cause” exists, and its determination shall be final. After a Change in Control, any determination as to whether “Cause” exists shall be subject to de novo review.

(j) “Change in Control” has the meaning set forth in Section 11(e).

(k) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(l) “Commission” means the Securities and Exchange Commission or any successor agency.

(m) “Committee” has the meaning set forth in Section 2(a).

2019 Proxy Statement	C-1

Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(n) “Common Stock” means common stock, par value $1.00 per share, of the Company.

(o) “Company” means Colgate-Palmolive Company, a Delaware corporation, or its successor.

(p) “Corporate Transaction” has the meaning set forth in Section 3(d)(i).

(q) “Default Election” has the meaning set forth in Section 10(c)(iv).

(r) “Deferral Election” has the meaning set forth in Section 10(c)(i).

(s) “Deferred Shares” has the meaning set forth in Section 10(c)(i).

(t) “Delivery Elections” has the meaning set forth in Section 10(c)(i).

(u) “Disability” means, in the case of any Participant who is not a Non-Employee Director, (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code. In the case of any Participant who is a Non-Employee Director, “Disability” means physical or mental disability, whether total or partial, that prevents the Participant from performing his duties as a member of the Board for a period of six consecutive months.

(v) “Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate or a sale of a division of the Company and its Affiliates).

(w) “Dividend Equivalents” has the meaning set forth in Section 10(c)(iii).

(x) “Effective Date” has the meaning set forth in Section 13(a).

(y) “Elections” has the meaning set forth in Section 10(c)(i).

(z) “Eligible Individuals” means directors, officers and employees of the Company or any of its Affiliates, and prospective officers and employees who have accepted offers of employment or consultancy from the Company or its Affiliates.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(bb) “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a Share on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion; provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code.

(cc) “Free-Standing SAR” has the meaning set forth in Section 5(b).

(dd) “Full-Value Award” means any Award other than a Cash-Based Award, Option or Stock Appreciation Right.

(ee) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, or (ii) such later date as the Committee shall provide in such resolution.

(ff) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(gg) “Incumbent Board” has the meaning set forth in Section 11(e)(ii).

(hh) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Affiliates.

C-2

Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(ii) “LTGGP Award” means a Cash-Based Award opportunity established pursuant to the Company’s Long Term Global Growth Program, the earned portion of which is satisfied following the applicable performance period in a number of service-based Restricted Stock Units.

(jj) “Lump Sum Delivery Election” has the meaning set forth in Section 10(c)(i).

(kk) “Non-Employee Director” means any individual who is a member of the Board as of March 14, 2019, or becomes a member of the Board thereafter during the term of the Plan and in each case during such period as he or she is not an employee of the Company or any of its Affiliates.

(ll) “Non-Employee Director Grant Date” has the meaning set forth in Section 11(a).

(mm) “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(nn) “NYSE” means the New York Stock Exchange.

(oo) “Option” means an Award described under Section 5(a).

(pp) “Outstanding Company Common Stock” has the meaning set forth in Section 11(e)(i).

(qq) “Outstanding Company Voting Securities” has the meaning set forth in Section 11(e)(i).

(rr) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(ss) “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Such goals may be based on the attainment of one or any combination of the following or any other items determined by the Committee: specified levels of sales, net sales, revenue, revenue growth or product revenue growth, operating income (before or after taxes), non-variable expenses, pre-tax profit, net profit after tax, operating profit, cash generation, unit volume, change in working capital, return on invested capital, return on capital employed, pre- or after-tax income (before or after allocation of corporate overhead or bonuses), net earnings, earnings per share, diluted earnings per share, consolidated earnings before or after taxes (including earnings before some or all of the following: interest, taxes, depreciation and amortization), net income, gross profit, gross margin, organic sales growth, selling price increases, operating contribution, year-end cash, debt reductions, book value per share, return on equity, return on sales, expense management, return on investment, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvements of profit margins, market share, costs, cash flow, working capital, return on assets or net assets, asset turnover, inventory turnover, economic value added (economic profit) or equivalent metrics, reductions in costs, regulatory achievements, implementation, completion or attainment of measurable objectives with respect to research, compliance, diversity, sustainability, development, products or other projects (including restructuring programs), recruiting or maintaining personnel and total stockholder return, in each case, as measured with respect to the Company or any Affiliate, division or department of the Company, either in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.

(tt) “Plan” means this Colgate-Palmolive Company 2019 Incentive Compensation Plan, as set forth herein and as hereafter amended from time to time.

(uu) “Pro-Ration Fraction” has the meaning set forth in Section 10(a)(i).

(vv) “Qualified Termination of Employment” means, (i) with respect to any Participant other than a Non-Employee Director, a “Qualified Termination of Employment” as defined in the Colgate-Palmolive Company Executive Severance Plan, as amended and restated, as such plan may be amended from time to time, and any successor thereto, and (ii) with respect to any Non-Employee Director, any termination of service as a Non-Employee Director, other than a termination of service for Cause, during the two-year period following a Change in Control.

(ww)“Replaced Award” has the meaning set forth in Section 11(b)(ii).

(xx) “Replacement Award” has the meaning set forth in Section 11(b)(ii).

(yy) “Restricted Stock” means Shares that are granted or delivered subject to restrictions in accordance with Section 6.

(zz) “Restricted Stock Units” means Awards granted as set forth in Section 7.

2019 Proxy Statement	C-3

Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(aaa) “Retirement” means, (i) in the case of any Participant who is not a Non-Employee Director, retirement (A) from active employment with the Company or any Affiliate pursuant to the early or normal retirement provisions of the applicable pension plan of such employer or (B) pursuant to the retirement scheme applicable under local law or the local policies and procedures of the Company or any Affiliate or (ii) in the case of a Participant who is a Non-Employee Director, retirement as a Non-Employee Director at or after age 65 with at least nine years of service as a member of the Board.

(bbb) “Section 16(b)” has the meaning set forth in Section 12(d).

(ccc) “Securities Act” has the meaning set forth in Section 10(b)(ii).

(ddd) “Separation from Service” has the meaning set forth in Section 1(lll).

(eee) “Share” means a share of Common Stock.

(fff) “Share Account” has the meaning set forth in Section 10(c)(iii).

(ggg) “Share Change” has the meaning set forth in Section 3(d)(ii).

(hhh) “Specific Installment Election” has the meaning set forth in Section 10(c)(i).

(iii) “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(jjj) “Tandem SAR” has the meaning set forth in Section 5(b).

(kkk) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(lll) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a Non-Employee Director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Affiliate or division ceases to be an Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code (a “Separation from Service”).

(mmm) “Unforeseeable Emergency” has the meaning set forth in Section 10(c)(vi).

(nnn) “Window Period” means the period as in effect from time to time during which the Company’s officers and directors are permitted to engage in transactions in the Company’s securities.

SECTION 2. ADMINISTRATION

(a) Committee. The Plan shall be administered by the Personnel and Organization Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Deferred Shares, Cash-Based Awards or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;

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(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) subject to Section 13, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x) to determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(xi) to decide all other matters that must be determined in connection with an Award; and

(xii) to otherwise administer the Plan.

(b) Procedures. (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(ii) Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(i), any determination made by the Committee or by an appropriately delegated person pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated person pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) Terms and Conditions of Awards; Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award; provided, however, that the terms of a Cash-Based Award may, but are not required to, be set forth in an Award Agreement. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed (or electronically accepted) by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 13.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

(a) Aggregate Plan Limits. The maximum number of Shares that may be delivered pursuant to Options or Stock Appreciation Rights under the Plan shall be 41,100,000. The maximum number of Shares that may be delivered pursuant to Full Value Awards under the Plan shall be 13,700,000. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares. On and after the Effective Date, no new awards may be granted under the Company’s prior equity compensation plans, it being understood that (i) awards outstanding under any such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (ii) dividend equivalents may continue to be issued under the Company’s existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

(b) Individual Plan Limits. During a calendar year, no single Participant may be granted:

(i) Options or Stock Appreciation Rights covering in excess of 1,000,000 Shares in the aggregate; or

(ii) Full-Value Awards covering in excess of 200,000 Shares in the aggregate.

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(c) Rules for Calculating Shares Delivered. Shares issued upon settlement or exercise of an Award shall not be available for future grants under the Plan. To the extent that any Award is forfeited, terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan. If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares (either actually or through attestation) or withholding Shares relating to such Award, the gross number of Shares subject to the Award shall nonetheless be deemed to have been delivered for purposes of Section 3(a). Shares repurchased on the open market using Option exercise proceeds may not be made available for Awards under the Plan.

(d) Adjustment Provisions.

(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, Disaffiliation (other than a spinoff), or similar event affecting the Company or any of its Affiliates (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(ii) In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan; (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards; (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(iii) In the case of Corporate Transactions, the adjustments contemplated by clause (i) of this Section 3(d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Affiliate, or division or by the entity that controls such Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes.

(iv) Any adjustments made pursuant to this Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

(v) Any adjustment under this Section 3(d) need not be the same for all Participants.

SECTION 4. ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals.

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SECTION 5. OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Types of Options. All Options granted under the Plan shall be Nonqualified Options.

(b) Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Shares or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d) Exercise Price. The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e) Term. The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

(f) Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(g) Method of Exercise. Subject to the provisions of this Section 5, vested Options and vested Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Plan administrator. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares covered by the exercise multiplied by the applicable per Share exercise price) and the payment or withholding of any federal, state, local or foreign taxes. Payment may be made by certified or bank check or wire transfer or, in the Committee’ discretion, (i) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), (ii) to the extent permitted by applicable law and subject to such rules as may be established by the Committee or the third-party Plan administrator, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, (iii) by having the Company or the third-party Plan administrator withhold Shares from the Shares otherwise issuable pursuant to the exercise of the Option or (iv) by such other instrument or method as the Company may accept.

(h) Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant has complied with the applicable requirements of Section 5(g), including payment of the applicable exercise price and satisfaction of applicable tax withholdings.

(i) Terminations of Employment. Except as otherwise provided in Section 10(a)(iii) with respect to automatic grants to Non-Employee Directors and Section 11, the effect of a Participant’s Termination of Employment on any Option or Stock Appreciation Right then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Option or Stock Appreciation Right. In no event shall an Option or Stock Appreciation Right be exercisable after the expiration of its term.

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(j) Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution, or (ii) in the case of an Option or Stock Appreciation Right, pursuant to the equivalent of a qualified domestic relations order or as otherwise expressly permitted by the Committee. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(k) Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Options or Stock Appreciation Rights; provided that Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6. RESTRICTED STOCK

(a) Nature of Awards. Shares of Restricted Stock are actual Shares issued to a Participant, which Shares are subject to forfeiture or restrictions on transfer.

(b) Award of Restricted Stock. An Award of Restricted Stock may be made at such time or times determined by the Committee to any person who is an Eligible Individual.

(c) Book-Entry Registration or Certificated Shares. Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Colgate-Palmolive Company 2019 Incentive Compensation Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Colgate-Palmolive Company.

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(d) Terminations of Employment. Except as otherwise provided in Section 11, the effect of a Participant’s Termination of Employment on any Award of Restricted Stock then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock.

(e) Rights of a Stockholder. Except as otherwise provided in this Section 6(e) or in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding Common Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends. Unless otherwise determined by the Committee and subject to Section 15(e), (i) cash dividends on the Shares that are the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (ii) dividends payable in Common Stock shall be paid in the form of additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock. Notwithstanding the immediately preceding sentence, if an adjustment to a Restricted Stock Award is made pursuant to Section 3(d) as a result of any dividend or distribution, no increase to such Award (by means of reinvestment in, or issuance of, additional Restricted Stock) shall be made under this Section 6(e) as a result of the same dividend or distribution.

(f) Delivery of Unlegended Certificates. If and when any applicable restriction period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. RESTRICTED STOCK UNITS

(a) Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares, or both, based on the Fair Market Value of a specified number of Shares.

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(b) Award of Restricted Stock Units. An Award of Restricted Stock Units may be made at such time or times determined by the Committee to any person who is an Eligible Individual.

(c) Terminations of Employment. Except as otherwise provided in Section 11, the effect of a Participant’s Termination of Employment on any Award of Restricted Stock Units then held by the Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Restricted Stock Units.

(d) Rights of a Stockholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a stockholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Unless otherwise determined by the Committee and subject to Section 15(e), an Award of Restricted Stock Units shall be adjusted to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares. Notwithstanding the immediately preceding sentence, if an adjustment to an Award of Restricted Stock Units is made pursuant to Section 3(d) as a result of any dividend or distribution, no increase to such Award (by means of deemed reinvestment in additional Restricted Stock Units) shall be made under this Section 7(d) as a result of the same dividend or distribution.

SECTION 8. OTHER STOCK-BASED AWARDS

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9. CASH-BASED AWARDS

Cash-Based Awards may be granted under this Plan. No Eligible Individual may be granted Cash-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $15,000,000. Cash-Based Awards may be paid in cash, Shares or other Full-Value Awards (valued as of the date such Shares or other Full-Value Awards are granted based on the Fair Market Value on such date) as determined by the Committee.

SECTION 10. ADDITIONAL PROVISIONS RELATING TO NON-EMPLOYEE DIRECTORS

(a) Annual Option Grant.

(i) Each Non-Employee Director shall, during such director’s term, on the first business day following the date of the Company’s annual meeting of stockholders or, if such date does not fall within a Window Period, the first day of the first Window Period to occur after the Company’s annual meeting of stockholders (the “Non-Employee Director Grant Date”), automatically be granted an Option to purchase a number of Shares, rounded down to the nearest whole Share, having a value equal to $45,000 on the date of grant and having a per Share exercise price equal to the Fair Market Value on the date of grant. Notwithstanding the immediately preceding sentence, if an individual becomes a Non-Employee Director during a calendar year, he or she shall be granted for that year an Option to purchase a number of Shares, rounded down to the nearest whole Share, having a value equal to the product of (A) $45,000 and (B) the fraction obtained by dividing (1) the number of calendar months during such calendar year that such person will serve as a Non-Employee Director (counting any partial month as a full month) by (2) twelve (such fraction, the “Pro-Ration Fraction”) and having a per Share exercise price equal to the Fair Market Value on the date of grant. Any Option granted pursuant to the immediately preceding sentence shall be granted on the Non-Employee Director Grant Date; provided that, if such individual becomes a Non-Employee Director after the Non-Employee Director Grant Date in a particular calendar year, such grant shall be made on the first day of the first Window Period to occur after the date such individual becomes a Non-Employee Director. For purposes of this Section 10(a)(i), the value of an Option shall be determined in accordance with the Black-Scholes or other pricing model used to determine stock option values in the Company’s most recent annual report on Form 10-K.

(ii) In the event that the number of Shares available for future grant under the Plan is insufficient to make all automatic grants required to be made on a given date, then any grants to Non-Employee Directors entitled to a grant on such date shall be reduced on a pro-rata basis.

(iii) Options granted pursuant to this Section 10(a) shall be subject to the following terms and conditions in addition to those set forth above:

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(A) Option Term. The term of each Option shall be eight years from the date the Option is granted, or such longer period of time (not to exceed ten years) as may be approved by the Committee prior to or on the date of grant, subject to earlier termination as provided herein.

(B) Exercisability. Options shall be exercisable as follows:

(1) beginning on the first anniversary of the date of grant, for up to 1/3 of the Shares covered by the Option (rounded down to the nearest whole Share);

(2) beginning on the second anniversary of the date of grant, for up to 2/3 of the Shares covered by the Option (rounded down to the nearest whole Share); and

(3) beginning on the third anniversary of the date of grant and thereafter until the expiration of the term of the Option, for up to 100% of the Shares covered by the Option.

Notwithstanding the foregoing, an Option held by a Non-Employee Director shall become immediately exercisable in full upon the death, Disability or Retirement of such Non-Employee Director.

(C) Termination by Reason of Death, Disability or Retirement. If a Non-Employee Director’s services as a member of the Board are terminated by reason of the death, Disability or Retirement of the Non-Employee Director, any Option held by such Non-Employee Director may thereafter be exercised for a period of three years from the date of such termination or until the expiration of the stated term of such Option, whichever period is the shorter.

(D) Other Termination. If a Non-Employee Director’s services as a member of the Board are terminated for Cause, any Option held by such Participant shall thereupon terminate. Except as otherwise provided in Section 11, if a Non-Employee Director’s services as a member of the Board are terminated for any reason other than (1) for Cause or (2) due to the death, Disability or Retirement of the Non-Employee Director, any Option held by such Non-Employee Director shall thereupon terminate, except that such Option, to the extent then exercisable, may be exercised for the lesser of three months from the date of such termination or the balance of such Option’s term; provided, however, that if the Non-Employee Director dies within such three-month period, any unexercised Option held by such Non-Employee Director shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent it was exercisable at the time of death for a period of three years from the date of such death or until the expiration of the stated term of such Option, whichever period is shorter.

(b) Annual Share Grant.

(i) Each Non-Employee Director shall, during such director’s term, on the Non-Employee Director Grant Date, automatically be granted a number of unrestricted Shares (rounded down to the nearest whole Share) equal to the quotient obtained by dividing (A) $180,000 by (B) the Fair Market Value on the date of grant. Notwithstanding the immediately preceding sentence, if an individual becomes a Non-Employee Director during a calendar year, he or she shall be granted for that year a number of unrestricted Shares (rounded down to the nearest whole Share) having a value equal to the quotient obtained by dividing (A) the product of (1) $180,000 and (2) the Pro-Ration Fraction by (B) the Fair Market Value on the date of grant. Any unrestricted Shares granted pursuant to the immediately preceding sentence shall be granted on the Non-Employee Director Grant Date; provided that, if such individual becomes a Non-Employee Director after the Non-Employee Director Grant Date in a particular calendar year , such grant shall be made on the first day of the first Window Period to occur after the date such individual becomes a Non-Employee Director.

(ii) In the event that the number of Shares available for future grant under the Plan is insufficient to make all automatic grants required to be made on a given date, then any grants to Non-Employee Directors entitled to a grant on such date shall be reduced on a pro-rata basis.

(c) Election to Defer Shares.

(i) Types of Elections. Each Non-Employee Director may make an election on an annual basis to defer a specified percentage of the Shares granted pursuant to Section 10(b) for a given calendar year (such election, a “Deferral Election,” and such deferred Shares, “Deferred Shares”). The Deferral Election may also specify that the Non-Employee Director elects to receive distribution of the Deferred Shares subject to such Deferral Election in accordance with Section 10(c)(iv) in a lump sum (a “Lump Sum Delivery Election”), or in up to ten annual installments (a “Specific Installment Election”). (Lump Sum Delivery Elections and Specific Installment Elections are referred to together as “Delivery Elections.” Delivery Elections and Deferral Elections are referred to together as “Elections.”) Notwithstanding any other provision of this Plan, an individual who first becomes a Non-Employee Director during a particular calendar year shall not be entitled to make a Deferral Election with respect to the Shares he or she is granted for that calendar year.

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(ii) Making, Revoking and Amending Elections. In order to make a Deferral Election pursuant to Section 10(c)(i), a Non-Employee Director must deliver to the Secretary of the Company a written notice of the Deferral Election setting forth the percentage of the annual grant contemplated by Section 10(b)(i) to be deferred (the number of Shares deferred will be rounded down to the nearest whole Share). The written notice of the Deferral Election, together with any Delivery Election, must be delivered no later than the December 31 prior to the commencement of the calendar year to which the Election relates and shall become irrevocable as of such December 31; provided, that a Deferral Election may be cancelled pursuant to Section 10(c)(vi). In addition, each Election made for a calendar year shall remain in effect and apply to Shares granted under this Plan for subsequent calendar years unless and to the extent that the Non-Employee Director making such Election revokes or amends the Election by filing a new Election on or before December 31 prior to commencement of the first calendar year to which such revocation or amendment applies.

(iii) Share Accounts. Deferred Shares shall be credited to a bookkeeping account for the relevant Non-Employee Director (a “Share Account”). As and when the Company declares and pays cash dividends (other than extraordinary cash dividends covered by Section 3(d)(ii)) with respect to the Common Stock, each Share Account shall be credited with a number (including fractions) of additional Deferred Shares (“Dividend Equivalents”) equal to (A) the amount of cash that would have been payable as a dividend with respect to the number of Deferred Shares credited to the Share Account as of the record date for such dividend, divided by (B) the Fair Market Value on the payment date for such dividend.

(iv) Distribution of Deferred Shares. All distributions from a Share Account of Deferred Shares with respect to which no valid Delivery Election is in effect (a “Default Election”), together with any related Dividend Equivalents, shall be made to the Non-Employee Director in ten annual installments commencing as soon as practicable following his or her Separation from Service. Deferred Shares for which a valid Delivery Election is in effect, together with any related Dividend Equivalents, shall be made in a lump sum, or in the specified number of installments, as the case may be, commencing as soon as practicable following the Separation from Service of the Non-Employee Director. Distributions will be made in Shares unless otherwise determined by the Committee; provided that no such determination shall be made that would cause any transaction under the Plan to fail to be exempt under Section 16(b) of the Exchange Act or fail to qualify as a transaction exempt from registration under the Securities Act. If such Shares are to be distributed in installments, such installments shall be equal, provided, that if in order to equalize such installments, fractional Shares would have to be delivered, such installments shall be adjusted by rounding to the nearest whole Share. If any such Shares are to be delivered after the Non-Employee Director has died, all remaining undelivered Shares shall be delivered to the Non-Employee Director’s designated beneficiary or legal guardian, respectively, in a single lump sum within thirty days following such death. References to a Non-Employee Director in this Plan shall be deemed to refer to the Non-Employee Director’s designated beneficiary or legal guardian, where appropriate. In the case of a Lump Sum Delivery Election, distribution of Deferred Shares governed by such election, together with any related Dividend Equivalents, shall be made as soon as reasonably practicable in the calendar year in which the Non-Employee Director’s Separation from Service occurs. In the case of a Specific Installment Election or a Default Election, the first installment of Deferred Shares governed by such election, together with any related Dividend Equivalents, shall be made as soon as reasonably practicable in the calendar year in which the non-Employee Director’s Separation from Service occurs and any successive annual installment payments shall be made as soon as reasonably practicable in each applicable successive calendar year.

(v) Six-Month Delay. Notwithstanding Section 10(c)(iv), if the Company determines that a Non-Employee Director is a “specified employee” subject to the special rule of Section 409A(2)(B)(i) of the Code, all distributions from his or her Share Account that would otherwise be made pursuant to Section 10(c)(iv) before the date which is six months after his or her Separation from Service shall instead be made in a single lump sum, on or as soon as practicable following the earlier of (A) the date which is six months after his or her Separation from Service and (B) the date of his or her death.

(vi) Early Distribution In Case of Unforeseeable Emergency. A Non-Employee Director shall be entitled to early distribution of all or part of his or her Share Account in the event of an “Unforeseeable Emergency,” in accordance with this Section 10(c)(vi). An “Unforeseeable Emergency” means a severe financial hardship to the Non-Employee Director resulting from an illness or accident of the Non-Employee Director, the Non-Employee Director’s spouse or a dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Non-Employee Director, loss of the Non-Employee Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Non-Employee Director. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Non-Employee Director’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan. Any Deferral Election in effect for a Non-Employee Director at the time he or she receives a distribution under this Section 10(c)(vi) shall be cancelled and of no further effect as of the date of the distribution.

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Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(d) Election to Receive Cash. With respect to each annual grant contemplated by Section 10(b), a Non-Employee Director may make an annual irrevocable election to receive cash in lieu of up to 25% of the Shares granted under Section 10(b), and not deferred pursuant to Section 10(c) (with such number of Shares rounded down to the nearest whole Share) (the “Cash Election”), subject to and under the applicable rules and regulations promulgated from time to time by the Committee. In order to make a Cash Election pursuant to this Section 10(d), a Non-Employee Director must deliver to the Secretary of the Company a written notice of the Cash Election setting forth the percentage of Shares to be distributed in the form of cash. The written notice of Cash Election must be delivered no later than December 31 prior to commencement of the calendar year to which the Cash Election relates. The amount of cash received pursuant to a Cash Election shall be equal to the product obtained by multiplying (i) the Fair Market Value on the applicable grant date with respect to the annual grant of unrestricted Shares by (ii) the number of Shares covered by the applicable Cash Election.

(e) Cash-Based Retainer. No Non-Employee Director may be granted, in any calendar year, cash-based retainers greater than $250,000 in the aggregate. Notwithstanding the foregoing, the Non-Employee Directors shall have the discretion to grant additional cash-based retainers to any Non-Employee Director who serves as Chair of the Board, provided that such Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

(f) Miscellaneous. Except as set forth in this Section 10, the Non-Employee Directors shall not be granted any Options, Stock Appreciation Rights or Full-Value Awards under this Plan.

SECTION 11. CHANGE IN CONTROL PROVISIONS

(a) General. The provisions of this Section 11 shall, subject to Section 3(d), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b) Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement:

(i) All then-outstanding Full-Value Awards that were granted following satisfaction of a previously established Performance Goal that have not yet vested shall be considered earned in full and non-forfeitable and, except to the extent expressly provided in any deferral arrangement, (A) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, shall be settled within five days following the Change in Control and (B) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, shall be settled pursuant to the settlement terms applicable to such Award, unless the Change in Control constitutes an event described in Section 409(a)(2)(A)(v) of the Code, in which case the Award shall be settled within five days following the Change in Control;

(ii) All then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards including LTGGP Awards (other than Awards described in Section 11(b)(i) or (iii)) shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 11(c) (any award meeting the requirements of Section 11(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”). For any Full-Value Award that vests pursuant to this Section 11(b)(ii), (A) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the Change in Control and (B) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

(iii) Any performance-based Award (excluding an Award described in Section 11(b)(i), but including any LTGGP Awards) that is not replaced by a Replacement Award shall be deemed to be earned in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)). For any Full-Value Award or LTGGP Award that vests pursuant to this Section 11(b)(iii), (1) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the Change in Control and (2) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

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Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(iv) Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, upon a Change in Control, the Company may settle any Awards that constitute “non-qualified deferred compensation” under Section 409A of the Code to the extent the settlement is effectuated in accordance with Treasury Reg. § 1.409A-3(j)(ix)).

(c) Replacement Awards. An Award shall meet the conditions of this Section 11(c) (and hence qualify as a Replacement Award): (i) if it is of the same type as the Replaced Award; (ii) if it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) if the underlying Replaced Award was an equity-based Award, it relates to publicly traded equity securities of the Company or the entity surviving the Company (or such surviving entity’s parent) following the Change in Control; (iv) if it contains terms relating to vesting (including with respect to a Termination of Employment and applicable Performance Goals) that are substantially identical to those of the Replaced Award; and (v) if its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 11(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d) Termination of Employment. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Qualified Termination of Employment, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (A) the applicable target level and (B) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Employment as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and (ii) any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Employment may thereafter be exercised until the earlier of (A) the three-year anniversary of the Termination of Employment and (B) the expiration of the stated full term of such Option or Stock Appreciation Right. For any Full-Value Award that vests pursuant to this Section 11(d), (x) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the termination of employment and (y) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

(e) Definition of Change in Control. Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted itself was acquired directly from the Company, (2) any repurchase by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 11(e); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 11(e)(ii), any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

2019 Proxy Statement	C-13

Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(iii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership derives from ownership of a 30% or more interest in the Outstanding Company Common Stock and/or Outstanding Company Voting Security that existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination; or

(iv) The approval by stockholders of a complete liquidation or dissolution of the Company.

SECTION 12. SECTION 16(b)

The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 13. TERM, AMENDMENT AND TERMINATION

(a) Effectiveness. The Board approved this Plan on March 14, 2019. The effective date (the “Effective Date”) of this Plan is the date that the Plan is approved by the Company’s stockholders.

(b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c) Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d) Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 14. UNFUNDED STATUS OF PLAN

It is intended that the Plan constitute an “unfunded” plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

C-14

Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

SECTION 15. GENERAL PROVISIONS

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing (or by electronic means) that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer, or, in the case of Shares held in book entry, any notation which the Committee deems appropriate to reflect any restrictions on transfer). Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan or deliver any Shares under the Plan in book entry prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees. Except as provided in any Individual Agreement or the Colgate-Palmolive Company Executive Severance Plan (or any successor thereto), Awards are not part of normal or expected salary or compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, voluntary retirement allowance or similar payments.

(c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

(d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with any such procedures as the Committee may establish. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 15(e). In no event may any dividends or dividend equivalents with respect to any performance-based Awards be paid until vesting (if any) of such Awards, it being understood that dividends or dividend equivalents may be credited with respect to such performance-based Awards, with payment subject to the actual vesting (if any) of such Awards.

(f) Designation of Death Beneficiary. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g) Affiliate Employees. In the case of a grant of an Award to any employee of an Affiliate, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

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Annex C Colgate-Palmolive Company 2019 Incentive Compensation Plan

(h) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i) Nontransferability. Except as otherwise provided in Section 5(j) or as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k) Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s Separation from Service by reason of such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service.

(l) Minimum Vesting Requirement. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the Grant Date and the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting of stockholders, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 3(a) (subject to adjustment under Section 3(d)); and, provided, further, that the foregoing restriction shall not limit the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, Disability or a Change in Control, in the terms of the Award Agreement or otherwise.

C-16

Sustainability Commitment

Colgate is pleased to report excellent progress in 2018 on the Company’s 2015 to 2020 Sustainability Strategy commitment, including the below highlights. The Company was named to both the 2018 Dow Jones Sustainability World and North America Indices, and was recognized as a U.S. EPA ENERGY STAR 2018 Partner of the Year for the 8th year in a row.

PEOPLE	1B children reached in over 80 countries by Colgate’s Bright Smiles, Bright Futures oral health education program since 1991.	In 2018, Colgate’s operations recorded the lowest number of recordable accidents in the Company’s history.	Since 2002, The Hill’s Food, Shelter & Love program has provided more than $290 million worth of pet food to over 1,000 pet shelters and helped more than 10 million pets find their forever homes.
PERFORMANCE	Colgate has made great strides in its commitment to improving the sustainability profile of its products and has eliminated the use of triclocarban and chromium pigments.	Through cross-functional collaboration across the Colgate world, Colgate continues to make progress and, in 2018, improved the sustainability profile in nearly 90% of new products.*	In 2018, through Colgate’s partnership with TerraCycle, more than 48,000 locations engaged in recycling, helping Colgate divert nearly 9 million pieces of oral care waste from landfills.
	Colgate joined the Ellen MacArthur Foundation’s New Plastics Economy initiative, reflecting the Company’s commitment to 100% recyclability of packaging across all its product categories and its target to achieve 25% recycled content in all plastic packaging by 2025.	Colgate supports The Recycling Partnership, a group working to improve the recycling infrastructure in the U.S., and signed the EPA’s America Recycles Day pledge.	Colgate continues to be an active participant in SmartLabel, an initiative co-created by the Grocery Manufacturers Association, the Food Marketing Institute, manufacturers and retailers. This digital platform was developed to meet consumers’ desire to know what is in the products they purchase, utilize and consume.
PLANET	Colgate’s contributions to Water For People’s Everyone Forever program helped them to reach more than 450 thousand people since 2013 with water, sanitation systems and/or health and hygiene education.	As of 2018, a total of 7 Colgate manufacturing facilities achieved GBCI TRUE Zero Waste certification.	Colgate’s Save Water Campaign continues to increase consumer awareness through messaging on Colgate’s packaging, online and in stores. According to a global consumer survey, the impact of this campaign on consumer behavior has resulted in an estimated reduction of 53 billion gallons of water.
	Since 2011, 70 ENERGY STAR Challenge for Industry Awards have been achieved by Colgate manufacturing sites.	Colgate works with its North American mint suppliers and growers to monitor and reduce water use on mint farms.	Colgate purchased 220 thousand MWh of renewable energy credits from Kansas wind farms.
*	The performance results are based on representative products from the product portfolio evaluated against Colgate’s goals in packaging, formula and social impact to characterize likely improvement in the sustainability profile, based on review of quantitative and qualitative data.

Learn more about Colgate’s Sustainability Strategy in the Sustainability section of Colgate’s website at www.colgatepalmolive.com

(The information on the Sustainability web pages is not incorporated by reference into, and does not form part of, this Proxy Statement)

The Company’s sustainability goals are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases). These statements are made on the basis of the Company’s views and expectations as of this time and the Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. The Company cautions investors that such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. For a description of certain factors that could cause the Company’s future events or results to differ materially from those expressed in any forward-looking statement, please refer to the Company’s filings with the SEC, including, without limitation, information under captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Colgate-Palmolive Company 300 Park Avenue New York, NY 10022 (212) 310-2000 www.colgatepalmolive.com © 2019 Colgate-Palmolive Company

300 PARK AVENUE
NEW YORK, NY 10022-7499

YOUR VOTE IS IMPORTANT
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VOTE BY INTERNET - www.proxyvote.com
Use the internet to vote up until 11:59 p.m. Eastern Daylight Time on May 9, 2019. Have your proxy card in hand when you access the website and follow the instructions.

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VOTE BY MAIL
Detach the below proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope enclosed or mail it to Colgate-Palmolive Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so we receive it by 11:59 p.m. Eastern Daylight Time on May 9, 2019.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote "FOR" each of the nominees for director.

1.	Election of directors

	Nominees:		FOR	AGAINST	ABSTAIN

	1a.	Charles A. Bancroft	☐	☐	☐

	1b.	John P. Bilbrey	☐	☐	☐

	1c.	John T. Cahill	☐	☐	☐

	1d.	Ian Cook	☐	☐	☐

	1e.	Lisa M. Edwards	☐	☐	☐

	1f.	Helene D. Gayle	☐	☐	☐

	1g.	C. Martin Harris	☐	☐	☐

	1h.	Lorrie M. Norrington	☐	☐	☐

	1i.	Michael B. Polk	☐	☐	☐

	1j.	Stephen I. Sadove	☐	☐	☐

	1k.	Noel R. Wallace	☐	☐	☐

NOTE: Please sign within the box below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as corporate officer, please give full corporate name and officer's title.

The Board of Directors recommends a vote "FOR" proposals 2, 3 and 4.		FOR	AGAINST	ABSTAIN

2.	Ratify selection of PricewaterhouseCoopers LLP as Colgate's independent registered public accounting firm.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

4.	Approve the Colgate-Palmolive Company 2019 Incentive Compensation Plan.	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" proposal 5.		FOR	AGAINST	ABSTAIN

5.	Stockholder proposal on independent Board Chairman.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as specified above. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Stockholder Meeting Ticket Request: To attend the meeting, please check the box below to request an admission ticket. You may also request a ticket by going to the "Register for Meeting" link at www.proxyvote.com.
		Yes	No

Request Admission Ticket to Annual Meeting.		☐	☐

Request Guest Admission Ticket to Annual Meeting.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING
OF
COLGATE-PALMOLIVE COMPANY STOCKHOLDERS

Friday, May 10, 2019
Marriott Marquis Hotel
10:00 a.m.
Broadway Ballroom
1535 Broadway
(Between 45th and 46th Streets)
New York, NY 10036

Your vote is important to us. You may vote your proxy by internet, telephone or mail. Please vote your proxy at your earliest convenience even if you plan to attend the meeting. Voting instructions appear on the reverse side of this card. Your vote is held in confidence by our outside tabulator, Broadridge Financial Solutions, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at www.proxyvote.com.

COLGATE-PALMOLIVE COMPANY

Proxy Solicited by the Board of Directors
for Annual Meeting on May 10, 2019

The undersigned hereby appoints as proxies, with full power of substitution to each, IAN COOK, HELENE D. GAYLE and STEPHEN I. SADOVE (the Proxy Committee) to vote as designated on the reverse side all shares that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in New York, New York on May 10, 2019 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present, or if only one be present, then by that one.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as set forth on the reverse side of this card. The Proxy Committee cannot vote the shares unless you sign and return this card or vote by internet or telephone in accordance with the applicable instructions.

(Continued and to be signed on the reverse side.)